      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 4, 1997


                                                      REGISTRATION NO. 333-22855
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 4

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                        MELITA INTERNATIONAL CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

            GEORGIA                            3661                          58-1378534
(State or other Jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)         Identification Number)

                             ---------------------
                         5051 PEACHTREE CORNERS CIRCLE
                          NORCROSS, GEORGIA 30092-2500
                                 (770) 239-4000
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                             ---------------------
                                 J. NEIL SMITH
                     PRESIDENT AND CHIEF OPERATING OFFICER
                        MELITA INTERNATIONAL CORPORATION
                         5051 PEACHTREE CORNERS CIRCLE
                          NORCROSS, GEORGIA 30092-2500
                                 (770) 239-4000
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                             ---------------------
                                   COPIES TO:

           JOHN FRANKLIN SMITH, ESQ.                           MARK G. BORDEN, ESQ.
           LARRY W. SHACKELFORD, ESQ.                          BRENT B. SILER, ESQ.
        MORRIS, MANNING & MARTIN, L.L.P.                        HALE AND DORR LLP
         1600 ATLANTA FINANCIAL CENTER                    1455 PENNSYLVANIA AVENUE, N.W.
           3343 PEACHTREE ROAD, N.E.                          WASHINGTON, D.C. 20004
             ATLANTA, GEORGIA 30326                               (202) 942-8400
                 (404) 233-7000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                               ---------------

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                               ---------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
================================================================================

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   SUBJECT TO COMPLETION, DATED JUNE 4, 1997


                                3,500,000 SHARES

                          MELITA(R) INTERNATIONAL LOGO

                                  COMMON STOCK

     All of the shares of Common Stock offered hereby are being sold by the Company. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price of the Common Stock will be between $9.00 and $11.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "MELI," subject to official notice of issuance.

     SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

========================================================================================================
                                   Price to                Underwriting               Proceeds to
                                    Public                 Discount(1)                 Company(2)
--------------------------------------------------------------------------------------------------------
Per Share...............              $                         $                          $
Total(3)................              $                         $                          $
========================================================================================================

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.
(2) Before deducting expenses payable by the Company, estimated at $1,300,000.
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 525,000 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full,
    the Price to Public will total $           , the Underwriting Discount will
    total $           and the Proceeds to Company will total $           . See
    "Underwriting."

     The shares of Common Stock are offered by the several Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at
the office of Montgomery Securities on or about              , 1997.
                            ------------------------

MONTGOMERY SECURITIES                              ROBERTSON, STEPHENS & COMPANY

                                          , 1997

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OFFERED HEREBY, INCLUDING THE ENTRY OF STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                    [ARTWORK/DIAGRAMS DEPICTED IN PROSPECTUS]


1.  Inside front page is captioned:

         "Melita's Command Post(TM) graphical desktop lets supervisors monitor call center activity at a glance." Graphics portray a screen generated by the Company's PhoneFrame(R) CS product. The screen is labeled "Production Monitoring." Features of the screen are highlighted by the following text:

         "   -   Call List Display Panel.  Displays status of active calling lists.

             - The Tool Bar. Brings up different productivity views to monitor and control the activity of a call center.

             - Agent Status Legend. User defined legends to choose conditions or calling states.

             - ViewPort Display Area. Real time production monitoring of agent status using customized floor plans.

             - Trunk State Display Panel. Graphically depicts enabled and disabled trunk states."

2.  Inside front page gate-fold portrays the following:
    Center: Photograph of a Call Center agent and customers speaking over the telephone illustrating the Company's concept of "People To People Communication." Arrows to the top, left, bottom and right of the photograph point to additional diagrams.
    Top: Arrow extending from central photograph points to the word "Applications." Above and to the left of "Applications" is a list of the CTI applications: MPACT, PowerPACT and ActionPACT. Above and to the right of "Applications," the Company's Megellan application is listed.
    Right: Arrow extending from central photograph points to the words "System Management" which are superimposed over a picture of four overlapping screens generated by PhoneFrame CS Command Post Desktop.
    Bottom:  Arrow extending from central photograph points to the text:
    "Applications and solutions for customer communications:
                             - Comprehensive Call Center Solutions
                             - Build and Improve Customer Relationships
                             - Increase Agent Productivity
                             - Reduce Operating Costs"

    Left: Arrow extending from central photograph points to the word "Technology." To the immediate left of "Technology" is a diagram of the Company's call center system.
3. Graphic on page 29 of the prospectus in the "Business" section is labeled "PhoneFrame CS Architecture." The center portion of the graphic depicts a bar labeled "Local Area Network." Below the Local Area Network bar are drawings representing a customer's host computing center, the Company's call processor, the Company's Universal Switch components, the customer's PBX/ACD and a "cloud" labeled "PSTN" (public switch telephone network). Each of these components are linked to the Local Area Network. The Universal Switch, PBX/ACD and PSTN are linked together.

    Above the Local Area Network bar are drawings representing the Company's Universal Workstations and corresponding telephone sets, the Company's Command Post Windows NT and the Company's Universal Server running on a RISC/6000 system with Sybase. The telephone sets are connected to the PBX/ACD with a dotted line. The Command Post and the Universal Server each are connected to the Local Area Network.

4.  Inside back page graphics portray a screen generated by the
    Company's Magellan product. The screen is labeled "Magellan Application Interpreter." The text appearing above the picture of the screen is as follows:
         "Provides agent with information, not just data....

         Magellan(TM) navigates multiple corporate data sources and presents needed information in a Single System Image View(TM). Solutions from basic "screen pops" to sophisticated customer interaction applications can be created and modified on-the-fly without programming. Magellan(TM) allows applications to be developed and deployed quickly, making agents more efficient by presenting them with the information needed to make timely and informed decisions."


The image of the "Magellan Application Interpreter" screen is enhanced by text that highlights Magellan's features as follows:

             - Employs script windows to bring together text and real-time data from multiple resources.

             -   Customer data may be entered with the click of a mouse.

             -   Customizes on-line help functions.

             -   Displays talk time with the call gauge.

             -   Programmable action buttons for background applications.

             - Buttons may be customized to display specific actions and reactions.

             -   Imports visual elements in graphic boxes.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the Combined Financial Statements and Notes thereto, appearing elsewhere in this Prospectus.

                                  THE COMPANY

     Melita International Corporation ("Melita" or the "Company") is a leading provider of customer contact and call management systems that enable businesses to automate call center activities and enhance their telephony-based customer interaction. The Company's principal product, PhoneFrame CS, is used by organizations to increase agent productivity, reduce the costs of call center operations and enhance revenue generation for a broad range of activities, including debt collection, telemarketing and customer service. PhoneFrame CS is an innovative, comprehensive call center solution based on client/server software that integrates with industry standard computing and telephony infrastructures. The Company's customers include leading organizations in industries such as banking, financial services, retail, communications and service bureaus, where businesses are engaged in frequent telephone contact with customers or prospects.

     In many industries, customer retention costs are significantly lower than the costs of customer acquisition. Consequently, many businesses have come to view long-term customer relationships as a key corporate asset and a source of competitive advantage. To build customer loyalty, organizations are leveraging available customer information by disseminating this information to employees responsible for customer interaction in order to enhance the quality of each customer contact. In addition, organizations recognize that telephony-based interaction has become an increasingly effective means of customer contact as telecommunications costs have decreased and enabling technologies such as computer/telephony integration ("CTI") have emerged to automate the customer interaction process.

     According to industry sources, the CTI, outbound call management and automatic call distribution market segments of the worldwide call center systems market aggregated $2.8 billion in 1996 and are expected to grow at a compound annual growth rate of 19.1% to $6.7 billion by 2001. The Company's primary target markets, CTI and outbound call management, were approximately $1.3 billion worldwide in 1996 and are together expected to grow at a compound annual growth rate of 27.6% to $4.4 billion by 2001.

     The Company provides comprehensive solutions to the call center industry based on a scaleable client/server software architecture capable of supporting installations with more than 500 simultaneous users on a single server. PhoneFrame CS provides comprehensive functionality and a user-friendly application development environment designed to provide increased agent productivity, lower telecommunication costs and low nuisance call rates. The Company's software allows call center system managers to control and monitor call center activity at a glance by providing call flow script creation and editing, call campaign configuration, resource definition and management, and system management and reporting capabilities. The Company's products also provide enhanced interaction with customers through front-end applications which utilize real-time access to information to guide call center agents through each step of the customer interaction process. The Company's call management solution leverages existing investments in call center, information and telephony systems.

     The Company currently has over 400 systems in operation worldwide. Selected customers include AirTouch Communications, Inc., BancOne Services Corporation, Barclays Bank PLC, Citicorp, Credicard SA Brazil, Dun & Bradstreet Corporation, Grupo Financiero Bancomer, S.A. de C.V., J.C. Penney Company, Inc., National Westminster Bank and Snyder Communications, Inc. The Company sells its products through a direct sales force in the United States, Canada and the United Kingdom. In 1996, the Company derived approximately 21.0% of its total revenues from sales outside the United States. International distribution is largely through direct sales and value-added resellers ("VARs").

                             ---------------------

     Melita International Corporation is a Georgia corporation organized in 1979. Unless the context otherwise requires, references in this Prospectus to "Melita" or the "Company" refer to Melita International Corporation and its combined affiliates, Melita Europe Limited and Inventions, Inc. The Company's principal executive offices are located at 5051 Peachtree Corners Circle, Norcross, Georgia 30092-2500, and its telephone number is (770) 239-4000.

                                  THE OFFERING

Common Stock offered by the Company....     3,500,000 shares
Common Stock to be outstanding after
the offering...........................     14,643,395 shares(1)
Use of proceeds........................     For (i) repayment of notes payable
                                            to the Company's principal
                                            shareholder, (ii) payment of
                                            undistributed S corporation earnings
                                            and (iii) general corporate purposes
                                            and working capital.
Proposed Nasdaq National Market
symbol.................................     MELI
---------------

(1) Includes 3,143,395 shares of Common Stock to be issued in connection with the combination (the "Combination") of the Company, Melita Europe Limited ("Melita Europe") and Inventions, Inc. ("Inventions") which will occur concurrently with the effective date of this offering. Excludes an aggregate of 1,600,000 shares of Common Stock reserved for issuance under the 1992 Stock Option Plan, the 1997 Stock Option Plan and the Stock Purchase Plan (as defined herein), of which 1,104,097 shares were subject to options outstanding as of the date of this Prospectus at a weighted average exercise price of $3.43 per share. See "Management -- Employee Benefit Plans" and
    Note 6 of the Notes to Combined Financial Statements.

                     SUMMARY COMBINED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                    THREE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                    MARCH 31,
                                  -----------------------------------------------   -------------------
                                   1992      1993      1994      1995      1996       1996       1997
                                  -------   -------   -------   -------   -------   --------   --------
STATEMENT OF OPERATIONS DATA:
Total revenues..................  $24,703   $24,668   $27,156   $35,282   $47,540    $11,021    $14,669
Gross margin....................   16,059    16,563    17,592    21,270    29,183      7,133      8,092
Income from operations..........    3,178     3,649     2,600     4,661     7,348      2,051      2,387
Pro forma net income (1)........  $ 2,157   $ 2,356   $ 1,508   $ 2,955   $ 4,782    $ 1,278    $ 1,425
Pro forma net income per common
  and common equivalent share...                                          $  0.39               $  0.11
                                                                          =======               =======
Pro forma weighted average
  common and common equivalent
  shares outstanding(2).........                                           12,363                12,647
                                                                          =======               =======

                                                                         MARCH 31, 1997
                                                             ---------------------------------------
                                                                                        PRO FORMA
                                                             ACTUAL    PRO FORMA(3)   AS ADJUSTED(4)
                                                             -------   ------------   --------------
BALANCE SHEET DATA:
Working capital (deficit)..................................  $(4,324)    $(5,885)        $ 25,365
Total assets...............................................   28,105      17,478           42,578
Long-term debt, net of current portion.....................       --          --               --
Shareholders' equity (deficit).............................   (1,485)     (3,046)          28,204

---------------

(1) Upon the effective date of this offering, the Company will terminate its status as an S corporation. Thereafter, the Company will be subject to federal and state corporate income taxes. Pro forma net income is presented as if the Company had been subject to corporate income taxes for all periods presented. See "Termination of S Corporation Status and Related Distributions" and Notes 1 and 3 of the Notes to Combined Financial Statements.
(2) See Note 1 of the Notes to Combined Financial Statements.
(3) Pro forma to give effect to the following: (i) the issuance of 3,143,395 shares of Common Stock in connection with the Combination, which will occur concurrently with the effective date of this offering, (ii) the repayment at the closing of this offering of a note payable to the principal shareholder (the "1992

    Note") with a principal balance of $2.4 million and notes payable (the "1997 Notes") of $12.9 million issued in February 1997 representing a portion of the undistributed S corporation earnings at December 31, 1996 (the "Note Repayment"), (iii) the interest accrual of $250,000 relating to the 1997 Notes (the "Interest Accrual"), (iv) the inclusion of current deferred tax assets of $1.1 million due to the termination of the S corporation status (the "Deferred Tax Adjustment") and (v) the payment subsequent to March 31, 1997 of a cash distribution representing estimated undistributed 1997 S corporation earnings of $2.5 million through March 31, 1997 (the "Distribution"). See "Termination of S Corporation Status and Related Distributions," "Use of Proceeds," "Capitalization," "Certain Transactions" and Notes 2, 3 and 8 of the Notes to Combined Financial Statements.
(4) Pro forma as adjusted to give effect to the sale by the Company of the 3,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share and the receipt of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                           FORWARD-LOOKING STATEMENTS

     Information contained in this Prospectus includes "forward-looking statements" that are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. The Company faces many risks and uncertainties, including those described in this Prospectus under the caption "Risk Factors." Because of these many risks and uncertainties, the Company's actual results may differ materially from any results presented in or implied by the forward-looking statements included in this Prospectus.

                             ---------------------

     Except as otherwise noted, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, (ii) gives effect to the recapitalization of the Company's Common Stock whereby each share of the Company's outstanding Voting Common Stock and Non-Voting Common Stock (each having no par value per share) will be converted into 1/100 of a share of voting Common Stock, no par value per share ("Common Stock") and (iii) gives effect to the Combination (as defined in footnote 1 in "The Offering" above). The recapitalization and the Combination will be effected contemporaneously with the effectiveness of this offering. See "Certain Transactions," "Underwriting" and
Note 9 of the Notes to Combined Financial Statements.

     Cancel Dial(R), Melita(R), PhoneFrame(R), Universal Access(R), Universal Server(R) and Universal Switch(R) are registered trademarks or service marks of the Company. ActionPACT(TM), Customer Care(SM), PhoneFrame Command Post(TM), Magellan(TM), MPACT(TM), People to People Communication(TM), PowerPACT(TM), QFlow(TM), Single System Image View(TM), Universal Workstation(TM) and UTP(TM) are trademarks or service marks of the Company. This Prospectus also includes trademarks, service marks and trade names of other companies.

                                  RISK FACTORS

     Prospective investors should consider carefully the following factors, in addition to the other information contained in this Prospectus, in evaluating the Company and its business before purchasing shares of Common Stock offered hereby.

DEPENDENCE ON SINGLE PRODUCT LINE; RISKS ASSOCIATED WITH SERVICING THE MARKET FOR CALL CENTER SOLUTIONS

     The Company currently derives substantially all of its revenues from sales of its PhoneFrame CS product and related services. PhoneFrame CS was introduced in early 1995, and the Company expects that this product and related services will continue to account for a substantial portion of the Company's revenues for the foreseeable future. Although the Company intends to enhance these products and develop related products, the Company expects to continue to focus on providing call center systems as its primary line of business. As a result, any factor adversely affecting the market for call center systems in general, or the PhoneFrame CS product in particular, could adversely affect the Company's business, financial condition and results of operations. The market for call center systems is intensely competitive, highly fragmented and subject to rapid change. The Company's future success will depend on continued growth in the market for call center systems, and there can be no assurance that this market will continue to grow. If this market fails to grow or grows more slowly than the Company currently anticipates, the Company's business, financial condition and results of operations would be materially adversely affected.

RELIANCE ON SIGNIFICANT CUSTOMERS

     The Company has derived and believes that it will continue to derive a significant portion of its revenues in any period from a limited number of large corporate clients. During 1996, the Company's five largest customers accounted for 24.5% of the Company's total revenues. In 1995, the Company's five largest customers accounted for 24.8% of its total revenues. Although the specific customers may change from period to period, the Company expects that large sales to a limited number of customers will continue to account for a significant percentage of its revenues in any particular period for the foreseeable future. Therefore, the loss, deferral or cancellation of an order could have a significant impact on the Company's operating results in a particular quarter. There can be no assurance that its current customers will place additional orders, or that the Company will obtain orders of similar magnitude from other customers. The loss of any major customer or any reduction, delay in or cancellation of orders by any such customer or the failure of the Company to market successfully to new customers could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Customers."

POTENTIAL VARIABILITY OF QUARTERLY FINANCIAL RESULTS

     The Company's revenues and operating results could vary substantially from quarter to quarter. Among the factors that could cause these variations are changes in the demand for the Company's products, the level of product and price competition, the length of the Company's sales process, the size and timing of individual transactions, the mix of products and services sold, software defects and other product quality problems, any delay in or cancellation of customer installations, the Company's success in expanding its direct sales force and indirect distribution channels, the timing of new product introductions and enhancements by the Company or its competitors, customer order deferrals in anticipation of enhancements or new products offered by the Company or its competitors, commercial strategies adopted by competitors, changes in foreign currency exchange rates, customers' fiscal constraints, the Company's ability to control costs and general economic conditions. In addition, a limited number of relatively large customer orders has accounted for and is likely to continue to account for a substantial portion of the Company's total revenues in any particular quarter. Sales of the Company's software products generally involve a significant commitment of management attention and resources by prospective customers. Accordingly, the Company's sales process is often lengthy and subject to delays associated with the long approval process that accompanies significant customer initiatives or capital expenditures. The Company's sales cycle, from initial trial to complete installation, varies substantially from customer to customer. Because a high percentage of the Company's costs are for staffing and operating expenses and are fixed in the short term, based on anticipated revenue levels, variations between anticipated order dates and actual order dates, as well as nonrecurring or unanticipated large orders, can cause significant variations in the Company's operating results from quarter to quarter. As a result of the foregoing factors, the Company's operating results for a future quarter may be below the expectations of securities analysts and investors. In such event, the market price of the Company's Common Stock likely will be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Quarterly Results of Operations."

LIMITED PREDICTABILITY OF SALES DUE TO LENGTHY SALES PROCESS

     The sale of the Company's products generally requires the Company to provide a significant level of education to prospective customers regarding the use and benefits of the Company's products. In addition, implementation of the Company's products involves a significant commitment of resources by prospective customers and is commonly associated with substantial integration efforts which may be performed by the Company or the customer. For these and other reasons, the length of time between the date of initial contact with the potential customer and the installation and use of the Company's products is typically six months or more, and may be subject to delays over which the Company has little or no control. The Company's implementation cycle could be lengthened in the future by increases in the size and complexity of its installations. Delay in or cancellation of sales could have a material adverse effect on the Company's business, financial condition and results of operations, and could cause the Company's operating results to vary significantly from quarter to quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results of Operations."

COMPETITION

     The market for the Company's products is intensely competitive, fragmented and subject to rapid change. Because the Company's principal products are call management systems, which include both software applications and hardware, the Company competes with a variety of companies which provide these components independently or as an integrated system. The Company's primary competitors in the field of integrated inbound/outbound call management systems are Davox Corporation ("Davox"), EIS International, Inc. ("EIS") and Mosaix International, Inc. ("Mosaix"). The Company competes primarily against Davox and Mosaix in the collections segment of the outbound call management systems market, and against EIS in the telemarketing and telesales segments of the inbound/outbound call management systems market. The Company also competes in the CTI segment of the market, where principal competitors include AnswerSoft, Inc., Genesys Telecommunications Laboratories, Inc., Nabnasset Corporation and Brock International, Inc., among others. The Company may face additional competition from PBX/ACD vendors, other telecommunications equipment providers, telecommunications service providers, computer hardware and software vendors and others. The Company generally faces competition from one or more of its principal competitors on major installations and believes that price is a major factor considered by its prospective customers. Increased competition has contributed significantly to price reductions and the Company expects these price reductions to continue. In addition, increased competition may result in reduced operating margins and loss of market share, either of which could materially adversely affect the Company's business, financial condition and results of operations. Many of the Company's current and potential competitors have significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than could the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, financial condition and results of operations. See
"Business -- Competition."

CONTROL BY PRINCIPAL SHAREHOLDER

     Upon completion of this offering, Aleksander Szlam, the Company's Chairman of the Board, Chief Executive Officer and principal shareholder, will beneficially own approximately 76.1% of the outstanding shares of Common Stock (73.5% if the Underwriters' over-allotment option is exercised in full). Accordingly,

Mr. Szlam will be in a position to control the Company through his ability to control any election of members of the Board of Directors, as well as any decision whether to merge or sell the assets of the Company, to adopt, amend or repeal the Company's Amended and Restated Articles of Incorporation and Bylaws, or to take other actions requiring the vote or consent of the Company's shareholders. This concentration of ownership could also discourage bids for the shares of Common Stock at a premium to, or create a depressive effect on, the market price of the Common Stock. See "Principal Shareholders" and "Description of Capital Stock."

COMPETITIVE MARKET FOR PERSONNEL

     The future success of the Company's growth strategy will depend to a significant extent on its ability to attract, train, motivate and retain highly skilled professionals, particularly software developers, sales and marketing personnel and other senior technical personnel. An inability to hire such additional qualified personnel could impair the Company's ability to adequately manage and complete its existing sales and to bid for, obtain and implement new sales. Further, the Company must train and manage its growing employee base, requiring an increase in the level of responsibility for both existing and new management personnel. There can be no assurance that the management personnel and systems currently in place will be adequate or that the Company will be able to assimilate new employees successfully. Highly skilled employees with the education and training required by the Company are in high demand. Accordingly, there can be no assurance that the Company will be successful in attracting or retaining current or future employees. See "Business -- Employees."

RISKS ASSOCIATED WITH TECHNOLOGICAL ADVANCES; NECESSITY OF DEVELOPING NEW
PRODUCTS

     The market for call center systems is subject to rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. As a result, the Company's position in this market could be eroded rapidly by unforeseen changes in customer requirements for application features, functions and technologies. The Company's growth and future operating results will depend in part upon its ability to enhance existing applications and develop and introduce new applications that meet or exceed technological advances in the marketplace, that meet changing customer requirements, that respond to competitive products and that achieve market acceptance. The Company's product development and testing efforts have required, and are expected to continue to require, substantial investments by the Company. There can be no assurance the Company will possess sufficient resources to make these necessary investments. The Company has in the past experienced delays both in developing new products and customizing existing products. These delays have occurred due to the complex nature of the Company's products, difficulties in getting newly developed software code to function properly with existing code, difficulty in recruiting sufficient numbers of programmers with the proper technical skills and capabilities, loss of programmers with existing technical knowledge of the Company's products, changing standards or protocols within the computer and telephony equipment with which the Company's products integrate, inherent limitations in, and unforeseen problems with using, other company or industry products and software, changes in design specifications once technical problems are uncovered, and unforeseen problems with the implementation of a client server architecture and distributed processing. There can be no assurance that the Company will not experience difficulties that could cause such delays in the future. In addition, there can be no assurance that such products will meet the requirements of the marketplace and achieve market acceptance, or that the Company's current or future products will conform to industry standards. If the Company is unable, for technological or other reasons, to develop and introduce new and enhanced products in a timely manner, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business -- Technology, Research and Product Development."

MANAGEMENT OF GROWTH

     The Company has recently experienced significant growth in revenue, operations and personnel. Continued growth will place significant demands on its management and other resources. In particular, the Company will have to continue to increase the number of its personnel, particularly skilled technical, marketing and management personnel, and continue to develop and improve its operational, financial, communications and other internal systems. The Company's inability to manage its growth effectively could have a material adverse effect on the quality of the Company's services and projects, its ability to attract and retain key personnel, its business prospects and its results of operations and financial condition. The Company is currently in the process of implementing a new help-desk information system to upgrade its automated customer support capability. No assurance can be given that the implementation of this system will not result in disruptions to the Company's business. In addition, the Company is in the process of implementing a plan to decentralize its sales and support functions throughout existing and planned regional offices. There can be no assurance that the Company will be successful in implementing this decentralization plan or managing the transition without disruptions in the sales and support functions or that the new decentralized sales and support organization will be effective. Any disruptions resulting from the implementation of the help-desk information system or the decentralization plan, or the failure to implement these changes in a timely manner, could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Employees" and "Management -- Executive Officers and Directors."

INTERNATIONAL OPERATIONS

     Revenue from sales outside the United States in 1994, 1995 and 1996 accounted for 20.9%, 22.5% and 21.0%, respectively, of the Company's total revenues. International operations are subject to inherent risks, including the impact of possible recessionary environments in economies outside the United States, changes in legal and regulatory requirements including those relating to telemarketing activities, changes in tariffs, seasonality of sales, costs of localizing products for foreign markets, longer accounts receivable collection periods and greater difficulty in accounts receivable collection, difficulties and costs of staffing and managing foreign operations, reduced protection for intellectual property rights in some countries, potentially adverse tax consequences and political and economic instability. There can be no assurance that the Company will be able to sustain or increase international revenue, or that the factors listed above will not have a material adverse impact on the Company's international operations. While the Company's expenses incurred in foreign countries typically are denominated in the local currencies, revenues generated by the Company's international sales typically are paid in U.S. dollars or British pounds. Accordingly, while exposure to currency fluctuations to date has been insignificant, there can be no assurance that fluctuations in currency exchange rates in the future will not have a material adverse impact on the Company's international operations. The Company currently does not engage in currency hedging activities.

     A significant element of the Company's business strategy is to continue expansion of its operations in international markets. This expansion has required and will continue to require significant management attention and financial resources to develop international sales channels. Because of the difficulty in penetrating new markets, there can be no assurance that the Company will be able to maintain or increase international revenues. To the extent that the Company is unable to do so, the Company's financial condition and results of operations could be materially adversely affected. See "Business -- Strategy."

RISK OF SOFTWARE DEFECTS; DEPENDENCE ON THIRD-PARTY SOFTWARE

     Software products as complex as those offered by the Company may contain errors that may be detected at any point in the products' life cycles. The Company has, in the past, discovered software errors in certain of its products and has experienced delays in shipment of products during the period required to correct these errors. In particular, the call center environment is characterized by a wide variety of standard and non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time consuming. There can be no assurance that, despite extensive testing by the Company and by current and potential customers, errors will not be found, resulting in a loss of, or delay in, market acceptance and sales, diversion of development resources, injury to the Company's reputation or increased service and warranty cost, any of which could have a material adverse affect on the Company's business, financial condition and results of operations. Certain software used in the Company's products is licensed by the Company from third parties. There can be no assurance that the Company will continue to be able to resell this software under its licenses or, if any licensor terminates its agreement with the Company, that the

Company will be able to develop or otherwise procure replacement software from another supplier on a timely basis or on commercially reasonable terms. In addition, such third-party software may contain errors that would be difficult for the Company to detect and correct.

POTENTIAL LIABILITY TO CLIENTS

     The Company's products may be critical to the operations of its clients' businesses and provide benefits that may be difficult to quantify. Any failure in a Company product or a client's system could result in a claim for substantial damages against the Company, regardless of the Company's responsibility for such failure. Although the Company attempts to limit contractually its liability for damages arising from product failures or negligent acts or omissions, there can be no assurance the limitations of liability set forth in its contracts will be enforceable in all instances or would otherwise protect the Company from liability for damages. Although the Company maintains general liability insurance coverage, including coverage for product liability and errors or omissions, there can be no assurance that such coverage will continue to be available on reasonable terms or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The successful assertion of one or more large claims against the Company that exceed available insurance coverage or changes in the Company's insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect the Company's results of operations and financial condition.

RISKS ASSOCIATED WITH POSSIBLE ACQUISITIONS

     The Company may in the future engage in selective acquisitions of businesses that are complementary to those of the Company, including other providers of call management or CTI solutions or technology. While the Company has from time to time in the past considered acquisition opportunities, it has never acquired a significant business and has no existing agreements or commitments to effect any acquisition. Accordingly, there can be no assurance that the Company will be able to identify suitable acquisition candidates available for sale at reasonable prices, consummate any acquisition or successfully integrate any acquired business into the Company's operations. Further, acquisitions may involve a number of additional risks, including diversion of management's attention, failure to retain key acquired personnel, unanticipated events or circumstances and legal liabilities, some or all of which could have a material adverse effect on the Company's results of operations and financial condition. Problems with an acquired business could have a material adverse impact on the performance of the Company as a whole. The Company expects to finance any future acquisitions with the proceeds of this offering as well as with possible debt financing, the issuance of equity securities (common or preferred stock) or a combination of the foregoing. There can be no assurance that the Company will be able to arrange adequate financing on acceptable terms. If the Company were to proceed with one or more significant future acquisitions in which the consideration consisted of cash, a substantial portion of the Company's available cash (possibly including a portion of the proceeds of this offering) could be used to consummate the acquisitions. If the Company were to consummate one or more significant acquisitions in which the consideration consisted of stock, shareholders of the Company could suffer significant dilution of their interests in the Company. Many business acquisitions must be accounted for as a purchase. Most of the businesses that might become attractive acquisition candidates for the Company are likely to have significant intangible assets and acquisition of these businesses, if accounted for as a purchase, would typically result in substantial goodwill amortization charges to the Company, reducing future earnings. In addition, such acquisitions could involve non-recurring acquisition-related charges, such as the write-off or write-down of software development costs or other intangible items.

TERMINATION OF S CORPORATION STATUS AND SUBSTANTIAL DISTRIBUTION OF OFFERING PROCEEDS TO CURRENT SHAREHOLDERS; OTHER BENEFITS TO PRINCIPAL SHAREHOLDER

     Since September 1, 1988, the Company has been treated for federal income tax purposes as an S corporation under the Internal Revenue Code of 1986, as amended (the "Code"). Upon the effective date of this offering (the "Termination Date"), the Company will terminate its status as an S corporation under the Code and thereafter will be subject to federal and state income taxes.

     The Company will use a substantial portion of the proceeds of this offering to make the following payments to its principal shareholder: (i) repayment of the 1992 Note and the 1997 Notes, aggregating approximately $15.3 million, and
(ii) a distribution of accumulated 1997 S corporation earnings. Purchasers of Common Stock in this offering will not receive any portion of the S corporation distribution. See "Termination of S Corporation Status and Related Distributions," "Use of Proceeds," "Certain Transactions" and Note 3 of the Notes to Combined Financial Statements.

REGULATORY ENVIRONMENT

     Certain uses of outbound call processing systems are regulated by federal, state and foreign laws and regulations. While the Company's systems are generally designed to operate in compliance with these laws and regulations through the use of appropriate calling lists and calling campaign time parameters, compliance with these laws and regulations may limit the usefulness of the Company's products to its customers and potential customers, and these laws and regulations could therefore adversely affect demand for the Company's products. In addition, there can be no assurance that future legislation or regulatory activity further restricting telephone practices, if enacted, would not adversely affect the Company. See "Business -- Regulatory Environment."

INTELLECTUAL PROPERTY RIGHTS

     The Company relies on a combination of patent, copyright, trade secret and trademark laws, confidentiality procedures and contractual provisions to protect its proprietary rights in its products and technology. There can be no assurance, however, that these measures will be adequate to protect its trade secrets and proprietary technology. Further, the Company may be subject to additional risks as it enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of the Company's rights may be ineffective in such countries. Litigation to defend and enforce the Company's intellectual property rights could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations, regardless of the final outcome of such litigation. Despite the Company's efforts to safeguard and maintain its proprietary rights both in the United States and abroad, there can be no assurance that the Company will be successful in doing so or that the steps taken by the Company in this regard will be adequate to deter misappropriation or independent third-party development of the Company's technology or to prevent an unauthorized third party from copying or otherwise obtaining and using the Company's products or technology. There can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by the Company. Any such events could have a material adverse affect on the Company's business, financial condition and results of operations.

     The Company has entered into agreements with certain of its distributors giving them a limited, non-exclusive right to use portions of the Company's source code to create foreign language versions of the Company's products for distribution in foreign markets. In addition, the Company has entered into agreements with a small number of its customers requiring the Company to place its source code in escrow. These escrow arrangements typically provide that these customers have a limited, non-exclusive right to use such code in the event that there is a bankruptcy proceeding by or against the Company, if the Company ceases to do business or if the Company fails to meet its support obligations. These arrangements may increase the likelihood of misappropriation by third parties.

     As the number of call management software applications in the industry increases and the functionality of these products further overlaps, software development companies like the Company may increasingly become subject to claims of infringement or misappropriation of the intellectual property rights of others. Although the Company believes that its software components and other intellectual property do not infringe on the intellectual property rights of others, there can be no assurance that such a claim will not be asserted against the Company in the future, that assertion of such claims will not result in litigation or that the Company would prevail in such litigation or be able to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms. Furthermore, litigation, regardless of its outcome, could result in substantial cost to the Company, divert management's attention from the Company's operations and delay customer purchasing decisions. Any infringement claim or litigation against the Company could, therefore, have a material adverse effect on the Company's results of operations and financial condition. See "Business -- Proprietary Rights."

DEPENDENCE ON KEY PERSONNEL

     The Company's success will depend in large part upon the continued availability of the services of Aleksander Szlam, the Company's Chairman and Chief Executive Officer, and J. Neil Smith, the Company's President and Chief Operating Officer. Although the Company has employment agreements with Mr. Szlam and Mr. Smith, these agreements do not obligate either of them to continue his employment with the Company. There can be no assurance that the Company will be able to retain the services of Messrs. Szlam and Smith. The Company does not maintain key man life insurance on Mr. Szlam or Mr. Smith. The loss of the services of one or both of them would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

BROAD MANAGEMENT DISCRETION AS TO USE OF PROCEEDS

     A substantial portion of the net proceeds to be received by the Company in connection with this offering is allocated to working capital and general corporate purposes. Accordingly, management will have broad discretion with respect to the expenditure of such proceeds. Purchasers of shares of Common Stock offered hereby will be entrusting their funds to the Company's management, upon whose judgment they must depend, with limited information concerning the specific working capital requirements and general corporate purposes to which the funds will ultimately be applied. See "Use of Proceeds."

CERTAIN ANTI-TAKEOVER PROVISIONS

     The Board of Directors has authority to issue up to 20,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of the preferred stock without further vote or action by the Company's shareholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock that may be issued in the future. While the Company has no present intention to issue shares of preferred stock, such issuance could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company's Amended and Restated Articles of Incorporation and Bylaws contain provisions that may discourage proposals or bids to acquire the Company. These provisions could have the effect of making it more difficult for a third party to acquire control of the Company and adversely affect prevailing market prices for the Common Stock. See "Description of Capital Stock -- Certain Articles of Incorporation and Bylaw Provisions" and "Certain Provisions of Georgia Law."

SHARES ELIGIBLE FOR FUTURE SALE

     Upon the closing of this offering, the Company will have 14,643,395 shares of Common Stock outstanding. The 3,500,000 shares of Common Stock sold in this offering will be freely tradable without restriction or limitation under the Securities Act of 1933, as amended (the "Securities Act"), except for shares purchased by "affiliates" (as defined under the Securities Act). The remaining 11,143,395 shares of Common Stock will become eligible for sale beginning in February 1998 subject to the volume and other limitations of Rule 144 under the Securities Act. All of the officers, directors and existing shareholders of the Company are subject to lock-up agreements under which they have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of Montgomery Securities. Upon completion of this offering, the Company will have 1,600,000 shares of Common Stock reserved for issuance under its stock plans, of which 1,104,097 shares are subject to outstanding options. Promptly following the completion of this offering, the Company intends to file one or more registration statements on Form S-8 to register these shares. Sales of substantial amounts of Common Stock in the public markets, pursuant to Rule 144 or otherwise, or the availability of such shares for sale could adversely affect the prevailing market prices for the Common Stock and impair the Company's ability to raise additional capital through the sale of equity securities in the future should it desire to do so. See "Management -- Employee Benefit Plans" and "Shares Eligible for Future Sale."

NO PRIOR PUBLIC MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this offering, there has been no public market for the Common Stock. Although the Company has made application for the quotation of the Common Stock on the Nasdaq National Market, there can be no assurance that an active trading market will develop or be sustained after the offering. The initial public offering price of the Common Stock offered hereby will be determined by negotiation between the Company and the Representatives of the Underwriters and may bear no relationship to the market price of the Common Stock after the offering. The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. In addition, the securities markets have experienced significant price and volume fluctuations from time to time that have often been unrelated or disproportionate to the operating performance of particular companies. Any announcement with respect to any adverse variance in revenue or earnings from levels generally expected by securities analysts or investors for a given period would have an immediate and significant adverse effect on the trading price of the Common Stock. In addition, factors such as announcements of technological innovations or new products by the Company, its competitors or third parties, rumors of such innovations or new products, changing conditions in the market for call center systems, changes in estimates by securities analysts, announcements of extraordinary events, such as acquisitions or litigation, or general economic conditions may have a significant adverse impact on the market price of the Common Stock. See "Underwriting."

DILUTION

     The purchasers of the Common Stock offered hereby will experience immediate and significant dilution in the pro forma net tangible book value of the Common Stock from the initial public offering price. See "Dilution."

         TERMINATION OF S CORPORATION STATUS AND RELATED DISTRIBUTIONS

     Since September 1, 1988, the Company has elected to operate under Subchapter S of the Code and comparable provisions of certain state income tax laws. An S corporation generally is not subject to income tax at the corporate level (with certain exceptions under state income tax laws). Instead, the S corporation's income generally passes through to shareholders and is taxed on their personal income tax returns. As a result, the Company's earnings have been taxed for federal and state income tax purposes, with certain exceptions, directly to the existing shareholders of the Company.

     Upon the effective date of this offering (the "Termination Date"), the Company will terminate its status as an S corporation under the Code. All undistributed S corporation earnings through the Termination Date will be distributed to the Company's principal shareholder using a portion of the net proceeds of this offering. At December 31, 1996, the undistributed S corporation earnings of the Company were estimated to be $14.4 million. Subsequent to December 31, 1996, the Company distributed these amounts to its principal shareholder, including a distribution of $1.5 million in cash and the issuance of the 1997 Notes having an aggregate principal amount of $12.9 million. The 1997 Notes bear interest at a rate equal to the applicable federal rate under the Code (currently 5.7%) and will accrue interest of approximately $250,000 through the expected Termination Date. The 1997 Notes will be repaid in full using a portion of the proceeds of this offering. As of March 31, 1997, undistributed 1997 S corporation earnings were estimated to be $2.5 million, $1.8 million of which was distributed by the Company in April 1997. The Company expects to accumulate additional earnings through the Termination Date. The Company currently estimates that such additional earnings will be between $1.0 million and $3.0 million, although the actual amount of such earnings may vary significantly. These accumulated earnings will be distributed to the principal shareholder using a portion of the net proceeds of this offering. The actual amount of this distribution will be reduced to the extent additional distributions of 1997 accumulated earnings are made by the Company to the principal shareholder prior to the Termination Date with other corporate funds.

     The principal shareholder has agreed to indemnify the Company should its status as an S Corporation during any portion of the period for which it claimed such status in federal or state income tax filings ever be successfully challenged. See "Risk Factors -- Termination of S Corporation Status and Substantial Distribution of Offering Proceeds to Current Shareholders; Other Benefits to Principal Shareholder," "Use of Proceeds" and "Certain Transactions."

     In connection with the termination of its S corporation status, the Company will report an increase in earnings which will be recognized in the quarter during which the Termination Date occurs with the addition of approximately $1.1 million in deferred tax assets.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 3,500,000 shares of Common Stock offered hereby are estimated to be approximately $31.3 million ($36.1 million if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $10.00 per share and after deducting estimated underwriting discounts and estimated expenses payable by the Company in connection with the offering.

     From the net proceeds of the offering, the Company will make the following payments to its principal shareholder: (i) repayment of the $12.9 million principal balance of the 1997 Notes, together with accrued interest thereon which the Company estimates will then be $250,000, (ii) repayment of the 1992 Note, which the Company expects will then have a principal balance of $2.3 million, (iii) the payment of undistributed S corporation earnings through March 31, 1997, of approximately $700,000, and (iv) a distribution of all undistributed accumulated S corporation earnings for the period from April 1, 1997 through the effective date. The Company currently estimates that the undistributed accumulated earnings as of the estimated effective date will be between $1.0 million and $3.0 million, although the actual amount of such earnings may vary significantly. The actual amount of this distribution will be reduced to the extent any prior distributions of 1997 accumulated earnings are made by the Company to its principal shareholder.

     The 1997 Notes and the 1992 Note were issued to reflect the distribution of accumulated earnings to the principal shareholder. The 1997 Notes bear interest at the minimum rate required to avoid imputation of interest using the applicable federal rate under the Code (currently 5.7%). Payment of the 1997 Notes is due in full upon demand. The 1992 Note bears interest at a rate equal to the prime rate plus 1% per annum. Interest on the note is payable monthly, and principal is payable in 16 equal quarterly installments beginning July 1, 1996. The 1992 Note contains an acceleration provision at the option of the noteholder upon certain designated changes in ownership, which was triggered by changes in the capital structure in February 1997. See "Termination of S Corporation Status and Related Distributions" and "Certain Transactions."

     The remainder of the net proceeds will be used for working capital and other general corporate purposes. Such purposes may include possible acquisitions of, or investments in, businesses and technologies that are complementary to those of the Company. The Company has no specific agreements, commitments or understandings with respect to any such acquisitions or investments. Pending application of the net proceeds as described above, the Company intends to invest the net proceeds in short-term, interest-bearing securities. See "Risk Factors -- Broad Management Discretion as to Use of Proceeds." The Company is proceeding with the offering at this time in part to establish a public trading market for shares of the Common Stock (including shares issuable pursuant to the exercise of options) in what the Company perceives as favorable market conditions.

                                DIVIDEND POLICY

     The Company historically has made substantial distributions to its shareholders related to its S corporation status and the resulting tax payment obligations imposed on its shareholders, including a total since January 1, 1995 of $12.1 million in cash and $12.9 million in the form of the 1997 Notes. Other than the distribution to be made to the Company's principal shareholder described under "Termination of S Corporation Status and Related Distributions," the Company does not intend to declare or pay cash dividends in the foreseeable future. Management anticipates that all earnings and other cash resources of the Company, if any, will be retained by the Company for investment in its business.

                                 CAPITALIZATION

     The following table sets forth the short-term indebtedness and capitalization of the Company at March 31, 1997 on an actual, pro forma and pro forma as adjusted basis. This table should be read in conjunction with the Company's Combined Financial Statements and Notes thereto.

                                                                        MARCH 31, 1997
                                                              -----------------------------------
                                                                          PRO        PRO FORMA
                                                              ACTUAL    FORMA(1)   AS ADJUSTED(2)
                                                              -------   --------   --------------
                                                                        (IN THOUSANDS)
Current portion of long term debt...........................  $15,352   $15,352       $    15
                                                              =======   =======       =======
Long-term debt, net of current portion......................  $    --   $    --       $    --
Shareholders' equity:
  Preferred stock:
     Melita International Corporation, no par value,
       20,000,000 shares authorized(3), no shares issued or
       outstanding..........................................       --        --            --
  Common stock:
     Melita International Corporation, no par value;
       100,000,000 shares authorized(3); 8,000,000 shares
       issued and outstanding, actual; 11,143,395 shares
       issued and outstanding, pro forma; 14,643,395 shares
       issued and outstanding, pro forma as adjusted(4).....        2        69        31,319
     Melita Europe Limited, L1 par value; 50,000 shares
       authorized; 31,128 shares issued and outstanding
       actual; no shares issued or outstanding pro forma or
       pro forma as adjusted................................       46        --            --
     Inventions, Inc., $5 par value; 100 shares authorized;
       100 shares issued and outstanding actual; no shares
       issued or outstanding pro forma or pro forma as
       adjusted.............................................        1        --            --
  Additional paid-in capital................................       20        --            --
  Cumulative foreign currency translation adjustment........       13        13            13
  Retained earnings.........................................   (1,567)   (3,128)       (3,128)
                                                              -------   -------       -------
          Total shareholders' equity........................   (1,485)   (3,046)       28,204
                                                              -------   -------       -------
               Total capitalization.........................  $(1,485)  $(3,046)      $28,204
                                                              =======   =======       =======

---------------

(1) Pro forma to give effect to (i) the issuance of 3,143,395 shares of Common Stock in connection with the Combination, (ii) the Note Repayment, (iii) the Interest Accrual, (iv) the Deferred Tax Adjustment and (v) the Distribution. See "Termination of S Corporation Status and Related Distributions," "Use of Proceeds," "Certain Transactions" and Notes 2, 3 and 8 of the Notes to Combined Financial Statements included elsewhere in this prospectus.
(2) Pro forma as adjusted to give effect to the sale by the Company of the 3,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share and the receipt of the estimated net proceeds therefrom. See "Use of Proceeds."
(3) Gives effect to an amendment to the Company's Articles of Incorporation to be filed after December 31, 1996 to increase its authorized capital stock.
(4) Actual, pro forma and pro forma as adjusted shares issued and outstanding exclude an aggregate of 1,600,000 shares of Common Stock reserved for issuance under the 1992 Stock Option Plan, the 1997 Stock Option Plan and the Stock Purchase Plan, of which 1,104,097 shares were subject to options outstanding as of the date of this Prospectus at a weighted average exercise price of $3.43 per share. See "Management -- Employee Benefit Plans" and Note 6 of the Notes to Combined Financial Statements.

                                    DILUTION

     The net tangible book deficit of the Common Stock as of March 31, 1997 was approximately $(1.5 million) or $(.19) per share. The pro forma net tangible book deficit of the Common Stock as of March 31, 1997 was approximately $(3.1 million) or $(.27) per share. The pro forma net tangible book deficit per share represents the excess of the Company's total liabilities over total tangible assets, divided by the total number of shares of Common Stock outstanding, after giving effect to the Combination, the Distribution and the Deferred Tax Adjustment.

     After giving effect to the sale by the Company of the 3,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share, and the receipt of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company (total tangible assets less total liabilities) as of March 31, 1997 would have been approximately $28.2 million, or $1.93 per share. This represents an immediate increase in pro forma net tangible book value of $2.20 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $8.07 per share to purchasers of Common Stock in this offering, as illustrated in the following table:

Assumed initial public offering price per share....................   $10.00
                                                                      ------
  Net tangible book value per share as of March 31, 1997....  $(.19)
  Decrease per share attributable to pro forma
     adjustments............................................   (.08)
                                                              -----
  Pro forma net tangible book deficit per share as of March
     31, 1997...............................................   (.27)
  Increase per share attributable to new investors..........   2.20
                                                              -----
Pro forma net tangible book value per share as of March 31, 1997
  after the offering...............................................     1.93
                                                                      ------
Dilution per share to new investors................................   $ 8.07
                                                                      ======

     The following table sets forth, as of March 31, 1997, on a pro forma basis after giving effect to the issuance of shares of Common Stock in connection with the Combination, the number of shares of Common Stock issued by the Company and the total consideration and the average price per share paid by the existing shareholders and new investors, assuming the sale by the Company of 3,500,000 shares of Common Stock at an assumed initial public offering price of $10.00 per share, and before deducting the estimated underwriting discount and estimated offering expenses:

                               SHARES PURCHASED        TOTAL CONSIDERATION
                             ---------------------    ----------------------    AVERAGE PRICE
                               NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                             ----------    -------    -----------    -------    -------------
Existing shareholders....    11,143,395      76.1%    $    69,000       0.2%       $ 0.01
New investors............     3,500,000      23.9      35,000,000      99.8        $10.00
                             ----------     -----     -----------     -----
          Total..........    14,643,395     100.0%    $35,069,000     100.0%
                             ==========     =====     ===========     =====

     Assuming full exercise of the Underwriters' over-allotment option, the percentage of shares held by existing shareholders would be 73.5% of the total number of shares of Common Stock to be outstanding after the offering, and the number of shares held by new investors would be increased to 4,025,000 shares, or 26.5% of the total number of shares of Common Stock to be outstanding after the offering. See "Principal Shareholders."

     Following the closing of this offering, the Company will have outstanding options to acquire approximately 1,104,097 shares of Common Stock at exercise prices ranging from $2.75 to $5.50 per share and a weighted average exercise price of $3.43 per share. The exercise of these options would have the effect of increasing the net tangible book value dilution to new investors in this offering.

                        SELECTED COMBINED FINANCIAL DATA

     The selected combined financial data of the Company set forth below should be read in conjunction with the Combined Financial Statements of the Company, including the Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The combined statement of operations data for the years ended December 31, 1994, 1995 and 1996 and the combined balance sheet data as of December 31, 1995 and 1996 are derived from, and are qualified by reference to, the combined financial statements audited by Arthur Andersen LLP and included elsewhere in this Prospectus. The combined statement of operations data for the years ended December 31, 1992 and 1993 and the combined balance sheet data as of December 31, 1992, 1993 and 1994 are derived from unaudited combined financial statements. The combined financial data for the three months ended March 31, 1996 and 1997 has been derived from the unaudited financial statements of the Company, but includes all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the results of operations for the periods presented. The results of operations for the three month period ended March 31, 1997 may not be indicative of the operating results that may be expected for the Company's fiscal year ended December 31, 1997.

                                                                                                             THREE MONTHS
                                                                                                                 ENDED
                                                                     YEAR ENDED DECEMBER 31,                   MARCH 31,
                                                         -----------------------------------------------   -----------------
                                                          1992      1993      1994      1995      1996      1996      1997
                                                         -------   -------   -------   -------   -------   -------   -------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues:
  Product..............................................  $19,047   $17,709   $18,186   $24,620   $32,077   $ 7,691   $10,265
  Service..............................................    5,656     6,959     8,970    10,662    15,463     3,330     4,404
                                                         -------   -------   -------   -------   -------   -------   -------
        Total revenues.................................   24,703    24,668    27,156    35,282    47,540    11,021    14,669
Cost of revenues:
  Product..............................................    5,298     5,181     6,310     8,730    11,494     2,449     3,836
  Service..............................................    3,346     2,924     3,254     5,282     6,863     1,439     1,931
                                                         -------   -------   -------   -------   -------   -------   -------
        Total cost of revenues.........................    8,644     8,105     9,564    14,012    18,357     3,888     5,767
                                                         -------   -------   -------   -------   -------   -------   -------
Gross margin...........................................   16,059    16,563    17,592    21,270    29,183     7,133     8,902
Operating expenses:
  Research and development.............................    3,952     3,386     3,660     4,050     5,070       945     1,381
  Selling, general and administrative..................    8,929     9,528    11,332    12,559    16,765     4,137     5,134
                                                         -------   -------   -------   -------   -------   -------   -------
        Total operating expenses.......................   12,881    12,914    14,992    16,609    21,835     5,082     6,515
                                                         -------   -------   -------   -------   -------   -------   -------
Income from operations.................................    3,178     3,649     2,600     4,661     7,348     2,051     2,387
Other income (expense), net............................      216       186        46        88       261       (11)      (51)
                                                         -------   -------   -------   -------   -------   -------   -------
Income before income taxes.............................    3,394     3,835     2,646     4,749     7,609     2,040     2,336
Income tax provision (benefit).........................      (19)       25       (26)       --        --        --        16
                                                         -------   -------   -------   -------   -------   -------   -------
Net income before pro forma income tax provision.......    3,413     3,810     2,672     4,749     7,609     2,040     2,320
Pro forma income taxes(1)..............................    1,256     1,454     1,164     1,794     2,827       762       895
                                                         -------   -------   -------   -------   -------   -------   -------
Pro forma net income(1)................................  $ 2,157   $ 2,356   $ 1,508   $ 2,955   $ 4,782   $ 1,278   $ 1,425
                                                         =======   =======   =======   =======   =======   =======   =======
Pro forma net income per common and common equivalent
  share................................................                                          $  0.39             $  0.11
                                                                                                 =======             =======
Pro forma weighted average common and common equivalent
  shares outstanding(2)................................                                          $12,363             $12,647
                                                                                                 =======             =======

                                                                DECEMBER 31,                          MARCH 31, 1997
                                               -----------------------------------------------    -----------------------
                                                1992      1993      1994      1995      1996      ACTUAL     PRO FORMA(3)
                                               -------   -------   -------   -------   -------    -------    ------------
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficit)....................  $ 7,831   $ 8,955   $ 8,594   $ 6,904   $ 8,124    $(4,324)     $(5,885)
Total assets.................................   13,076    15,679    17,635    20,928    27,069     28,105       17,478
Long-term debt, net of current portion.......    3,176     3,111     3,068     2,644        --         --           --
Total shareholders' equity (deficit).........    6,143     7,385     7,103     6,657    10,872     (1,485)      (3,046)

---------------

(1) Upon the effective date of this offering, the Company will terminate its status as an S corporation. Thereafter, the Company will be subject to federal and state income taxes. Pro forma net income is presented as if the Company had been subject to corporate income taxes for all periods presented. See "Termination of S Corporation Status and Related Distributions," and Notes 1 and 3 of the Notes to Combined Financial Statements.
(2) See Note 1 of the Notes to Combined Financial Statements.
(3) Presented on a pro forma basis to give effect to (i) the issuance of 3,143,395 shares of Common Stock in connection with the Combination, (ii) the Distribution, (iii) the Interest Accrual, (iv) the Deferred Tax Adjustment and (v) the Note Repayment. See "Termination of S Corporation Status and Related Distributions," "Use of Proceeds," "Capitalization," "Certain Transactions" and Notes 2, 3 and 8 of the Notes to Combined Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Melita is a leading provider of customer contact and call management systems that enable customers to operate efficient call centers. The Company's principal product, PhoneFrame CS, is an integrated system comprised of both hardware and software based on open, client/server architecture. Melita offers ongoing maintenance support of its products. The Company also offers fee-based installation, training and consulting services. Historically, the Company has internally generated the funds necessary for its growth through profits and cash provided by operating activities.

     In 1988, the Company introduced its first call management solution, based on digital voice technology and the DOS operating system, driving revenue growth from $10.8 million to $24.7 million during the period from 1989 to 1992. The Company introduced Staccato, a UNIX-based client/server version of its call center software, in 1992. Due to the slow market acceptance of client/server call center solutions, the Company's revenues were relatively flat from 1992 to 1994. In 1994, the Company introduced Interlude, a more open, scaleable and standards-based version of the product, and in 1995 the Company made significant additions to its management team, sales and marketing efforts and installation and support capabilities, which contributed to growth of 29.9% in total revenues from 1994 to 1995.

     The Company's revenues are derived primarily from two sources: (i) product license fees for the use of the Company's software products and revenues from sales of related computer and telephony hardware to utilize the software and
(ii) service fees for ongoing system support, maintenance, installation, training and consulting services. The Company recognizes product revenue upon shipment of the product and when the Company has no significant obligations yet to be satisfied. Revenues from maintenance contracts are recognized ratably over the term of the support period. Revenues from consulting, installation and training services are recognized as the services are performed.

     Cost of product revenues primarily includes cost of material and assembly of components for products shipped, together with salaries and benefits of production personnel. Cost of service revenues consists primarily of salaries and benefits of customer support and field service personnel. Cost of service revenues includes related operating costs such as training, computer support and travel costs. The Company contracts with third parties to provide maintenance on hardware provided as part of the Company's systems.

     Research and development expenses primarily consist of salaries and benefits of engineering personnel involved with software and voice processing technology development. Also included are costs for subcontracted development projects and expendable equipment purchases.

     Selling, general and administrative expenses consist primarily of salaries, commissions and benefits of sales, marketing, administrative, finance and human resources personnel. Also included are marketing expenditures, travel, rent and other costs.

     Total revenues from sales outside the United States accounted for 20.9%, 22.5%, and 21.0% of the Company's total revenues for 1994, 1995 and 1996, respectively. The Company relies on VARs to sell, install and support its products in countries outside of the United States, Canada and the United Kingdom. The Company's international revenues are primarily denominated in U.S. dollars or British pounds. The Company's expenses incurred in foreign countries are typically denominated in local currencies. The Company has recognized foreign exchange gains (losses) of approximately $31,000, $(2,000) and $162,000 in 1994, 1995 and 1996, respectively. There can be no assurance that future fluctuations in currency exchange rates will not have a material adverse impact on the Company's future international operations.

RESULTS OF OPERATIONS

     The following table sets forth certain statement of operations data as a percentage of total revenues for the periods indicated:

                                                                             THREE MONTHS
                                                          YEAR ENDED             ENDED
                                                         DECEMBER 31,          MARCH 31,
                                                     ---------------------   -------------
                                                     1994    1995    1996    1996    1997
                                                     -----   -----   -----   -----   -----
Net revenues:
  Product..........................................   67.0%   69.8%   67.5%   69.8%   70.0%
  Service..........................................   33.0    30.2    32.5    30.2    30.0
                                                     -----   -----   -----   -----   -----
          Total revenues...........................  100.0   100.0   100.0   100.0   100.0
                                                     -----   -----   -----   -----   -----
Cost of revenues:
  Product..........................................   23.2    24.7    24.2    22.2    26.1
  Service..........................................   12.0    15.0    14.4    13.1    13.2
                                                     -----   -----   -----   -----   -----
          Total cost of revenues...................   35.2    39.7    38.6    35.3    39.3
                                                     -----   -----   -----   -----   -----
Gross margin.......................................   64.8    60.3    61.4    64.7    60.7
                                                     -----   -----   -----   -----   -----
Operating expenses:
  Research and development.........................   13.5    11.5    10.7     8.6     9.4
  Selling, general and administrative..............   41.7    35.6    35.2    37.5    35.0
                                                     -----   -----   -----   -----   -----
          Total operating expenses.................   55.2    47.1    45.9    46.1    44.4
                                                     -----   -----   -----   -----   -----
Income from operations.............................    9.6    13.2    15.5    18.6    16.3
Other income (expense), net........................    0.2     0.3     0.5    (0.1)   (0.4)
                                                     -----   -----   -----   -----   -----
Income before income taxes.........................    9.8    13.5    16.0    18.5    15.9
Income tax benefit (provision).....................    0.1      --      --      --    (0.1)
                                                     -----   -----   -----   -----   -----
Net income before pro forma income taxes...........    9.9    13.5    16.0    18.5    15.8
                                                     -----   -----   -----   -----   -----
Pro forma income taxes.............................    4.3     5.1     6.0     6.9     6.1
                                                     -----   -----   -----   -----   -----
Pro forma net income...............................    5.6%    8.4%   10.0%   11.6%    9.7%
                                                     =====   =====   =====   =====   =====

     The following table sets forth, for each component of net revenues, the cost of such revenues as a percentage of such revenues for the periods indicated:

                                                                         THREE MONTHS
                                                   YEAR ENDED               ENDED
                                                  DECEMBER 31,            MARCH 31,
                                             -----------------------    --------------
                                             1994     1995     1996     1996     1997
                                             -----    -----    -----    -----    -----
Cost of product revenues...................   34.7%    35.5%    35.8%    31.8%    37.4%
Cost of service revenues...................   36.3%    49.5%    44.4%    43.2%    43.8%

  THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31,
1996

     Revenues. Total revenues increased 33.1% to $14.7 million in the first quarter of 1997 from $11.0 million in the first quarter of 1996. Revenues from product sales increased 33.5% to $10.3 million in the first quarter of 1997 from $7.7 million in the first quarter of 1996. The increase in product revenues was due to demand for the Company's products, increased marketing and sales efforts and the introduction of a new product feature, Magellan CS in the fourth quarter of 1996, which increased sales of the Company's systems. Service revenues increased 32.3% to $4.4 million in the first quarter of 1997, or 30.0% of total revenues, from $3.3 million in the first quarter of 1996, or 30.2% of total revenues. Service revenues increased primarily due to an increase in the number of contractual maintenance agreements and also from revenues generated from installation and training.

     Cost of Revenues. Total cost of revenues was $5.8 million in the first quarter of 1997, representing a 48.7% increase over total cost of revenues of $3.9 million in the first quarter of 1996. Total cost of revenues represented 39.3% and 35.3% of total revenues in the first quarters of 1997 and 1996, respectively. Cost of product revenues was $3.8 million in the first quarter of 1997, or 37.4% of product revenues, increasing by

56.6% from $2.4 million in the first quarter of 1996, or 31.8% of product revenues. Cost of product revenues increased as percentage of product revenues due to lower unit sales prices and a change in the size and mix of the products shipped. Cost of service revenues was $1.9 million in the first quarter of 1997, or 43.8% of service revenues, increasing by 34.2% from $1.4 million in the first quarter of 1996, or 43.2% of service revenues.

     Research and Development. Research and development expenses were $1.4 million in the first quarter of 1997, representing a 46.1% increase over the $945,000 expended in the first quarter of 1996. The increase resulted primarily from the addition of developers to support the Company's new product development efforts and the subcontracting of certain feature development efforts incurred during 1997.

     Selling, General and Administrative. Selling, general and administrative expenses were $5.1 million in the first quarter of 1997, representing a 24.1% increase over $4.1 million expended in the first quarter of 1996. This increase was the result of an increase in sales commissions corresponding to the increase in revenues and additional staff required to support the higher sales levels in 1997. Selling, general and administration expenses decreased as a percentage of total revenues from 37.5% in the first quarter of 1996 to 35.0% in the first quarter of 1997.

     Income from Operations. As a result of the foregoing factors, income from operations was $2.4 million in the first quarter of 1997, representing a 16.4% increase over income from operations of $2.1 million in the first quarter of 1996. Operating income decreased as a percentage of total revenues from 18.6% in the first quarter of 1996 to 16.3% in the first quarter of 1997.

     Other Income (Expense), Net. Other income (expense), net was a net expense of $51,000 in the first quarter of 1997 compared to a net expense of $11,000 in the first quarter of 1996. In the first quarter of 1997, interest expense increased from 1996 levels due to increased debt.

     Pro Forma Income Taxes. Pro forma income taxes were $895,000 in the first quarter of 1997 as compared to $762,000 in the first quarter of 1996, as a result of the Company's increased net income before income taxes in 1997. The Company's pro forma effective tax rate was 39.0% in the first quarter of 1997, compared to 37.4% in the first quarter of 1996.

     Pro Forma Net Income. Pro forma net income was $1.4 million in the first quarter of 1997, representing an 11.5% increase over pro forma net income of $1.3 million in the first quarter of 1996. As a percentage of total revenues, pro forma net income decreased from 11.6% in the first quarter of 1996 to 9.7% in the first quarter of 1997.

  YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Revenues. Total revenues increased 34.7% to $47.5 million in 1996 from $35.3 million in 1995. Revenues from product sales increased 30.3% to $32.1 million in 1996, or 67.5% of total revenues, from $24.6 million in 1995, or 69.8% of total revenues. The increase in product revenues was due to strong demand for the Company's PhoneFrame CS product introduced in the first half of 1995, increased sales and marketing efforts and the introduction of Magellan CS in the fourth quarter of 1996. Service revenues increased 45.0% to $15.5 million in 1996, or 32.5% of total revenues, from $10.7 million in 1995, or 30.2% of total revenues. Service revenues increased primarily due to an increase in the number of contractual maintenance agreements and, to a lesser degree, from revenues generated by installation and training.

     Cost of Revenues. Total cost of revenues was $18.4 million in 1996, representing a 31.0% increase over total cost of revenues of $14.0 million in 1995. Total cost of revenues represented 38.6% and 39.7% of total revenues in 1996 and 1995, respectively. Cost of product revenues was $11.5 million in 1996, or 35.8% of product revenues, increasing by 31.7% from $8.7 million in 1995, or 35.5% of product revenues. Cost of product revenues increased slightly as a percentage of product revenues due to lower per unit sales prices and a $701,000 increase in inventory obsolescence expense, which were partially offset by product cost reductions. The increase in inventory obsolescence expense was due to the write-off of returned inventory, which was deemed to be no longer saleable due to technological advances in the Company's products, and a change in the estimated net realizable value of component parts. Cost of service revenues was $6.9 million in 1996, or 44.4% of service revenues, increasing by 29.9% from $5.3 million in 1995, or 49.5% of service revenues. The cost of service revenues increased as the Company hired additional support and installation staff to support the increased sales volume. Cost of service revenues, as a percentage of service revenues, decreased 5.1 percentage points due to operational efficiencies, reduced third-party maintenance fees for field support of computer equipment resold by the Company and improved features within the software to facilitate the installation process.

     Research and Development. The Company's research and development expenses increased by 25.2% to $5.1 million in 1996, or 10.7% of total revenues, from $4.1 million in 1995, or 11.5% of total revenues. The increase resulted primarily from the addition of developers to support the Company's new product development efforts, which resulted in the release of PhoneFrame CS 2.0 and Magellan CS in 1996. Research and development expenses decreased as a percentage of total revenues in 1996 due to the growth in total revenues in 1996.

     Selling, General and Administrative. Selling, general and administrative expenses were $16.8 million in 1996, representing a 33.5% increase over selling, general and administrative expenses of $12.6 million in 1995. The increase was the result of an increase in sales commissions corresponding to an increase in revenues and additional staff hired to support the higher sales levels in 1996. Selling, general and administrative expenses were 35.3% and 35.6% of total revenues in 1996 and 1995, respectively.

     Income from Operations. As a result of the foregoing factors, income from operations was $7.3 million in 1996, representing a 57.6% increase over income from operations of $4.7 million in 1995. Operating income increased as a percentage of total revenues from 13.2% in 1995 to 15.5% in 1996.

     Other Income (Expense), Net. Other income (expense), net increased to $261,000 in 1996 from $88,000 in 1995. The increase was primarily attributable to foreign exchange gains, as the British pound strengthened against the U.S. dollar.

     Pro Forma Income Taxes. Pro forma income taxes were $2.8 million in 1996 as compared to $1.8 million in 1995, as a result of the Company's increased net income before income taxes in 1996. The Company's pro forma effective tax rate was 37.2% in 1996, compared to 37.8% in 1995.

     Pro Forma Net Income. Pro forma net income was $4.8 million in 1996, representing a 61.8% increase over pro forma net income of $3.0 million in 1995. As a percentage of total revenues, pro forma net income increased from 8.4% in 1995 to 10.0% in 1996.

  YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Revenues. Total revenues increased 29.9% to $35.3 million in 1995 from $27.2 million in 1994. Revenues from product sales increased 35.4% to $24.6 million in 1995, or 69.8% of total revenues, from $18.2 million in 1994, or 67.0% of total revenues. The increase in product revenues was due to increased sales volume attributable primarily to demand for the Company's first release of PhoneFrame CS introduced in 1995. Service revenues increased 18.9% to $10.7 million in 1995, or 30.2% of total revenues, from $9.0 million in 1994, or 33.0% of total revenues. Service revenues increased primarily due to an increase in the number of contractual maintenance agreements and, to a lesser degree, from revenues generated by installation of systems and upgrading, but declined as a percentage of total revenues due to the timing of product sales.

     Cost of Revenues. Total cost of revenues was $14.0 million in 1995, representing a 46.5% increase over total cost of revenues of $9.6 million in 1994. Total cost of revenues represented 39.7% and 35.2% of total revenues in 1995 and 1994, respectively. Cost of product revenues was $8.7 million in 1995, or 35.5% of product revenues, increasing by 38.4% from $6.3 million in 1994, or 34.7% of product revenues. Cost of service revenues was $5.3 million in 1995, or 49.5% of service revenues, increasing by 62.3% from $3.3 million in 1994, or 36.3% of service revenues. The cost of service revenues increased as the Company hired additional support and installation staff to support the increased sales volume. Cost of service revenues, as a percentage of service revenues, increased
13.2 percentage points, as the Company increased its customer service and field service support groups by over 31.0% to improve the Company's level of service and, to a lesser degree, an increase in the cost of third-party maintenance for field support of computer equipment resold by the Company.

     Research and Development. The Company's research and development expenses increased by 10.7% to $4.1 million in 1995, or 11.5% of total revenues, from $3.7 million in 1994, or 13.5% of total revenues. The increase in expenditures resulted from the addition of developers to support the Company's new product development efforts. Research and development expenses decreased as a percentage of total revenues in 1995.

     Selling, General and Administrative. Selling, general and administrative expenses were $12.6 million in 1995, representing a 10.8% increase over selling, general and administrative expenses of $11.3 million in 1994. The increase was the result of the increase in sales commissions corresponding to an increase in revenues and additional personnel hired to support the higher sales levels in 1995. Selling, general and administrative expenses were 35.6% and 41.7% of total revenues in 1995 and 1994, respectively. Selling, general and administrative expenses decreased as a percentage of total revenues primarily as a result of cost containment initiatives in general and administrative expenses.

     Income from Operations. As a result of the foregoing factors, income from operations was $4.7 million in 1995, representing a 79.3% increase over income from operations of $2.6 million in 1994. Operating income increased as a percentage of total revenues from 9.6% in 1994 to 13.2% in 1995.

     Other Income (Expense), Net. Other income (expense), net increased to $88,000 in 1995 from $46,000 in 1994. The increase was primarily attributable to increased interest income due to the Company's higher average investment balances.

     Pro Forma Income Taxes. Pro forma income taxes were $1.8 million in 1995 as compared to $1.2 million in 1994, as a result of the Company's increased net income before income taxes in 1995. The Company's pro forma effective tax rate was 37.8% in 1995, compared to 43.6% in 1994, due to non-deductible foreign losses in 1994.

     Pro Forma Net Income. Pro forma net income was $3.0 million in 1995, representing a 96.0% increase over pro forma net income of $1.5 million in 1994. As a percentage of total revenues, pro forma net income increased from 5.6% in 1994 to 8.4% for 1995.

QUARTERLY RESULTS OF OPERATIONS

     The following table presents certain unaudited quarterly statement of operations data for each of the last nine quarters. This information is derived from unaudited combined financial statements and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of that information. The results of operations for any quarter are not necessarily indicative of the results to be expected for any future period.

                                                                        QUARTER ENDED
                                  -----------------------------------------------------------------------------------------
                                                   1995                                     1996                     1997
                                  --------------------------------------   --------------------------------------   -------
                                  MAR. 31   JUNE 30   SEPT. 30   DEC. 31   MAR. 31   JUNE 30   SEPT. 30   DEC. 31   MAR. 31
                                  -------   -------   --------   -------   -------   -------   --------   -------   -------
                                                                       (IN THOUSANDS)
Net revenues:
  Product.......................  $5,698    $5,198     $6,051    $ 7,673   $ 7,691   $ 8,108   $ 7,428    $ 8,850   $10,265
  Service.......................   2,191     2,467      2,729      3,275     3,330     3,778     4,161      4,194     4,404
                                  ------    ------     ------    -------   -------   -------   -------    -------   -------
         Total revenues.........   7,889     7,665      8,780     10,948    11,021    11,886    11,589     13,044    14,669
                                  ------    ------     ------    -------   -------   -------   -------    -------   -------
Cost of revenues:
  Product.......................   1,867     1,905      2,471      2,487     2,449     2,990     2,660      3,395     3,836
  Service.......................   1,010     1,037      1,260      1,975     1,439     1,733     1,902      1,789     1,931
                                  ------    ------     ------    -------   -------   -------   -------    -------   -------
         Total cost of
           revenues.............   2,877     2,942      3,731      4,462     3,888     4,723     4,562      5,184     5,767
                                  ------    ------     ------    -------   -------   -------   -------    -------   -------
Gross margin....................   5,012     4,723      5,049      6,486     7,133     7,163     7,027      7,860     8,902
                                  ------    ------     ------    -------   -------   -------   -------    -------   -------
Operating expenses:
  Research and development......   1,024       885        901      1,240       945     1,151     1,409      1,565     1,381
  Selling, general and
    administrative..............   2,842     2,998      3,072      3,647     4,137     3,992     4,212      4,424     5,134
                                  ------    ------     ------    -------   -------   -------   -------    -------   -------
         Total operating
           expenses.............   3,866     3,883      3,973      4,887     5,082     5,143     5,621      5,989     6,515
                                  ------    ------     ------    -------   -------   -------   -------    -------   -------
Income from operations..........   1,146       840      1,076      1,599     2,051     2,020     1,406      1,871     2,387
Other income (expense), net.....      (1)       34         41         14       (11)       54        20        198       (51)
                                  ------    ------     ------    -------   -------   -------   -------    -------   -------
Income before pro forma income
  taxes.........................   1,145       874      1,117      1,613     2,040     2,074     1,426      2,069     2,336
Income tax provision............      --        --         --         --        --        --        --         --        16
                                  ------    ------     ------    -------   -------   -------   -------    -------   -------
Net income before income
  taxes.........................   1,145       874      1,117      1,613     2,040     2,074     1,426      2,069     2,320
Pro forma income taxes..........     432       330        422        610       762       775       517        773       895
                                  ------    ------     ------    -------   -------   -------   -------    -------   -------
Pro forma net income............  $  713    $  544     $  695    $ 1,003   $ 1,278   $ 1,299   $   909    $ 1,296   $ 1,425
                                  ======    ======     ======    =======   =======   =======   =======    =======   =======

                                                                        QUARTER ENDED
                                  -----------------------------------------------------------------------------------------
                                                   1995                                     1996                     1997
                                  --------------------------------------   --------------------------------------   -------
                                  MAR. 31   JUNE 30   SEPT. 30   DEC. 31   MAR. 31   JUNE 30   SEPT. 30   DEC. 31   MAR. 31
                                  -------   -------   --------   -------   -------   -------   --------   -------   -------
                                                           (AS A PERCENTAGE OF TOTAL NET REVENUES)
Net revenues:
  Product.......................    72.2%     67.8%      68.9%      70.1%     69.8%     68.2%     64.1%      67.8%     70.0%
  Service.......................    27.8      32.2       31.1       29.9      30.2      31.8      35.9       32.2      30.0
                                  ------    ------     ------    -------   -------   -------   -------    -------   -------
         Total revenues.........   100.0     100.0      100.0      100.0     100.0     100.0     100.0      100.0     100.0
                                  ------    ------     ------    -------   -------   -------   -------    -------   -------
Cost of revenues:
  Product.......................    23.7      24.9       28.1       22.7      22.2      25.2      23.0       26.0      26.1
  Service.......................    12.8      13.5       14.4       18.0      13.1      14.6      16.4       13.7      13.2
                                  ------    ------     ------    -------   -------   -------   -------    -------   -------
         Total cost of
           revenues.............    36.5      38.4       42.5       40.7      35.3      39.8      39.4       39.7      39.3
                                  ------    ------     ------    -------   -------   -------   -------    -------   -------
Gross margin....................    63.5      61.6       57.5       59.3      64.7      60.2      60.6       60.3      60.7
                                  ------    ------     ------    -------   -------   -------   -------    -------   -------
Operating expenses:
  Research and development......    13.0      11.5       10.3       11.3       8.6       9.7      12.2       12.0       9.4
  Selling, general and
    administrative..............    36.0      39.1       35.0       33.3      37.5      33.6      36.3       33.9      35.0
                                  ------    ------     ------    -------   -------   -------   -------    -------   -------
         Total operating
           expenses.............    49.0      50.6       45.3       44.6      46.1      43.3      48.5       45.9      44.4
                                  ------    ------     ------    -------   -------   -------   -------    -------   -------
Income from operations..........    14.5      11.0       12.2       14.7      18.6      16.9      12.1       14.4      16.3
Other income (expense), net.....      --       0.4        0.5        0.1      (0.1)      0.5       0.2        1.5      (0.4)
                                  ------    ------     ------    -------   -------   -------   -------    -------   -------
Income before pro forma income
  taxes.........................    14.5      11.4       12.7       14.8      18.5      17.4      12.3       15.9      15.9
Income tax provision............      --        --         --         --        --        --        --         --       0.1
                                  ------    ------     ------    -------   -------   -------   -------    -------   -------
Net income before income
  taxes.........................    14.5      11.4       12.7       14.8      18.5      17.4      12.3       15.9      15.8
Pro forma income taxes..........     5.5       4.3        4.8        5.6       6.9       6.5       4.5        5.9       6.1
                                  ------    ------     ------    -------   -------   -------   -------    -------   -------
Pro forma net income............     9.0%      7.1%       7.9%       9.2%     11.6%     10.9%      7.8%      10.0%      9.7%
                                  ======    ======     ======    =======   =======   =======   =======    =======   =======

     The Company's revenues and operating results could vary substantially from quarter to quarter. Among the factors that could cause these variations are changes in the demand for the Company's products, the level of product and price competition, the length of the Company's sales process, the size and timing of individual transactions, the mix of products and services sold, software defects and other product quality problems, any delay in or cancellation of customer installations, the Company's success in expanding its direct sales force and indirect distribution channels, the timing of new product introductions and enhancements by the Company or its competitors, customer order deferrals in anticipation of enhancements or new products offered by the Company or its competitors, commercial strategies adopted by competitors, changes in foreign currency exchange rates, customers' fiscal constraints, the Company's ability to control costs and general economic conditions. In addition, a limited number of relatively large customer orders has accounted for and is likely to continue to account for a substantial portion of the Company's total revenues in any particular quarter. Sales of the Company's software products generally involve a significant commitment of management attention and resources by prospective customers. Accordingly the Company's sales process is often lengthy and subject to delays associated with the long approval process that accompanies significant customer initiatives or capital expenditures. The Company's sales cycle, from initial trial to complete installation, varies substantially from customer to customer. Because a high percentage of the Company's costs are for staffing and operating expenses which are fixed in the short term and based on anticipated revenue levels, variations between anticipated order dates and actual order dates, as well as nonrecurring or unanticipated large orders, can cause significant variations in the Company's operating results from quarter to quarter. See "Risk Factors -- Variability of Quarterly Financial Results."

LIQUIDITY AND CAPITAL RESOURCES

     The Company has funded its operations to date primarily through internally generated cash flow.

     The Company's operating activities generated cash of $5.1 million in 1994, $7.5 million in 1995 and $9.3 million in 1996. In 1996, the Company's cash was generated by operating activities and an increase in customer deposits, partially offset by an increase in accounts receivable. Both customer deposits and accounts receivables increased due to the Company's increased business volume.

     The Company's investing activities used cash of $800,000 in 1994, $1.7 million in 1995 and $1.5 million in 1996. The Company's use of cash was primarily for the purchase of capital equipment to support the Company's growth.

     The Company's financing activities used cash of $3.0 million in 1994, $5.2 million in 1995 and $3.8 million in 1996. The primary use of cash was distributions to the Company's shareholders.

     As of December 31, 1996, the Company had working capital of $8.1 million. Cash and cash equivalents were $9.8 million. The Company estimates that it will incur capital expenditures of approximately $2.0 million in 1997, of which $800,000 will be incurred to complete an upgrade of the internal Customer Care Center. The Company anticipates that its existing cash balances and funds anticipated to be generated from operations, combined with the net proceeds from this offering and interest thereon, will be adequate to satisfy its working capital requirements for its current and planned operations for at least the next twelve months.

NEW ACCOUNTING PRONOUNCEMENTS

     In October of 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of." The Company's adoption of SFAS No. 121 in the first quarter of 1996 did not have a significant impact on the Company's combined financial statements.

     In October 1995, the Financial Accounting Standards Board issued Statement No. 123 ("SFAS 123") which establishes a fair value based method for accounting for stock-based compensation plans. With respect to stock options granted to employees, SFAS 123 permits companies to continue using the accounting method promulgated by the Accounting Principals Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees," to measure compensation or, alternatively, to adopt the fair value based method prescribed by SFAS 123. If the APB 25 method is continued, pro forma footnote disclosures are required as if SFAS 123 accounting provisions were followed. Management has determined not to adopt the SFAS 123 accounting recognition provisions. Accordingly, SFAS 123 will not have any impact on the Company's financial statements, except for the addition of the required footnote disclosures. See Note 6 of the Notes to Combined Financial Statements.

     The American Institute of Certified Public Accountants has issued an exposure draft to amend the provisions of Statement of Position 91-1, "Software Revenue Recognition." The adoption of the standards in the current version of the exposure draft would not be expected to have a significant impact on the Company's combined financial statements.

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128 ("SFAS 128"), "Earnings Per Share." SFAS 128 is designed to improve the earnings per share information provided in financial statements by simplifying the existing computational guidelines, revising the disclosure requirements, and increasing the comparability of earnings per share data on an international basis. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Earlier application is not permitted. The Company will adopt SFAS 128 on December 31, 1997. Management has not determined the effect that SFAS 128 will have on earnings per share.

                                    BUSINESS

OVERVIEW

     Melita International Corporation is a leading provider of customer contact and call management systems that enable businesses to automate call center activities and enhance their telephony-based customer interaction. The Company's principal product, PhoneFrame CS, is used by organizations to increase agent productivity, reduce the costs of call center operations and enhance revenue generation for a broad range of activities, including debt collection, telemarketing and customer service. PhoneFrame CS is a comprehensive call center solution based on client/server software that integrates with industry standard computing and telephony infrastructures. The Company's customers include leading organizations in industries such as banking, financial services, retail, communications and service bureaus, where businesses are engaged in frequent telephone contact with customers or prospects.

     The Company currently has over 400 systems in operation worldwide. Selected customers include AirTouch Communications, Inc., BancOne Services Corporation, Barclays Bank PLC, Citicorp, Credicard SA Brazil, Dun & Bradstreet Corporation, Grupo Financiero Bancomer, S.A de C.V., J.C. Penney Company, Inc., National Westminster Bank and Snyder Communications, Inc. The Company sells its products through a direct sales force in the United States, Canada and the United Kingdom. In 1996, the Company derived approximately 21.0% of its total revenues from sales outside the United States. International distribution is largely through direct sales and VARs.

INDUSTRY BACKGROUND

     Long-term customer relationships are critical to the success of businesses operating in an increasingly competitive global marketplace. As customers become more sophisticated and demanding in the level of service they require, businesses are striving to develop and improve customer relationships as a means to distinguish their products and services. This effort requires businesses to use every opportunity to interact with customers, from marketing and sales activities to post-sales service, support and collections. Effective customer interaction can build customer loyalty, which in turn can lead to reduced customer retention costs and increased revenue potential. As organizations seek to improve the quality of their interaction with customers across the enterprise, the use of information systems to facilitate this interaction has become a core competency.

     In recent years, telephony-based customer interaction has become a more effective means of communication for organizations. Increased usage of telephony-based customer interaction has been facilitated by decreasing telecommunications costs, the proliferation of toll-free telephone numbers and the introduction of new enabling technologies, such as computer/telephony integration ("CTI"). CTI automates the generation and management of telephony-based customer contacts while providing real-time access to computer-based information resources. This automation is provided within call centers through the use of specialized software and hardware that integrate telephony platforms and computer systems.

     According to industry sources, the CTI, outbound call management and automatic call distribution market segments of the worldwide call center systems market aggregated $2.8 billion in 1996 and are expected to grow at a compound annual growth rate of 19.1% to $6.7 billion by 2001. The Company's primary target markets, CTI and outbound call management, were approximately $1.3 billion worldwide in 1996 and are together expected to grow at a compound annual growth rate of 27.6% to $4.4 billion by 2001.

     Call centers enable agents to process a steady flow of outbound or inbound telephone contacts relating to products and services. Call centers generally consist of supervisor and agent workstations linked to a central telephone switch and computer system. Call centers historically have focused either on conducting outbound calls, for functions such as collections and product sales, or managing inbound calls, for functions such as product support, order processing and customer service. Inbound call centers utilize an interactive voice response ("IVR") unit and an automatic call distribution ("ACD") system that together screen and route incoming calls through the call center. Outbound call centers incorporate predictive dialing software to automate outbound dialing. Increasingly, call center applications feature dynamic inbound/outbound or

"blended" functionality which permits agents to be automatically switched between inbound and outbound calls as inbound call demand varies. Common examples of outbound call center applications include debt collection for banks, finance companies and large retailers, credit card marketing and customer support activities such as customer surveys. According to industry sources, collections and telemarketing software applications accounted for 80% of all outbound call center software application revenues worldwide in 1996.

     A key objective of organizations operating outbound call centers is maximizing the time spent by agents on the telephone with customers or potential customers while minimizing the "nuisance call" rate. A nuisance call is a live contact which the call management system must either put on hold or disconnect because no agent is available. High nuisance call rates caused by overdialing result in high telecommunications costs and poor customer relations. Call center systems which utilize sophisticated predictive dialing software can minimize the nuisance call rate while maintaining high agent productivity. The Company believes that this capability is essential to organizations operating call centers.

     Call center systems were originally developed as centralized, mainframe-based information systems, which offered a platform to enable the automation of many functions, including inbound call distribution, outbound dialing, and limited database management. These systems were expensive, provided limited functionality and productivity and were generally closed and proprietary. With the advent of distributed computing environments, call center systems have been developed which utilize CTI and the flexibility and openness of client/server architectures. These developments have allowed companies to incorporate leading hardware and software products from multiple vendors, have significantly reduced the cost of implementation and have increased system functionality and flexibility.

     Call centers have evolved into a core competency for businesses engaged in frequent telephone contacts with customers or prospects. In order to maximize the return on their call center investment, businesses require call center solutions that: (i) provide call center agents with the tools needed to effectively manage interaction with their customers; (ii) provide agents transparent access to information across the enterprise; (iii) guide agents through a complex set of customer interaction scenarios; (iv) fully integrate existing information and telephone systems; (v) are adaptable to the changing needs of particular businesses and applications; (vi) are scaleable to support large volumes of calls; and (vii) permit the gathering of valuable information concerning customer needs, buying patterns and demographics. Customer-focused organizations are seeking call center solutions which provide state-of-the-art functionality while remaining adaptable to emerging technologies.

THE MELITA SOLUTION

     Melita provides customer contact and call management systems that automate outbound or blended call centers, enabling its customers to enhance telephony-based customer interaction. The Company's principal product, PhoneFrame CS, is a scaleable, integrated software and hardware solution based on a distributed client/server architecture capable of supporting installations with more than 500 simultaneous users on a single server. PhoneFrame CS provides comprehensive functionality and a user-friendly application development environment enabling organizations to conduct effective telephone calling programs for a broad range of activities, including debt collection, telemarketing and customer service. The Melita solution provides:

     - High agent productivity, low nuisance call rates and low telecommunications costs through patented predictive dialing and inbound/outbound call blending functionality;

     - Enhanced agent interaction with customers through front-end software applications which utilize real-time access to information to guide agents through each step of the customer interaction;

     - Dynamic campaign development, deployment and modification through powerful, easy-to-use script generation and application development software.

     - The ability to leverage existing investment in call center systems and adapt to emerging technologies through an open, scaleable, distributed client/server architecture.

     The Company believes that a critical element of the comprehensive solutions it provides is its underlying philosophy of Customer Care. The Company's products represent a critical link between the business enterprise and its customers, providing the business with a solution that allows it to provide the best customer care. The Company's Customer Care philosophy focuses on enhancing the quality of people-to-people communication and is reflected in all facets of the Company's operations. The Company has incorporated features into its existing products which reflect this philosophy, including its patented predictive dialing features, Cancel Dial and dynamic inbound/outbound call blending functionality. As part of its commitment to Customer Care, the Company intends to continue to develop and introduce new products and features to improve the ability of a business to interact with its customers.

STRATEGY

     The Company's objective is to be a leading provider of customer contact and call management systems. The Company's strategy to achieve this objective includes the following key elements:

          Leverage Installed Base of Customers: The Company currently targets customers in the banking, financial services, retail, communications and service bureau industries. In 1996, 54.7% of the Company's product revenues were from sales of additional seats or capacity upgrades to product software or changes in features or product components for its existing customer base. The Company will continue to focus sales and marketing efforts on its installed base of customers. The Company also intends to continue to leverage its penetration of currently targeted vertical markets by using its existing customers as a reference base to gain new customers.


          Maintain Technology Leadership: The Company believes it is a technology leader in the field of call center software and CTI, having pioneered many of the industry's fundamental call center technologies. The Company owns 15 U.S. patents, with six additional U.S. patents pending, covering various processes and technologies utilized in call management systems. The Company has also been awarded 26 related foreign patents, of which 17 are still active. The Company believes that in the future advanced call management systems will consist primarily of innovative software utilizing off-the-shelf hardware. As a result, the Company intends to focus its development efforts on software, with an emphasis on customer interaction and distributed applications.


          Continue to Focus on Providing Comprehensive Call Center
     Solutions: The Company provides system design, application configuration and integration services in conjunction with the installation of its call center solutions. The Company believes its ability to provide comprehensive call center systems integration is an important factor in the purchasing decisions of customers, and it intends to continue its emphasis on providing these design and integration services.

          Continue to Expand Sales and Marketing: The Company intends to pursue an increased share of the market for call management systems by hiring additional sales and marketing personnel. The Company plans to open additional sales offices both domestically and internationally and is implementing a program aimed at targeted vertical markets. In addition, the Company is establishing a national account program which is intended to focus sales and marketing efforts on large, multinational corporations.

          Increase Penetration of International Markets: In 1996, the Company generated 21.0% of its total revenues from sales outside the United States and has 26 employees dedicated to its international operations. The Company currently has contractual relationships with VARs in Europe, Latin America and the Pacific Rim. The Company intends to commit additional resources to these relationships in selected international markets to enhance its revenue base. The Company also intends to expand its international operations through hiring additional personnel, opening new offices and forming additional relationships with VARs in Latin America and the Pacific Rim.

          Pursue Adjacent Markets: The Company has developed a leadership position in the collections segment of the outbound call management systems market. In 1996, approximately 80% of the Company's total revenues were attributable to systems sold for collections applications, with the remainder attributed primarily to telemarketing and telesales applications. The Company recently introduced Magellan CS which leverages the existing dynamic inbound/outbound functionality of PhoneFrame CS to target applications in telemarketing and telesales. The Company seeks to leverage its existing dynamic inbound/outbound functionality to gain market share in the overall call management systems market. The Company believes the distinction between inbound and outbound call management systems will diminish and that it is well positioned to provide both inbound and outbound call management solutions.

PRODUCTS

     The Company's principal product, PhoneFrame CS, is an integrated suite of client/server software applications and hardware that provides outbound and blended call management solutions. PhoneFrame CS software components are based on open standards, allowing integration with varied and complex user environments.

     PhoneFrame CS is sold to organizations that operate outbound and blended call centers. These call centers require solutions that integrate with existing communication and information systems including mainframe-based information systems, local area networks, agent workstations and PBX/ACDs. Utilizing customer records residing in an organization's existing databases, PhoneFrame CS automates customer contacts and guides agents through the customer interaction process.

                         [ARCHITECTURE OVERVIEW CHART]

     Customers purchase a PhoneFrame CS system from the Company. Within that system, they are able to select from the key components of the PhoneFrame CS product features: the Universal Server, Command Post, Universal Workstation and the Universal Switch. The Universal Server and Command Post are always included and the customer may select from the options listed within the Universal Workstation, Universal Switch and MPACT sections below.


                                              PHONEFRAME CS

             PRODUCT COMPONENT                                         DESCRIPTION
 Universal Server                            Server software that controls and coordinates system operation. Used to manage calling list data, call attempt and contact history, agent profiles, time zone and area code data, call processing, agent and supervisor activity.
                                             Platform: IBM RISC/6000, AIX operating system, Sybase database
 Command Post                                Suite of software applications used by system managers to configure, operate, monitor and report on system activities utilizing an interactive
                                             GUI.
                                             Platform: Pentium PC, Windows NT
 Universal Workstation                       Client-based software which runs on the agent workstation and manages the client session with the Universal Server for each call routed to the agent workstation. The Universal Workstation utilizes one of the following options:
       Universal Access                      Software that controls screen presentation and data manipulation and allows the agent to work within an enterprise information system.
       MTAccess                              Software that runs in the background and interacts with screen presentation and data manipulation applications provided by the existing enterprise information systems.
       Magellan CS                           Software that controls Windows GUI screen presentation on the agent workstation. Provides read/write access to data in customer's existing systems. Additionally, Magellan Builder, which resides on the Command Post or a dedicated PC, facilitates development of customer interaction and call flow applications featuring an interactive GUI.
                                             Platform: PC, Windows 3.1, 95 and NT
 Universal Switch                            Proprietary switching component of the system. Interfaces with existing telephony equipment or directly with PSTN using digital or analog interfaces.
       Call Processor                        PC-based Switch and Voice Processor controller and client-based software interface to Universal Server.
       Voice Processor                       Software that performs call progress analysis and call characterization for each call attempt (e.g., busy signal, ringback signal, fax machine, modem, voicemail, answering machine, live contact). Also provides voice messaging services for inbound and outbound applications.
                                             Platform: PC, Dialogic voice processing cards
       Switch                                High speed, real-time digital switching matrix.
                                             Platform: Motorola 68030 CPU, VME-Bus, OS/9 operating system
 MPACT                                       Software option for the Universal Server that communicates with leading
                                             PBX/ACDs through CTI links, using one or both of the following:
       PowerPACT                             Software option that provides ability to use an existing PBX/ACD for switching and/or call progress analysis in place of the Voice Processor and
                                             Switch.
       ActionPACT                            Software option that monitors service levels on a call center's ACD via its
                                             CTI links and dynamically and automatically move agents from outbound applications to inbound applications and vice versa.

     The Universal Server software is the heart of each PhoneFrame CS system, providing centralized control for the operation and management of the system. It integrates a Sybase database to provide calling list management, and to store operational data for real-time and historical reporting. TCP/IP is used as the transport protocol for communication with all client components of the system. The Universal Server also includes software that facilitates integration with popular user platforms to perform extended functions such as real-time calling list data acquisition, dynamic call blending, Internet callback and enterprise reporting.

     The Command Post is a suite of software applications used for call flow script creation and editing, call campaign configuration, resource definition and management, agent and production monitoring and system reporting. Command Post runs on Windows NT and consists of software modules that automate the operation and monitoring of the system. Builder is used to automate data exchange with user databases and create calling campaigns. QFlow is used to implement user-defined strategies for calling campaigns based on real-time events such as time of day, hit rate and list penetration. Production Monitoring provides an interactive graphical representation of the call center that allows managers to access, monitor and control system resources such as agents and trunks. The Report Scheduler automates the generation of system reports. Reports can be written in any Windows SQL-based report writer.

     The Company's Universal Workstation is client-based software which runs on the agent workstation, and is available in three different software options:
Universal Access, MTAccess and Magellan CS. Each option supports Microsoft's Dynamic Data Exchange ("DDE") and industry standard Enhanced High Level Language Application Programming Interface ("EHLLAPI") for exchanging information with external applications. Each Universal Workstation software option meets different needs for agent workstation functionality.

     Universal Access for Windows and Universal Access for OS/2 manage the client session with the Universal Server for each call routed to an agent workstation and provide basic information about the called party, including customer identification or account number. Universal Access facilitates automated access to other enterprise information systems and can be configured to toggle between applications.

     MTAccess interfaces with screen presentation and data manipulation applications software provided by the customer. Similar to the Universal Access options, MTAccess manages the client session with the Universal Server for each call routed to the agent workstation. Initial contact information about the called party is provided to the agent through the customer's application.

     Magellan CS is the Company's recently introduced Universal Workstation software. Magellan CS consists of two components, Magellan Interpreter and Magellan Builder. Magellan Builder allows system managers to create and dynamically modify call flow applications, complete with many features of a Windows GUI, such as buttons and checklists, without any programming. Magellan Interpreter provides agents with a composite view of enterprise-wide customer information through a Windows GUI. Agent interaction with customers is guided by Magellan CS applications, which provide agents with the customer information necessary to make timely, informed customer interaction decisions. Magellan CS supports EHLLAPI, DDE, object linking and embedding ("OLE"), open database connectivity ("ODBC"), telephony application programming interface ("TAPI") and telephony services application programming interface ("TSAPI") for accessing customers' information and telephony systems. Additionally, through the use of resource files, Magellan CS has been designed to facilitate localization for international deployment.

     The Universal Switch is the Company's proprietary switching platform that interfaces with existing telephone equipment or directly with the Public Switched Telephone Network ("PSTN") using digital and analog interfaces. All inbound and outbound calls can be processed through the Universal Switch, which performs two major functions: call processing and switching. The Call Processor serves as the controller and client software interface to the Universal Server. The Voice Processor performs all telephone call processing including call progress analysis, which determines the type of call result that has been achieved. Call progress analysis utilizes a digital signal processing algorithm which detects various tone and voice patterns including busy signals, ringback signals, fax machines, modems, voice mail and answering machines as well as live contacts. The Voice Processor also provides voice messaging services for inbound and outbound applications. The Switch performs high speed switching to connect live contacts to the next available, appropriate agent in real time.

     The Company's MPACT software option enables PhoneFrame CS to be integrated with industry leading PBX/ACDs through the use of CTI links. PowerPACT allows PhoneFrame CS to use a customer's existing

PBX/ACD in place of the Switch and Voice Processor components. The Voice Processor, in conjunction with PowerPACT software, can provide call progress analysis for PBX/ACDs that do not provide this functionality. ActionPACT provides the ability for PhoneFrame CS to monitor service levels on a call center's PBX/ACD via its CTI link and dynamically and automatically move agents from outbound applications to inbound applications and vice versa. PowerPACT and ActionPACT allow users to leverage their investment in installed PBX/ACD equipment.

SERVICES

     A significant portion of the Company's revenues is derived from on-going system support, maintenance, installation, training, customization and consulting services. Upon purchase of a system, customers generally enter into a maintenance agreement covering on-going system support and software upgrades. These agreements can have a duration of up to five years. In addition, the Company provides installation, training, customization and consulting services during the implementation process. For additional fees, the Company will from time to time provide additional training or consulting services at the customer's request.

     The Customer Care Group consists of the Customer Care Center ("CCC"), the Technical Assistance Center ("TAC"), the Applications Integration Engineers and the Training and Customer Education Division. The CCC provides 24 x 7 customer support by telephone. The TAC provides high level technical support, coordinates new product development and beta tests, and provides additional expert support for the other groups within the service function. The Applications Integration Engineers provide configuration, scripting, reconfiguration, custom application development and other special customer services. The Training and Customer Education Division develops documentation for installation and support of the Company's products, provides on-site and off-site training to customers through an array of classes, and offers consulting services. Introductory training classes are provided as part of each initial system purchase and advanced classes are provided for additional fees. As of January 31, 1997, the Customer Care Group employed a total of 72 employees.

     The Field Implementation Services Group is responsible for systems design, sales support, implementation and project management and serves as the customer installation liaison. The Field Implementation Services Group is divided into three regional divisions covering the United States and Canada, and one international division. International support is also provided by technical support personnel located in the United Kingdom and the Company's international VARs. As of January 31, 1997, this group employed a total of 38 employees.

     The Company contracts with IBM to provide local hardware support in the United States and Canada, and can dispatch local personnel from IBM national service centers to address hardware issues.

SALES AND MARKETING

     The Company sells its products primarily through a direct sales channel and through VARs. Sales in the United States, Canada and the United Kingdom are conducted primarily through direct channels. Distribution in other countries is conducted through a combination of direct sales and VARs. The Company has sales offices located in Atlanta, Boston, Dallas, Los Angeles, Philadelphia, Salt Lake City, White Plains, London and Toronto.

     The Company's marketing activities include product management, product marketing, direct marketing, public relations, press and analyst communications, event support and management of the Company's Web site. The Company's Business Development Group is responsible for developing joint marketing and co-development relationships with call center industry suppliers. The Company is also implementing a program aimed at specific vertical markets. In addition, the Company is establishing a national account program which is intended to focus sales and marketing efforts on large, multinational corporations.

     As of January 1, 1997, the Company's sales personnel, including the Sales, Marketing, Product Management and Business Development groups consisted of 54 employees worldwide.

     The Company's customers independently operate domestic and international User Groups, which have approximately 300 and 35 members, respectively. The domestic User Group was formed in 1990, and is managed by an independent board of directors that coordinate User Group activity. The international User Group was formed in 1991. Activities of both the domestic and international User Groups include an annual User Group conference. Additionally, the domestic User Group conducts regional User Group meetings typically focused on common applications and call center opportunities. The 1996 annual domestic User Group conference was attended by approximately 260 people. Although the Company is not a sponsor of the User Group conferences, it generally sends Company employees who conduct seminars, product demonstrations and training sessions.

CUSTOMERS

     The Company's call management solutions are used by organizations in a broad range of industries. Since the introduction of PhoneFrame CS in 1995, the Company has licensed its software for use on over 5,000 agent workstations and has shipped over 100 systems. The Company's top five customers accounted for 24.5% of the Company's total revenues in 1996. The Company's top five customers accounted for 24.8% of the Company's total revenues in 1995. Although specific customers may change from period to period, the Company expects that large sales to a limited number of customers will continue to account for a significant percentage of its revenues in any particular period for the foreseeable future.

     The following table sets forth certain of the Company's current customers who have purchased $200,000 or more in products and services from the Company during the two year period ended December 31, 1996:

  CUSTOMERS                                                                  APPLICATIONS
  BANKING
  BancOne Services Corporation              Citicorp                         Collections
  Banco Popular de Puerto Rico              Credicard SA Brazil              Telemarketing
  Grupo Financiero Bancomer, S.A. de C.V.   First USA Bank                   Customer Service
  Barclays Bank PLC (UK)                    Marine Midland Bank              Fraud Detection
  Chemical Bank                             National Westminster Bank
  Chevy Chase, FSB

  FINANCIAL SERVICES
  Americredit Financial Services, Inc.      Guardian National Acceptance     Collections
  AmSouth Consumer Collections              Corporation                      Telemarketing
  Countrywide Funding                       Intuition, Inc.                  Customer Service
  Dun & Bradstreet Corporation              Strong Capital Management, Inc.  Prospect Outreach
  Green Tree Financial Corporation                                           Marketing
                                                                             Business Information Surveys
  RETAIL
  Circuit City Stores, Inc.                 J.C. Penney Company, Inc.        Collections
  Eagle Managed Care                        Mercantile Stores Company, Inc.  Telemarketing
  Financial Management Control              The Foschini Group (PTY),
  Hudson's Bay Company                      Limited

  COMMUNICATIONS
  AirTouch Communications, Inc.                                              Telemarketing
  Comcast Cellular Communications                                            Collections
  Continental Cablevision of                                                 Customer Service
    Broward County, FL                                                       Customer Welcome
  IDT Corporation                                                            Campaigns

  SERVICE BUREAU
  The Call Centre Ltd. (UK)                                                  Collections
  Decisions Group Ltd. (UK)                                                  Telemarketing
  National Action Financial Services, Inc.                                   Customer Service
  Snyder Communications, Inc.                                                Fundraising
                                                                             Sales
                                                                             Loan Servicing
                                                                             Appointment Scheduling

TECHNOLOGY, RESEARCH AND PRODUCT DEVELOPMENT

     The Company intends to continue investment in research and development to maintain its position as a leader in call center technology. The Company has developed a client/server software architecture that facilitates the deployment, configuration and interoperability of its call center solutions. The design of the system provides three core sets of services:
(i) user interface presentation and navigation, (ii) server-based system management services, and (iii) telephone call processing services, including the Company's patented predictive dialing and dynamic call blending features. The Company's products are based on an open architecture and industry standards and provide seamless integration with third-party systems or customers' existing technology infrastructure. The Company will seek to develop future products that adhere to existing and emerging standards.

     The presentation and navigation components of the software have been implemented using Windows GUI guidelines. Usability labs and focus groups are used to define interface requirements and verify ease of use. TCP/IP is used as the transport layer for all client/server communication. Adherence to Winsock and other standards facilitates integration with third-party desktop applications and protocol stacks. The Company is working to broaden the incorporation of Simple Network Management Protocol ("SNMP") into its product architecture to facilitate enterprise-wide network management for both computer and telephony components.

     The Company's telephony hardware and software have been designed using industry standards and the Company intends to continue this approach. The Company's systems use standard analog and digital connectivity to telecommunications equipment and services. The Company's newest generation of agent workstation software, Magellan CS, supports the evolving telephony application program interfaces TAPI and TSAPI, and future products are expected to support those interfaces as well. CTI links to various PBX/ACDs are often proprietary and the Company therefore uses various interfaces such as CallPath, CallBridge, ASAI, Meridian Link and the Application Bridge to facilitate integration with various switching platforms.

     Magellan CS, released in 1996, and Magellan SA, which the Company currently plans to release in 1997, have been developed using object oriented methods and technology. Magellan SA is a version of the Company's Magellan CS product that will provide the functionality of Magellan CS to call center systems not employing PhoneFrame CS. The Company expects Magellan SA will be used for a variety of call center applications, including inbound applications, in which an outbound call management system is not necessary or is already installed. Magellan SA is intended to allow system managers to develop applications which present a uniform Windows GUI independent of the application. Each application can be developed by the system manager with scripting, data processing and presentation and telephony services specific to the application while providing agents with a consistent presentation. Like Magellan CS, Magellan SA will support EHLLAPI, DDE, OLE, ODBC, TAPI and TSAPI for access to customers' information and telephony systems. There can be no assurance that Magellan CS or Magellan SA will generate significant amounts of revenue or incremental revenue growth in the future.

     The Company is currently developing the Universal Telephony Platform ("UTP"), a new subsystem which incorporates the functionality of a telephony switch and voice processor. The UTP has been designed using the Common Object Request Broker Architecture ("CORBA") to support distributed objects in an open systems environment. UTP runs on Windows NT and uses off-the-shelf voice processing components. Asynchronous Transfer Mode ("ATM") technology is used to link multiple UTP components across standard ATM networks, providing seamless, multi-site resource allocation, management and utilization. SNMP is used to provide standards based network management.

     As of January 31, 1997, the Company's research and development and quality assurance staffs consisted of 42 employees. The Company's total expenses for research and development for 1994, 1995 and 1996 were $3.7 million, $4.1 million, and $5.1 million, respectively. The Company anticipates that it will continue to commit substantial resources to research and development in the future. See "Risk Factors -- Risks Associated with Technological Advances; Necessity of Developing New Products."

COMPETITION

     The market for the Company's products is intensely competitive, fragmented and subject to rapid change. Because the Company's principal products are call center systems, which include both software applications and hardware, the Company competes with a variety of companies which provide these components independently or as an integrated system. The Company's principal competitors in the field of integrated inbound/outbound call management systems are Davox, EIS and Mosaix. According to a recent industry study, the Company is one of four leading suppliers of outbound call processing products out of a total of 64 suppliers identified in the market. The Company competes primarily against Davox and Mosaix in the collections segment of the call management systems market, and against EIS in the telemarketing and telesales segments of the call management systems market. The Company also competes in the CTI segment of the market, where principal competitors include AnswerSoft, Inc., Genesys Telecommunications Laboratories, Inc., Nabnasset Corporation and Brock International, Inc., among others. The Company may face additional competition from PBX/ACD vendors, other telecommunications equipment providers, telecommunications service providers, computer hardware and software vendors and others. The Company generally faces competition from one or more of its principal competitors on major installations and believes that price is a major factor considered by its prospective customers. Many of the Company's current and potential competitors have significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote more resources to the development, promotion and sales of products than the Company. Competition from these or other sources could result in price reductions and loss of market share which could materially adversely affect the Company's business, financial condition and results of operations.

     The Company believes that the primary competitive factors affecting its markets include product features such as flexibility, scalability, interoperability, functionality and ease of use, as well as reputation, quality, performance, price and customer service and support. See "Risk
Factors -- Competition."

REGULATORY ENVIRONMENT

     Certain uses of outbound call management systems are regulated by federal, state and foreign law. The Federal Telephone Consumer Protection Act (the "TCPA") prohibits the use of automatic dialing equipment to call emergency telephone lines, health care and similar facility patient telephone lines, and telephone lines where the called party is charged for incoming calls, such as those used by pager and cellular phone services. The TCPA prohibits use of such equipment to engage two or more lines of a multi-line business simultaneously, and restricts the use of artificial or prerecorded voice messages in calls to residential lines. Among other things, the TCPA required the Federal Communications Commission ("FCC") to create regulations protecting residential telephone subscribers from unwanted telephone solicitations. In addition, the Telemarketing and Consumer Fraud and Abuse Prevention Act authorized the Federal Trade Commission ("FTC") to prohibit a variety of deceptive and/or abusive telemarketing practices, including, among other things, repetitive or harassing calls and requests by telemarketers for payments before certain types of services are provided. The Rules adopted by the FCC and FTC prohibit calls to persons who have indicated that they do not wish to be contacted, and the FCC specifically requires telemarketers to maintain a company-specific "do-not-call list" which contains the names and numbers of residential subscribers who do not want to receive calls. An entity which has an "established business relationship" with a party it calls and tax-exempt nonprofit organizations are exempt from do-not-call lists. The rules also require that telemarketers may call consumers only after 8 a.m. and before 9 p.m., local time. Certain states have enacted similar laws limiting access to telephone subscribers who object to receiving solicitations. Fair Debt Collection Practices Act ("FDCPA") limits communication by certain debt collectors with consumers only after 8:00 a.m. and before 9:00 p.m., local time, and not at the consumer's place of business. Many of the Company's customers are exempt from the FDCPA. Although compliance with these laws may limit the potential use of the Company's products in some respects, the Company's systems can be programmed to operate automatically in full compliance with these laws through the use of appropriate calling lists and calling campaign time parameters. There can be no assurance, however, that future legislation further restricting telephone solicitation practices, if enacted, would not adversely affect the Company. See "Risk Factors -- Regulatory Environment."

PROPRIETARY RIGHTS

     The Company relies on a combination of patent, copyright, trade secret and trademark laws, confidentiality procedures and contractual provisions to protect its proprietary rights in its products and technology. The Company holds 15 U.S. patents, with six additional U.S. patents pending, covering various processes and technologies utilized in call management systems. The Company has also been awarded 26 related foreign patents, of which 17 are still active. The patents cover the Company's proprietary implementations of features such as inbound/outbound call blending, call progress analysis, screen pops of the called person's account information and Cancel Dial. The Company also has a number of pending patent applications on call technology innovations for which patents have not issued. In many cases, the Company has also received or applied for patents in other countries covering the innovations covered by existing patents or patent applications. With certain exceptions, the Company historically has not actively pursued infringements of these patents. There can be no assurance that any future attempt by the Company to enforce its patents would be successful or would result in royalties which exceed the cost of such enforcement efforts, or that the Company will be able to detect all instances of infringement. The Company generally enters into confidentiality agreements with its employees, consultants, clients and potential clients and limits access to, and distribution of, its proprietary information. The Company maintains trademarks and service marks to identify its products, development tools and service offerings and relies upon trademark and trade dress laws to protect its proprietary rights in these marks.


     The Company has entered into agreements with certain of its distributors giving them a limited, non-exclusive right to use portions of the Company's source code to create foreign language versions of the Company's products for distribution in foreign markets. In addition, the Company has entered into agreements with a small number of its customers requiring the Company to place its source code in escrow. These escrow arrangements typically provide that these customers have a limited, non-exclusive right to use such code in the event that there is a bankruptcy proceeding by or against the Company, if the Company ceases to do business or if the Company fails to meet its support obligations. These arrangements may increase the likelihood of misappropriation by third parties.

     The Company may be subject to additional risks as it enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of the Company's rights may be ineffective in such countries. Litigation to defend and enforce the Company's intellectual property rights could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations, regardless of the final outcome of such litigation. Despite the Company's efforts to safeguard and maintain its proprietary rights both in the United States and abroad, there can be no assurance that the Company will be successful in doing so, or that the steps taken by the Company in this regard will be adequate to deter misappropriation or independent third-party development of the Company's technology or to prevent an unauthorized third party from copying or otherwise obtaining and using the Company's products or technology. Any such events could have a material adverse effect on the Company's business, financial condition and results of operations.

     As the number of call center software applications in the industry increases and the functionality of these products further overlaps, software development companies similar to the Company may increasingly become subject to claims of infringement or misappropriation of the intellectual property rights of others. Although the Company believes that its software components and other intellectual property do not infringe on the intellectual property rights of others, there can be no assurance that such a claim will not be asserted against the Company in the future, that assertion of such claims will not result in litigation or that the Company would prevail in such litigation or be able to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms. Furthermore, litigation, regardless of its outcome, could result in substantial cost to the Company and divert management's attention from the Company's operations. Any infringement claim or litigation against the Company could, therefore, have a materially adverse affect on the Company's results of operations and financial condition.

EMPLOYEES

     As of January 31, 1997, the Company had 236 full-time employees, of which 215 were based in the United States and 21 were based in other countries. None of the employees of the Company is covered by a collective bargaining agreement. The Company considers its relations with its employees to be good.

     The Company believes its future success will depend in large part on its ability to recruit and retain qualified employees, especially experienced software engineering personnel. The competition for such personnel is intense, and there can be no assurance that the Company will be successful in retaining or recruiting key personnel. See "Risk
Factors -- Competitive Market for Personnel."

PROPERTIES

     The Company's principal administrative, sales, marketing, support, and research and development facility is located in 100,000 square feet of modern office space in Norcross, Georgia. This facility is leased to the Company through 2005, and approximately 75% of the space is presently actively utilized. The facility is owned by a partnership controlled by the Company's Chairman of the Board, Chief Executive Officer and principal shareholder. See "Certain Transactions."

     The Company also leases space for seven sales and support centers located throughout the United States and in London and Toronto. Management believes its current facilities are adequate to meet its needs through the next twelve months and that, if required, suitable additional or alternative space will be available to accommodate expansion of the Company's operations on commercially reasonable terms.

LEGAL PROCEEDINGS

     The Company is not currently a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:

NAME                             AGE                        POSITION
----                             ---                        --------
Aleksander Szlam...............  45     Chairman of the Board and Chief Executive Officer
J. Neil Smith..................  56     President, Chief Operating Officer and Director
Mark B. Adams..................  45     Vice President, Finance and Chief Financial Officer
William K. Dumont..............  48     Vice President, Sales
Lee H. Davies..................  53     Vice President, Operations
Dean A. Trumbull...............  37     Vice President, Advanced Technology
John A. Lamb...................  44     Vice President, New Business Development
A. Scott Anderson..............  41     Vice President, International
John M. Goodeve-Docker.........  50     Managing Director of Melita Europe
Dan K. Lowring.................  37     Treasurer and Secretary
Donald L. House................  55     Proposed Director
Don W. Hubble..................  58     Proposed Director

     Aleksander Szlam founded the Company in 1979 and has served as Chairman of the Board and Chief Executive Officer of the Company since its inception. Mr. Szlam also has served as Chairman of the Board, President and Chief Executive Officer of Inventions since 1987, and Chairman of the Board of Melita Europe since 1991. Prior to founding Melita, Mr. Szlam worked as a design engineer and scientist at Lockheed Corporation, NCR and Solid State Systems.

     J. Neil Smith has served as President, Chief Operating Officer and a director of the Company since January 1995. Prior to joining the Company, Mr. Smith served as Chairman of the Board, President and Chief Executive Officer of American Technical Services Group, Inc., a systems integration company, from 1987 to 1994.

     Mark B. Adams has served as Vice President, Finance and Chief Financial Officer of the Company since September 1996. During 1996 prior to joining the Company, Mr. Adams served as President of INITIAL Contract Services, a building services company. From 1993 to 1995, Mr. Adams served as Executive Vice President, Finance and Chief Financial Officer of INITIAL Contract Services. From 1989 to 1993, Mr. Adams served as Vice President, Finance for Suntory Water Group, a consumer products company. Mr. Adams is a member of the American Institute of Certified Public Accountants and is a Certified Public Accountant in the State of Georgia.

     William K. Dumont has served as Vice President, Sales of the Company since December 1996. From 1994 to 1996, Mr. Dumont served as Regional Manager for Octel Communications Corporation, and from 1990 to 1994 he served as Regional Vice President of VMX, Inc., both of which are voice processing companies.

     Lee H. Davies has served as Vice President, Operations of the Company since September 1995. Prior to joining the Company, Mr. Davies served as Vice President of Sales, Marketing and Customer Support for Aristacom International, Inc., an inbound call center software company, from 1994 to 1995. From 1991 to 1994, Mr. Davies served as a marketing director for Digital Equipment Corporation.

     Dean A. Trumbull has served as Vice President, Advanced Technology of the Company since October 1994. Prior to joining the Company, Mr. Trumbull served as a software engineering project leader and call processing group manager for Intecom, Inc., a telecommunications corporation, from 1983 to 1994, and, during 1994, as Software Development Manager for its multimedia software subsidiary, Incitz Incorporated.

     John A. Lamb has served as Vice President, New Business Development of the Company since September 1996, and was Director of Special Projects of the Company from February 1996 to September 1996. From January 1995 to November 1995, he was Vice President, Research and Development of

Microhelp, Inc., a software development company. From 1990 to 1995, he held various positions in the sales and engineering departments of the Company.

     A. Scott Anderson has served as Vice President, International of the Company since February 1997. From 1995 to 1997, Mr. Anderson served as Senior Vice President -- International Sales of S2 Systems, Inc., a software subsidiary of Stratus Computer, Inc., a data communications software and development services company. He served as Director of International Sales of S2 Systems during 1995. Prior to that time, he was Director of International Operations of BellSouth Systems Integration, a division of BellSouth Enterprises, from 1992 until its acquisition by S2 Systems in 1994.

     John M. Goodeve-Docker has served as Managing Director of Melita Europe since June 1995. He served as Deputy Managing Director for Melita Europe from January 1994 to June 1995 and as Business Development Director from November 1992 to December 1993. Prior to joining the Company, Mr. Goodeve-Docker served as General Manager of Trend Communications Ltd., an information technology data communications manufacturer and distributor in the U.K., from 1991 to 1992.

     Dan K. Lowring has served as Treasurer of the Company since January 1997 and as Secretary since March 1997. From July 1993 to December 1996 he served as Director, Finance of the Company. From March 1993 to July 1993, he served as Controller of the Company, and from October 1990 to March 1993 he served as Manager, Finance of the Company.

     The Company intends to add Donald L. House and Don W. Hubble as members of its Board of Directors within 90 days after the date of this Prospectus. It will be necessary for the Company to appoint these or two other independent directors within the 90 day time period in order to maintain its Nasdaq National Market listing. Failure to appoint two such directors could result in a delisting of the Common Stock from the Nasdaq National Market.

     Donald L. House has served as Chairman of the Board of Directors of SQL Financials International, Inc., a client/server software company, since January 1993. From September 1991 until December 1992, Mr. House served as President of Prentice Hall Professional Software, Inc., a subsidiary of Simon and Schuster, Inc. Since 1988, he has been a business advisor, director and investor in a number of emerging growth high technology companies. From 1968 through 1987, Mr. House served in a number of positions with Management Science America, Inc., a provider of application software. Mr. House presently serves as a director of XcelleNet, Inc., a remote access software company, and as Chairman of its Audit and Nominating Committees.

     Don W. Hubble served with National Service Industries, Inc. ("NSI") from 1980 until October 1996, most recently serving as President and Chief Operating Officer. During this period, Mr. Hubble also served in various capacities with a number of divisions of NSI, including National Linen Service, Block Industries, and Certified Leasing Company.

     There are no family relationships between any of the directors or executive officers of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Board of Directors intends to establish an Executive Committee, an Audit Committee and a Compensation Committee. The Executive Committee will be empowered to exercise all authority of the Board of Directors of the Company, except as limited by the Georgia Business Corporation Code ("GBCC"). Under Georgia law, the Executive Committee may not, among other things, approve or propose to shareholders actions required to be approved by shareholders, fill vacancies on the Board of Directors, amend the articles of incorporation or bylaws or approve a plan of merger. The Company expects that the Executive Committee will include Messrs. Szlam and Smith. The Audit Committee will be responsible for recommending independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, monitoring the Company's financial policies and control procedures, and reviewing and monitoring the provisions of nonaudit services by the Company's auditors. The Compensation Committee will be responsible for reviewing and recommending salaries, bonuses and other compensation for the Company's executive officers. The Compensation Committee also will be responsible for administering the Company's stock option and stock purchase plans and for establishing the terms and conditions of all stock options and purchase rights granted under these plans. At least two of the new independent directors will be appointed to each of the Audit and Compensation Committees at the time they are elected to the Board of the Directors of the Company.

DIRECTOR COMPENSATION

     Prior to this offering, no member of the Board of Directors of the Company received compensation for service on the Board. Following the consummation of the offering, the Company expects to pay the non-employee directors fees for each board meeting attended and each committee meeting attended which is held independently of a board meeting. In addition, the Company expects to grant to each nonemployee director options covering 2,000 shares of the Common Stock each year, with one-fourth of such options vesting for each quarterly board meeting attended.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid or accrued by the Company in 1996 for its Chief Executive Officer and the four other most highly compensated executive officers of the Company in 1996 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                             COMPENSATION
                                                                                AWARDS
                                                                             ------------
                                               ANNUAL COMPENSATION            NUMBER OF
                                        ----------------------------------    SECURITIES
                                                              OTHER ANNUAL    UNDERLYING     ALL OTHER
     NAME AND PRINCIPAL POSITION         SALARY    BONUS(1)   COMPENSATION     OPTIONS      COMPENSATION
     ---------------------------        --------   --------   ------------   ------------   ------------
Aleksander Szlam......................  $300,001   $154,502     $86,040(2)          --             --
  Chairman of the Board and
     Chief Executive Officer
J. Neil Smith.........................   220,399     82,500          --(3)          --             --
  President and Chief Operating
     Officer
Lee H. Davies.........................   127,211     13,320          --(3)          --             --
  Vice President -- Operations
Dean A. Trumbull......................   110,816     20,000          --(3)      40,000             --
  Vice President -- Advanced
     Technology
John M. Goodeve-Docker................    85,333     32,000      18,576(4)          --        $ 3,040(5)
  Managing Director of Melita Europe

---------------

(1) Bonuses awarded and paid in 1996 were based upon 1995 performance.
(2) Includes the value of the non-business use of two automobiles provided by the Company and reimbursement of the associated income taxes in the aggregate amount of $64,068, health and life insurance premiums and reimbursement of the associated income taxes in the aggregate amount of $13,623, auto insurance premiums and reimbursement of the associated income taxes in the aggregate amount of $6,308, and ad valorem tax payments and reimbursement of the associated income taxes in the aggregate amount of $2,041.
(3) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for such year.
(4) Consists of the value of the non-business use of an automobile provided by the Company.
(5) Consists of a retirement savings contribution of $3,040 paid by the Company.

     The following table sets forth all individual grants of stock options during the year ended December 31, 1996, to each of the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                                --------------------------------------------------------      VALUE AT ASSUMED
                                NUMBER OF                                                   ANNUAL RATES OF STOCK
                                SECURITIES   PERCENT OF TOTAL                              PRICE APPRECIATION FOR
                                UNDERLYING   OPTIONS GRANTED    EXERCISE OR                    OPTION TERM(2)
                                 OPTIONS     TO EMPLOYEES IN    BASE PRICE    EXPIRATION   -----------------------
NAME                             GRANTED       FISCAL YEAR       PER SHARE       DATE         5%           10%
----                            ----------   ----------------   -----------   ----------   ---------    ----------
Aleksander Szlam..............        --             --               --            --            --            --
J. Neil Smith.................        --             --               --            --            --            --
Lee H. Davies.................        --             --               --            --            --            --
Dean A. Trumbull..............    40,000(1)        29.9%           $4.07        1/1/03       $66,276      $154,451
John M. Goodeve-Docker........        --             --               --            --            --            --

---------------

(1) This option was granted with an exercise price equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors. The option is a nonqualified stock option, vests over five years and has a seven-year term.
(2) The potential realizable value is calculated based on the seven-year term of the option at the time of its grant. It is calculated by assuming that the stock price on the date of grant ($4.07) appreciates at the indicated annual rate, compounded annually for the entire term of the option. The actual realizable value of the options based on the price to the public in the offering will substantially exceed the potential realizable value shown in the table.

     The following table summarizes the value of the outstanding options held by the Named Executive Officers at December 31, 1996. No options were exercised by the Named Executive Officers during the year ended December 31, 1996.

                             YEAR-END OPTION VALUES

                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                      UNDERLYING                     IN-THE-MONEY
                                                 UNEXERCISED OPTIONS              OPTIONS AT FISCAL
                                                  AT FISCAL YEAR-END                 YEAR-END(1)
                                             ----------------------------    ----------------------------
NAME                                         EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                         -----------    -------------    -----------    -------------
Aleksander Szlam...........................       --                --            --                 --
J. Neil Smith..............................       --           450,000            --         $1,165,500
Lee H. Davies..............................       --                --            --                 --
Dean A. Trumbull...........................       --            40,000            --             57,200
John M. Goodeve-Docker.....................       --                --            --                 --

---------------

(1) Based on the estimated fair market value of the Company's Common Stock as of December 31, 1996, of $5.50 per share, less the exercise price payable upon exercise of such options. Such estimated fair market value as of December 31, 1996, is substantially lower than the initial public offering price per share in this offering.

EMPLOYEE BENEFIT PLANS

  1997 Stock Option Plan

     The Company's 1997 Stock Option Plan (the "1997 Stock Option Plan") became effective on February 6, 1997. The aggregate number of shares reserved for issuance under the 1997 Stock Option Plan is 1,350,000 shares, less the number of shares issued pursuant to the Company's 1992 Discounted Stock Option Plan. The purpose of the 1997 Stock Option Plan is to provide incentives for key employees, officers, consultants and directors to promote the success of the Company, and to enhance the Company's ability to attract and retain the services of such persons. Options granted under the 1997 Stock Option Plan may be either options intended to qualify as "incentive stock options" under Section 422 of the Code or nonqualified stock options.

     As of February 28, 1997, options to purchase 125,000 shares of Common Stock were outstanding under the 1997 Stock Option Plan at a weighted average exercise price of $5.50 per share and no shares of Common Stock have been issued upon exercise of options granted under the 1997 Stock Option Plan.

  1992 Discounted Stock Option Plan

     The Company's 1992 Discounted Stock Option Plan (the "1992 Stock Option Plan") became effective on June 4, 1992. The aggregate number of shares reserved for issuance under the 1992 Stock Option Plan is 1,000,000 shares. The purpose of the 1992 Stock Option Plan is to provide incentives for key employees to promote the success of the Company, and to enhance the Company's ability to attract and retain the services of such persons. Options granted under the 1992 Stock Option Plan are not intended to qualify as "incentive stock options" under
Section 422 of the Code. Options granted under the 1992 Stock Option Plan vest over a period of time specified in the relevant option agreement, and will first become exercisable as to the vested portion 14 months after the closing of this offering.

     As of February 28, 1997, options to purchase 979,097 shares of Common Stock were outstanding under the 1992 Stock Option Plan at a weighted average exercise price of $3.16 per share and no shares of Common Stock have been issued upon exercise of options granted under the 1992 Stock Option Plan.

  Employee Stock Purchase Plan

     The Company adopted an Employee Stock Purchase Plan (the "Stock Purchase Plan") on March 1, 1997, to become effective on the closing of this offering. A total of 250,000 shares of the Company's Common Stock have been reserved for issuance under the Stock Purchase Plan. The Stock Purchase Plan is intended to qualify under sec. 423 of the Code. An employee electing to participate in the Stock Purchase Plan must authorize on a semi-annual basis a stated dollar amount or percentage of the employee's regular pay (not to exceed 10%) to be deducted by the Company from the employee's pay. The price at which employees may purchase Common Stock is 85% of the closing price of the Common Stock on the Nasdaq National Market on the first day of the semi-annual period or the last day of the semi-annual period, whichever is lower. An employee may not sell shares of Common Stock purchased under the Stock Purchase Plan until the later of: (i) 180 days after the closing of this offering; or (ii) the first day of the second semi-annual period following the semi-annual period in which the right to purchase such shares was granted. Employees of the Company who have completed six full months of service with the Company and whose customary employment is more than 20 hours per week for more than nine months per calendar year are eligible to participate in the Stock Purchase Plan. An employee may not be granted an option under the Stock Purchase Plan if after the granting of the option such employee would be deemed to own 5% or more of the combined voting power or value of all classes of stock of the Company. As of March 1, 1997, approximately 240 employees are eligible to participate in the Stock Purchase Plan. The Stock Purchase Plan will be administered by the Compensation Committee of the Board of Directors.

  401(k) Profit Sharing Plan

     The Company maintains a 401(k) Profit Sharing Plan (the "401(k) Plan") which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Code. In general, all U.S. employees of the Company who have completed six months of service are eligible to participate. The 401(k) Plan includes a salary deferral arrangement pursuant to which participants may contribute, subject to certain Code limitations, a maximum of 15% of their salary on a pre-tax basis, with a maximum deferral of $9,500. Subject to certain Code limitations, the Company may make a matching contribution at the discretion of the Board of Directors. In 1996, the Company's matching contribution was 40% of each participant's contribution up to 6% of the participant's salary, for an aggregate contribution of $119,000. A separate account is maintained for each participant in the 401(k) Plan. The portion of a participant's account attributable to his or her own contributions is 100% vested. The portion of the account attributable to Company contributions (including matching contributions) vests ratably over the next six years of service with the Company. Distributions from the 401(k) Plan may be made in the form of a lump-sum payment in cash or property or in the form of an annuity.

AGREEMENTS WITH EMPLOYEES

     Principal employees of the Company, including executive officers, are required to sign an agreement with the Company restricting the ability of the employee to compete with the Company during his or her employment and for a period of one year thereafter, restricting solicitation of customers and employees following employment with the Company, and providing for ownership and assignment of intellectual property rights to the Company.

     Mr. Szlam has entered into a two-year employment agreement with the Company which commences on the effective date of this offering. Pursuant to the agreement, Mr. Szlam is entitled to receive an annual base salary of $300,000, and is entitled to annual bonuses of $160,000. Mr. Szlam's employment under the agreement automatically renews for additional two-year terms unless the Company or Mr. Szlam cancels such renewal by giving three months' prior written notice. Under the terms of the agreement, Mr. Szlam has agreed to assign to the Company all patents, copyrights and other intellectual property developed by him during the course of his employment by the Company. In addition, Mr. Szlam has agreed not to solicit the customers or employees of the Company or to compete with the Company for two years following any termination of his employment.

     Mr. Smith has entered into an employment agreement with the Company which commences on the effective date of this offering and terminates on July 31, 1999. Pursuant to the agreement, Mr. Smith is entitled to receive an annual base salary of $225,000, and is entitled to annual bonuses of up to $100,000 at the discretion of the Board. Mr. Smith's employment under the agreement automatically renews for additional two-year terms unless the Company or Mr. Smith cancels such renewal by giving three months' prior written notice. If Mr. Smith's employment is terminated by the Company other than for cause, death or disability, he will be entitled to severance pay equal to one year's salary. Following a material diminishment of Mr. Smith's duties or authority ("good reason"), he will be entitled to terminate his employment and receive severance pay equal to one year of salary. All options currently held by Mr. Smith will vest upon completion of this offering, but will not be exercisable until beginning 14 months after completion of this offering. Notwithstanding the foregoing, (i) if Mr. Smith voluntarily resigns his positions with the Company without good reason, his right to exercise his current options will be forfeited with respect to one-fourth of his options for each full year which the resignation occurs prior to July 1, 2000, and (ii) if Mr. Smith is terminated by the Company other than for cause or if he voluntarily resigns for good reason, his current options shall be immediately vested and exercisable. Under the terms of the agreement, Mr. Smith has agreed to assign to the Company all patents, copyrights and other intellectual property developed by him during the course of his employment by the Company. In addition, Mr. Smith has agreed not to solicit the customers or employees of the Company or to compete with the Company for two years following any termination of his employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1996, compensation of executive officers of the Company was determined by Mr. Szlam, Chairman of the Board and Chief Executive Officer of the Company. See "Certain Transactions" for information concerning certain transactions and relationships between the Company and Mr. Szlam. Simultaneously with the expansion of the Board of Directors following the completion of this offering, the Company will establish a Compensation Committee to review the performance of executive officers, establish overall employee compensation policies and recommend to the Board of Directors major compensation programs. No voting member of the Compensation Committee will be an executive officer of the Company. Messrs. Szlam and Smith will be ex officio members of the Compensation Committee.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Upon the closing of this offering, the Company's Amended and Restated Articles of Incorporation will provide that the liability of the directors for monetary damages shall be limited to the fullest extent permissible under Georgia law. Under Georgia law, liability of a director cannot be limited for
(i) any appropriation, in violation of his duties, of any business opportunity of the Company, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) any liability under Section 14-2-832 of the GBCC, which relates to unlawful payments of dividends and unlawful stock repurchases and redemptions, or (iv) any transaction from which he derived an improper personal benefit. This limitation of liability will not affect the availability of injunctive relief or other equitable remedies.

     Upon the closing of this offering, the Company's Amended and Restated Bylaws will provide that the Company shall indemnify each of its directors and officers to the extent that he is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of the Company, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding; provided, however, that no indemnification shall be made for (i) any appropriation, in violation of his duties, of any business opportunity of the Company, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law,
(iii) any liability under Section 14-2-832 of the GBCC, which relates to unlawful payments of dividends and unlawful stock repurchases and redemptions, or (iv) any transaction from which he derived an improper personal benefit.

     The Company intends to maintain directors and officers liability insurance coverage following this offering.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of February 28, 1997, and as adjusted to reflect the sale by the Company of the shares offered hereby, by
(i) each director of the Company; (ii) each of the Named Executive Officers;
(iii) each shareholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock; and (iv) all executive officers and directors as a group. Except as otherwise noted, the persons or entities named in the table have sole voting and investment power with respect to all the shares of Common Stock beneficially owned by them, subject to community property laws where applicable.

                                                                                   PERCENTAGE OF
                                                                                    COMMON STOCK
                                                                                    OUTSTANDING
                                                            NUMBER OF SHARES    --------------------
                                                              BENEFICIALLY       BEFORE      AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                          OWNED          OFFERING    OFFERING
---------------------------------------                     ----------------    --------    --------
Aleksander Szlam (2)......................................     11,143,395        100.0%       76.1%
J. Neil Smith (3).........................................             --           --          --
Lee H. Davies (4).........................................          5,000            *           *
Dean A. Trumbull (5)......................................             --           --          --
John M. Goodeve-Docker (6)................................          5,000            *           *
All executive officers and directors as a group (10
  persons)(7).............................................     11,163,395        100.0%       76.1%

---------------

  * Less than 1%.
(1) Except as set forth herein, the street address of the named beneficial owner is c/o Melita International Corporation, 5051 Peachtree Corners Circle, Norcross, Georgia 30092-2500.
(2) Consists of 11,143,395 shares held by a limited partnership controlled by Mr. Szlam.
(3) Excludes 450,000 shares issuable pursuant to currently vested options exercisable beginning 14 months after the closing of this offering, subject to certain acceleration and defeasance provisions. See "Agreements with Employees."
(4) Includes 5,000 shares issuable pursuant to currently exercisable options.
(5) Excludes 10,000 shares issuable pursuant to currently vested options exercisable beginning 14 months after the closing of this offering.
(6) Includes 5,000 shares issuable pursuant to currently exercisable options.
(7) Includes 11,143,395 shares held by a limited partnership controlled by Mr. Szlam and 20,000 shares issuable pursuant to currently exercisable options. Excludes 460,000 shares issuable pursuant to currently vested options exercisable beginning 14 months after the closing of this offering.

                              CERTAIN TRANSACTIONS

RELATED PARTY TRANSACTIONS

     In August 1994, the Company entered into a lease agreement with an unrelated party to lease its headquarters facility commencing April 1995. The agreement provides for annual lease payments ranging from $542,000 to $636,000 per year over a ten-year term. In November 1995, Mr. Szlam, the Company's Chairman of the Board, Chief Executive Officer and principal shareholder, purchased the facility through a limited liability company controlled by Mr. Szlam and his wife. The limited liability company now rents the facility to the Company under the terms of the original lease. Rent expense paid to the limited liability company was $60,000 and $543,000 in 1995 and 1996, respectively.

     During 1994, the Company paid $325,000 in research and development fees to an entity owned by Mr. Szlam's brother-in-law.

     The Board of Directors of the Company has adopted a resolution whereby all future transactions, including any loans from the Company to its officers, directors, principal shareholders or affiliates, will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested members of the Board of Directors, if required by law, or a majority of the disinterested shareholders, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

COMBINATION OF MELITA EUROPE AND INVENTIONS

     Upon the effective date of this offering, the Company will acquire Melita Europe and Inventions by share exchanges with their existing shareholders, which are Mr. Szlam, a limited partnership controlled by Mr. Szlam and a trust controlled by his spouse. The Company will issue a total of 3,143,395 shares of its Common Stock to the shareholders of Melita Europe and Inventions in such share exchanges. The exchange ratios and number of shares issued in the share exchanges were based on relative valuations of the Company, Melita Europe and Inventions determined by an independent appraisal firm.

S CORPORATION DISTRIBUTION AND TERMINATION OF S CORPORATION STATUS

     Upon the Termination Date, the Company will terminate its status as an S corporation under the Code. All undistributed S corporation earnings through the Termination Date will be distributed to the Company's principal shareholder using a portion of the net proceeds of this offering. See "Termination of S Corporation Status and Related Distributions," "-- Repayment of Shareholder Notes" below and Notes 1 and 3 of the Notes to Combined Financial Statements.

REPAYMENT OF SHAREHOLDER NOTES

     In connection with a June 19, 1992 distribution of S corporation accumulated earnings, Melita issued a note payable (the "1992 Note") to Mr. Szlam in the principal amount of $3.0 million. The note bears interest at a rate equal to the prime rate plus 1% per annum, and the outstanding principal balance of this note as of March 1, 1997, was $2.4 million. Interest on the note is payable monthly, and principal is payable in 16 equal quarterly installments beginning July 1, 1996. The note contains an acceleration provision at the option of the noteholder upon certain designated changes in ownership, which was triggered by changes in the capital structure in February 1997. The largest amount outstanding under this note during 1996 was $3.0 million.

     In connection with a February 7, 1997 distribution of S corporation earnings accumulated through December 31, 1996, Melita and Inventions issued notes payable (the "1997 Notes") to Mr. Szlam. These two notes have an aggregate principal amount of $12.9 million. Each of the notes bears interest at the minimum rate required to avoid imputation of interest using the applicable federal rate under the Code (currently 5.7%). The outstanding principal balance on these notes as of March 31, 1997, was $12.9 million, and the largest aggregate amount outstanding under these notes during the period from issuance to March 31, 1997 was $13.2 million. Payment of these notes is due in full upon demand.

     The 1992 Note and 1997 Notes will be repaid in full with a portion of the net proceeds of this offering.

TAX INDEMNIFICATION AGREEMENT

     Melita and Inventions have entered into Tax Indemnification Agreements with their existing shareholders prior to this offering providing for, among other things, the indemnification of the Company by such shareholders for any federal and state income taxes (including interest) incurred by the Company if for any reason the Company is deemed to be treated as a C corporation during any period for which it reported its earnings to the taxing authorities as an S corporation. The Tax Indemnification Agreements further provide for the cross-indemnification of the Company and of each existing shareholder for certain additional taxes (including interest and, in the case of existing shareholders, penalties) resulting from the Company's operations during the period in which it was an S corporation.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the effectiveness of this offering, the Company's authorized capital stock will consist of 100,000,000 shares of Common Stock, no par value per share, and 20,000,000 shares of preferred stock, no par value per share. As of March 1, 1997, after giving effect to the issuance of 3,143,395 shares of Common Stock in connection with the Combination, the Company had issued and outstanding 11,143,395 shares of Common Stock held by three stockholders of record. The following description of the capital stock of the Company is a summary and is qualified in its entirety by the provisions of the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     Holders of shares of Common Stock are entitled to one vote per share for the election of directors and on all matters to be submitted to a vote of the Company's shareholders. The Common Stock does not have cumulative voting rights, and, as a result, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election and the holders of the remaining shares will not be able to elect any directors. Subject to the rights of any holders of preferred stock which may be issued in the future, the holders of shares of Common Stock are entitled to share ratably in such dividends as may be declared by the Board of Directors and paid by the Company out of funds legally available therefor. In the event of dissolution, liquidation or winding up of the Company, holders of shares of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities and liquidation preferences, if any. Holders of shares of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares of Common Stock to be issued by the Company in connection with this offering will be, duly authorized, validly issued, fully paid and nonassessable. The rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights, privileges and preferences of the holders of any shares of preferred stock that the Company may designate and issue in the future.

PREFERRED STOCK

     The Board of Directors is authorized, subject to certain limitations prescribed by law, without further shareholder approval, to issue from time to time up to an aggregate of 20,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions on the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of the Company. There are no outstanding shares of preferred stock, and no series have been designated. The Company does not currently have any intention to designate or issue any preferred stock.

CERTAIN PROVISIONS OF ARTICLES OF INCORPORATION AND BYLAWS

     The Amended and Restated Bylaws provide that special meetings of shareholders may be called only by (i) the Board of Directors, (ii) the Chairman of the Board of Directors (if one is so appointed), (iii) the Chief Executive Officer, (iv) the President of the Company or (v) holders of not less than 50% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

     The Company's Amended and Restated Bylaws establish an advance notice procedure for the nomination of candidates for election as directors and other shareholder proposals to be considered at shareholders meetings, other than by or at the direction of the Board of Directors or other designated parties. Notice of shareholder proposals and director nominations must be given timely in writing to the Secretary of the Company before the meeting at which such matters are to be acted upon or directors are to be elected. Such notice, to be timely, must be received at the principal executive offices of the Company not less than 60 days before the date of the meeting at which the director(s) are to be elected or the proposal is to be considered;

however, if less than 70 days notice or prior public disclosure of the date of the scheduled meeting is given or made, notice by the shareholder, to be timely, must be delivered or received not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting is mailed to shareholders or public disclosure of the date of such meeting is made.

     Notice to the Company from a shareholder who intends to present a proposal or to nominate a person for election as a director at a shareholders' meeting must contain certain information about the shareholder giving such notice and, in the case of director nominations, all information that would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee (including such person's written consent to serve as a director if so elected). If the chairman of the meeting determines that a shareholder's proposal or nomination is not made in accordance with the procedures set forth in the Amended and Restated Bylaws, such proposal or nomination, at the direction of such presiding officer, may be disregarded. The notice requirement for shareholder proposals contained in the Amended and Restated Bylaws does not restrict a shareholder's right to include proposals in the Company's annual proxy materials pursuant to rules promulgated under the Securities Exchange Act of 1934, as amended.

     The Board of Directors shall have the power to increase or decrease the authorized number of directors, with or without shareholder approval. Newly created directorships resulting from any increase in the number of directors or any vacancy on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors then in office or, if not filled by the directors, by the shareholders.

     In discharging the duties of their respective positions and in determining what is believed to be in the best interest of the Company, the Board of Directors, and individual directors, in addition to considering the effects of any action on the Company or is shareholders, may, to the extent permitted by applicable Georgia law, consider the interests of the employees, customers, suppliers and creditors of the Company and its subsidiaries, the communities in which offices or other establishments of the Company and its subsidiaries are located, and all other factors such directors may consider pertinent; provided, however, that this provision of the Company's Amended and Restated Articles of Incorporation solely grants discretionary authority to the directors and no constituency shall be deemed to have been given any right to consideration thereby.

     The preceding provisions of the Amended and Restated Articles of Incorporation and Bylaws may be changed only upon the affirmative vote of holders of at least a majority of the outstanding shares of Common Stock.

     The provisions of the Amended and Restated Articles of Incorporation and Bylaws summarized in the preceding paragraphs and the provisions of the GBCC described under "Certain Provisions of Georgia Law," contain provisions that may have the effect of delaying, deferring or preventing a non-negotiated merger or other business combination involving the Company. These provisions are intended to encourage any person interested in acquiring the Company to negotiate with and obtain the approval of the Board of Directors in connection with the transaction. Certain of these provisions may, however, discourage a future acquisition of the Company not approved by the Board of Directors in which shareholders might receive an attractive value for their shares or that a substantial number or even a majority of the Company's shareholders might believe to be in their best interest. As a result, shareholders who desire to participate in such a transaction may not have the opportunity to do so. Such provisions could also discourage bids for the Common Stock at a premium to the prevailing market price, as well as create a depressive effect on the market price of the Common Stock.

CERTAIN PROVISIONS OF GEORGIA LAW

     Georgia Business Combination Statute. The Company has elected in its Bylaws to be subject to provisions of the GBCC prohibiting various "business combinations" involving "interested shareholders" for a period of five years after the shareholder becomes an interested shareholder of the Company. Such provisions prohibit any business combination with an interested shareholder unless either (i) prior to such time, the Board of Directors approves either the business combination or the transaction by which such shareholder became an interested shareholder, (ii) in the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder became the beneficial owner of at least 90% of the outstanding voting stock of the Company which was not held by directors, officers, affiliates thereof, subsidiaries or certain employee stock option plans of the Company, or (iii) subsequent to becoming an interested shareholder, such shareholder acquired additional shares resulting in such shareholder owning at least 90% of the outstanding voting stock of the Company and the business combination is approved by a majority of the disinterested shareholders' shares not held by directors, officers, affiliates thereof, subsidiaries or certain employee stock option plans of the Company. Under the relevant provisions of the GBCC, a "business combination" is defined to include, among other things, (i) any merger, consolidation, share exchange or any sale, transfer or other disposition (or series of related sales or transfers) of assets of the Company having an aggregate book value of 10% or more of the Company's net assets (measured as of the end of the most recent fiscal quarter), with an interested shareholder of the Company or any other corporation which is or, after giving effect to such business combination, becomes an affiliate of any such interested shareholder,
(ii) the liquidation or dissolution of the Company, (iii) the receipt by an interested shareholder of any benefit from any loan, advance, guarantee, pledge, tax credit or other financial benefit from the Company, other than in the ordinary course of business and (iv) certain other transactions involving the issuance or reclassification of securities of the Company which produce the result that 5% or more of the total equity shares of the Company, or of any class or series thereof, is owned by an interested shareholder. An "interested shareholder" is defined by the GBCC to include any person or entity that, together with its affiliates, beneficially owns or has the right to own 10% or more of the outstanding voting shares of the Company, or any person that is an affiliate of the Company and has, at any time within the preceding two-year period, been the beneficial owner of 10% or more of the outstanding voting shares of the Company. The restrictions on business combinations shall not apply to any person who was an interested shareholder before the adoption of the Bylaw which made the provisions applicable to the Company nor to any persons who subsequently become interested shareholders inadvertently, subsequently divest sufficient shares so that the shareholder ceases to be an interested shareholder and would not, at any time within the five-year period immediately before a business combination involving the shareholder, have been an interested shareholder but for the inadvertent acquisition.

     Georgia Fair Price Statute. The Company has elected in its Bylaws to be subject to the "Fair Price" provisions of the GBCC. These provisions require that a "business combination" with an "interested shareholder" be (a) unanimously approved by "continuing directors" who must constitute at least three members of the board of directors at the time of such approval, or (b) recommended by at least two-thirds of the "continuing directors" and approved by a majority of the shareholders excluding the "interested shareholder," unless certain standards regarding the consideration paid to shareholders in the transaction are met. Subject to certain exceptions, a "business combination" includes (i) any merger or consolidation of the corporation or a subsidiary of the Company; (ii) any share exchange; (iii) any sale, lease, transfer, or other disposition of assets of the Company or its subsidiary occurring within a 12 month period and having an aggregate book value equal to 10% or more of the net assets of the Company; (iv) any transaction that results in the issuance or transfer by the Company of any stock of the Company or the subsidiary representing 5% or more of the total market value of the outstanding stock of the Company to any interested shareholder within a 12 month period, except pursuant to a transaction that effects a pro rata distribution to all shareholders of the Company; (v) the adoption of any plan or proposal for the liquidation or dissolution of the corporation in which anything other than cash will be received by an interested shareholder; and (vi) any transaction occurring within a 12 month period involving the Company or a subsidiary of the Company that has the effect of increasing by 5% or more the proportionate share of the stock of any class or series of the Company or the subsidiary that is directly or beneficially owned by the interested shareholder. An "interested shareholder" is defined the same as it is defined in the Georgia Business Combination Statute. A "continuing director" includes any director who is not an affiliate or associate of an interested shareholder or any board approved successor of such a director who is not an affiliate or associate of an interested shareholder.

     The Fair Price provisions do not restrict a business combination if: (a) the aggregate amount of the cash, and fair market value of any non-cash property, measured five days before the consummation date, to be received per share by the shareholders is at least equal to the highest of: (i) the highest per share price, including brokerage commissions, transfer taxes, and soliciting dealers' fees, paid by the interested shareholder for any shares of the same class or series acquired by it within two years preceding the announcement date or in the transaction in which it became an interested shareholder; (ii) the higher of the fair market value per share as determined on the announcement date or the determination date; or (iii) in the case of shares other than common shares, the highest amount per share to which preferred shareholders are entitled in the event of liquidation, dissolution, or winding up of the corporation, provided that subparagraph (iii) shall only be applicable if the interested shareholder acquired the shares within the two year period immediately preceding the announcement date; and (b) shareholders receive cash or the form of consideration used in the past by the interested shareholder to purchase the largest number of shares of such class or series. Further, subject to exceptions, prior to the time the business combination with the interested shareholder takes place, without the approval of the board of directors, there must have been: (i) no failure to declare and pay full dividends on the Company's outstanding preferred shares; (ii) no reduction in the annual rate of dividends paid on common shares except as to reflect any subdivision of the shares; (iii) an increase in the annual rate of dividends to reflect any reclassification of shares; and (iv) not more than a 1% increase in the interested shareholder's ownership of any of the Company's stock in any 12 month period. An interested shareholder may not receive a direct or indirect benefit, except proportionately as a shareholder, of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantages provided by the corporation or its subsidiaries, either in anticipation of or in connection with such business combination or otherwise.

LISTING

     Application has been made to include the Company's Common Stock on the Nasdaq National Market under the trading symbol "MELI."

TRANSFER AGENT AND REGISTRAR

     The transfer agent for the Company's Common Stock is First Union National Bank of North Carolina.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for the securities of the Company.

     Upon completion of this offering, the Company will have outstanding 14,643,395 shares of Common Stock (assuming no exercise of the underwriters' over-allotment option or options outstanding under the Company's stock option plans). Of these shares, the 3,500,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act (which sales would be subject to certain limitations and restrictions described below). The remaining 11,143,395 shares of Common Stock may be sold in the public market beginning in February 1998, subject to the volume and other limitations of Rule 144 promulgated under the Securities Act. The holders of all of these remaining shares have executed 180-day lock-up agreements with Montgomery Securities. See "Underwriting."

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned shares for a least one year (including the holding period of any prior owner except an affiliate) is entitled to sell in "brokers' transactions" or to market makers, within any three-month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 146,500 shares immediately after this offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are subject to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144. Under Rule 701 under the Securities Act, persons who purchase shares upon exercise of options granted prior to this offering are entitled to sell such shares 90 days after this offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the volume limitation or notice filing provisions of Rule 144.

     After the completion of this offering, the Company intends to file one or more Registration Statements on Form S-8 under the Securities Act to register an aggregate of 1,600,000 shares of Common Stock reserved for issuance under the 1992 Stock Option Plan, the 1997 Stock Option Plan and the Stock Purchase Plan. After the date of such filing, if not otherwise subject to a lock-up agreement, shares purchased pursuant to these plans generally would be available for resale in the public market. The Company has granted options under such plans to purchase an aggregate of 1,104,097 shares of which options to purchase an aggregate of 20,000 shares are currently exercisable. See
"Management -- Employee Benefit Plans."

                                  UNDERWRITING

     The underwriters named below, represented by Montgomery Securities and Robertson, Stephens & Company LLC (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock indicated below opposite their respective names at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares, if any are purchased.

                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
Montgomery Securities.......................................
Robertson, Stephens & Company LLC...........................

                                                              ---------
          Total.............................................  3,500,000
                                                              =========

     The Representatives have advised the Company that the Underwriters propose initially to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow to selected dealers a
concession of not more than $          per share; and the Underwriters may
allow, and such dealers may reallow, a concession of not more than $ per share to certain other dealers. After the initial public offering, the offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.

     The Company has granted the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 525,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the Underwriters. To the extent the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this offering.

     The holders of all of the Company's Common Stock, who immediately following the offering (assuming no exercise of the over-allotment option) collectively will beneficially own 11,143,395 shares of Common Stock, and each of the Company's officers and directors, have agreed that for a period of 180 days after the date of this Prospectus they will not, without the prior written consent of Montgomery Securities, directly or indirectly, sell, offer, contract or grant an option to sell, pledge, transfer, except with respect to certain transfers to family members or trusts for the benefit of family members, establish an open put equivalent position or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock, or publicly announce the intention to do any of the foregoing. In addition, the Company has agreed that for a period of 180 days after the date of this Prospectus it will not, without the consent of Montgomery Securities, directly or indirectly, sell, offer, contract or grant an option to sell, pledge, transfer or otherwise dispose of, or announce the offering of, or file any registration statement under the Securities Act in respect of, any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock, or publicly announce the intention to do any of the foregoing, except for shares of Common Stock offered hereby and shares issued pursuant to the 1992 Stock

Option Plan, the 1997 Stock Option Plan or the Stock Purchase Plan. See "Management -- Employee Benefit Plans" and "Shares Eligible for Future Sale."

     The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

     Certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may involve the purchase of Common Stock of the Company on the Nasdaq National Market or otherwise. Such transactions may stabilize or maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

     The Representatives have advised the Company that the Underwriters do not expect to make sales of Common Stock offered by this Prospectus to accounts over which they exercise discretionary authority in excess of 5% of this offering.

     Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial offering price will be determined through negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations will be the history of and prospects for the Company and the industry in which the Company competes, an assessment of the Company's management, the Company's past and present operations and financial performance, its past and present earnings and the trend of such earnings, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of the offering and the market prices of publicly traded common stocks of comparable companies in recent periods.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of the Common Stock offered hereby will be passed upon for the Company by Morris, Manning & Martin, L.L.P., Atlanta, Georgia. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Hale and Dorr LLP, Washington, D.C.

                                    EXPERTS

     The combined financial statements included in this prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports. In those reports, that firm states that with respect to Melita Europe its opinion is based on the reports of other independent public accountants, namely BDO Stoy Hayward. The financial statements referred to above have been included herein in reliance upon the authority of those firms as experts in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New

York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024, at prescribed rates. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commissions Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. The Commission maintains a World Wide Web Site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     The Company intends to furnish to its shareholders annual reports containing consolidated financial statements audited by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                        MELITA INTERNATIONAL CORPORATION
                   MELITA EUROPE LIMITED AND INVENTIONS, INC.

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
COMBINED FINANCIAL STATEMENTS:
Report of Independent Public Accountants -- Arthur Andersen
  LLP.......................................................  F-2
Report of the Auditors -- BDO Stoy Hayward..................  F-3
Combined Balance Sheets as of December 31, 1995 and 1996 and
  March 31, 1997............................................  F-4
Combined Statements of Operations for the three years in the period ended December 31, 1996 and for the three months
  ended March 31, 1996 and 1997.............................  F-5
Combined Statements of Shareholders' Equity for the three
  years in the period ended December 31, 1996 and for the
  three months ended March 31, 1997.........................  F-6
Combined Statements of Cash Flows for the three years in the period ended December 31, 1996 and for the three months
  ended March 31, 1996 and 1997.............................  F-7
Notes to Combined Financial Statements......................  F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Melita International Corporation,
Melita Europe Limited and
Inventions, Inc.:

     We have audited the accompanying combined balance sheets of MELITA INTERNATIONAL CORPORATION (a Georgia corporation), MELITA EUROPE LIMITED (a private limited company incorporated in the United Kingdom) and INVENTIONS, INC. (a Georgia corporation) (collectively the "Company") as of December 31, 1995 and 1996 and the related combined statements of operations, shareholders' equity, and cash flows for the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Melita Europe Limited, which statements reflect total assets of 8% and 12% at December 31, 1995 and 1996, respectively, and total revenues of 5%, 9%, and 9% of the combined totals for the three years in the period ended December 31, 1996, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the entity, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our audits also included examining, on a test basis, evidence supporting the translation of Melita Europe Limited's financial statements from British pounds to US dollars and from the Companies Act of 1985 to generally accepted accounting principles. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the combined financial position of Melita International Corporation, Melita Europe Limited and Inventions, Inc. as of December 31, 1995 and 1996 and the combined results of their operations and their cash flows for the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP

Atlanta, Georgia

February 28, 1997


(except with respect to the


matter discussed in Note 9,


as to which the date is


June 4, 1997)

                             MELITA EUROPE LIMITED

                             REPORT OF THE AUDITORS

To the shareholders of Melita Europe Limited:

     We have audited the financial statements of Melita Europe Limited for the three years ended 31 December 1996.

  Respective responsibilities of directors and auditors

     The Company's directors are responsible for the preparation of the financial statements. It is our responsibility to form an independent opinion, based on our audits, on those statements and to report our opinion to you.

  Basis of opinion

     We conducted our audits in accordance with Auditing Standards issued by the Auditing Practices Board. The results of the audits would not have been materially different had the audits been conducted in accordance with Generally Accepted Auditing Standards in the United States. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the Company's circumstances, consistently applied and adequately disclosed.

     We planned and performed our audits so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

  Opinion

     In our opinion the financial statements and including those for the years ended 31 December 1994 and 1995 as previously audited by us, give a true and fair view of the state of the Company's affairs as at 31 December 1996 and of its profit for the three years ended 31 December 1996 and have been properly prepared in accordance with the Companies Act 1985.

BDO Stoy Hayward
Chartered Accountants
  and Registered Auditors
Ewell, Epsom, Surrey

25 April 1997

                       MELITA INTERNATIONAL CORPORATION,
                   MELITA EUROPE LIMITED AND INVENTIONS, INC.

                            COMBINED BALANCE SHEETS

                                                                DECEMBER 31,                       PRO FORMA
                                                              -----------------    MARCH 31,       MARCH 31,
                                                               1995      1996         1997       1997 (NOTE 8)
                                                              -------   -------   ------------   --------------
                                                                                           (UNAUDITED)
                                                                      (IN THOUSANDS, EXCEPT SHARE DATA)
                                                    ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 5,959   $ 9,849     $11,687         $     0
  Accounts receivable, net of allowance for doubtful
    accounts of $331
    and $487 at December 31, 1995 and 1996, respectively,
    and $495 at March 31, 1997..............................    9,203    11,860      11,187          11,187
  Inventories...............................................    3,027     2,442       1,919           1,919
  Deferred taxes............................................        0         0           0           1,060
  Prepaid expenses and other................................      342       170         473             473
                                                              -------   -------     -------         -------
        Total current assets................................   18,531    24,321      25,266          14,639
                                                              -------   -------     -------         -------
Property and equipment, at cost:
  Furniture and fixtures....................................    1,341     1,361       1,366           1,366
  Equipment.................................................    4,255     5,476       5,957           5,957
  Leasehold improvements....................................      166       343         343             343
                                                              -------   -------     -------         -------
        Total property and equipment........................    5,762     7,180       7,666           7,666
  Less accumulated depreciation and amortization............    3,423     4,456      (4,848)         (4,848)
                                                              -------   -------     -------         -------
        Net property and equipment..........................    2,339     2,724       2,818           2,818
                                                              -------   -------     -------         -------
Other assets................................................       58        24          21              21
                                                              -------   -------     -------         -------
                                                              $20,928   $27,069     $28,105         $17,478
                                                              =======   =======     =======         =======
                                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Cash overdraft............................................  $     0   $     0     $     0         $ 6,150
  Accounts payable..........................................    2,763     2,429       2,999           2,999
  Accrued liabilities.......................................    3,416     4,210       4,178           4,299
  Deferred revenue..........................................    2,593     3,065       3,850           3,850
  Customer deposits.........................................    2,432     3,849       3,211           3,211
  Current maturities of notes payable to shareholder (Note
    2)......................................................      375     2,625      15,337               0
  Current maturities of capital lease obligations (Note
    5)......................................................       48        19          15              15
                                                              -------   -------     -------         -------
        Total current liabilities...........................   11,627    16,197      29,590          20,524
                                                              -------   -------     -------         -------
Notes payable to shareholder, net of current maturities
  (Note 2)..................................................    2,625         0           0               0
                                                              -------   -------     -------         -------
Capital lease obligations, net of current maturities (Note
  5)........................................................       19         0           0               0
                                                              -------   -------     -------         -------
Commitments and contingencies (Note 5)
Shareholders' equity:
  Preferred stock:
    Melita International Corporation, no par value;
      20,000,000 shares authorized, no shares issued and
      outstanding at December 31, 1995 and 1996 and March
      31, 1997 and March 31, 1997 pro forma.................        0         0           0               0
  Common stock:
    Melita International Corporation, no par value;
      100,000,000 shares authorized, 8,000,000 shares issued
      and outstanding December 31, 1995 and 1996, and
      11,143,395 shares issued and outstanding March 31,
      1997 and March 31, 1997 pro forma.....................        2         2           2              69
    Melita Europe Limited, L1 par value; 50,000 shares
      authorized, 31,328 shares issued and outstanding
      December 31, 1995 and 1996, and March 31, 1997, no
      shares issued and outstanding pro forma...............       46        46          46               0
    Inventions, Inc., $5 par value; 100 shares authorized,
      100 shares issued and outstanding December 31, 1995
      and 1996, and March 31, 1997, no shares issued and
      outstanding pro forma.................................        1         1           1               0
  Additional paid-in capital................................       20        20          20               0
  Cumulative foreign currency translation adjustment........        5        35          13              13
  Retained earnings (deficit)...............................    6,583    10,768      (1,567)         (3,128)
                                                              -------   -------     -------         -------
        Total shareholders' equity (deficit)................    6,657    10,872      (1,485)         (3,046)
                                                              -------   -------     -------         -------
                                                              $20,928   $27,069     $28,105         $17,478
                                                              =======   =======     =======         =======

 The accompanying notes are an integral part of these combined balance sheets.

                       MELITA INTERNATIONAL CORPORATION,
                   MELITA EUROPE LIMITED AND INVENTIONS, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                                             THREE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,          MARCH 31,
                                               ---------------------------   -------------------
                                                1994      1995      1996       1996       1997
                                               -------   -------   -------   --------   --------
                                                                                 (UNAUDITED)
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues:
  Product....................................  $18,186   $24,620   $32,077    $ 7,691    $10,265
  Service....................................    8,970    10,662    15,463      3,330      4,404
                                               -------   -------   -------    -------    -------
          Total revenues.....................   27,156    35,282    47,540     11,021     14,669
                                               -------   -------   -------    -------    -------
Cost of revenues:
  Product....................................    6,310     8,730    11,494      2,449      3,836
  Service....................................    3,254     5,282     6,863      1,439      1,931
                                               -------   -------   -------    -------    -------
          Total cost of revenues.............    9,564    14,012    18,357      3,888      5,767
                                               -------   -------   -------    -------    -------
Gross margin.................................   17,592    21,270    29,183      7,133      8,902
                                               -------   -------   -------    -------    -------
Operating expenses:
  Research and development...................    3,660     4,050     5,070        945      1,381
  Selling, general, and administrative.......   11,332    12,559    16,765      4,137      5,134
                                               -------   -------   -------    -------    -------
          Total operating expenses...........   14,992    16,609    21,835      5,082      6,515
                                               -------   -------   -------    -------    -------
Income from operations.......................    2,600     4,661     7,348      2,051      2,387
Other income (expense), net..................       46        88       261        (11)       (51)
                                               -------   -------   -------    -------    -------
Income before income taxes...................    2,646     4,749     7,609      2,040      2,336
Income tax (benefit) provision...............      (26)        0         0          0         16
                                               -------   -------   -------    -------    -------
Net income before pro forma income taxes.....    2,672     4,749     7,609      2,040      2,320
Pro forma income taxes.......................    1,164     1,794     2,827        762        895
                                               -------   -------   -------    -------    -------
Pro forma net income.........................  $ 1,508   $ 2,955   $ 4,782    $ 1,278    $ 1,425
                                               =======   =======   =======    =======    =======
Pro forma net income per common and common
  equivalent share...........................                      $  0.39               $  0.11
                                                                   =======               =======
Pro forma weighted average common and common
  equivalent shares outstanding..............                       12,363                12,647
                                                                   =======               =======

   The accompanying notes are an integral part of these combined statements.

                       MELITA INTERNATIONAL CORPORATION,
                   MELITA EUROPE LIMITED AND INVENTIONS, INC.

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                               COMMON STOCK
                                         --------------------------------------------------------
                                               MELITA                                                            CUMULATIVE
                                           INTERNATIONAL       MELITA EUROPE                                       FOREIGN
                       PREFERRED STOCK      CORPORATION           LIMITED       INVENTIONS, INC.    ADDITIONAL    CURRENCY
                       ---------------   ------------------   ---------------   -----------------    PAID-IN     TRANSLATION
                       SHARES   AMOUNT    SHARES     AMOUNT   SHARES   AMOUNT   SHARES    AMOUNT     CAPITAL     ADJUSTMENT
                       ------   ------   ---------   ------   ------   ------   -------   -------   ----------   -----------
                                                         (IN THOUSANDS, EXCEPT SHARE DATA)
Balance, December 31,
  1993...............     0       $0     8,000,000     $2     31,328    $46       100        $1        $20           $ 8
  Net income before
    pro forma income
    taxes............     0        0             0      0          0      0         0         0          0             0
  Distributions to
    shareholders.....     0        0             0      0          0      0         0         0          0             0
  Foreign currency
    translation
    adjustment.......     0        0             0      0          0      0         0         0          0            (3)
                         --       --     ---------     --     ------    ---       ---        --        ---           ---
Balance, December 31,
  1994...............     0        0     8,000,000      2     31,328     46       100         1         20             5
  Net income before
    pro forma income
    taxes............     0        0             0      0          0      0         0         0          0             0
  Distributions to
    shareholders.....     0        0             0      0          0      0         0         0          0             0
  Foreign currency
    translation
    adjustment.......     0        0             0      0          0      0         0         0          0             0
                         --       --     ---------     --     ------    ---       ---        --        ---           ---
Balance, December 31,
  1995...............     0        0     8,000,000      2     31,328     46       100         1         20             5
  Net income before
    pro forma income
    taxes............     0        0             0      0          0      0         0         0          0             0
  Distributions to
    shareholders.....     0        0             0      0          0      0         0         0          0             0
  Foreign currency
    translation
    adjustment.......     0        0             0      0          0      0         0         0          0            30
                         --       --     ---------     --     ------    ---       ---        --        ---           ---
Balance, December 31,
  1996...............     0        0     8,000,000      2     31,328     46       100         1         20            35
Net income before pro
  forma income taxes
  (unaudited)........     0        0             0      0          0      0         0         0          0             0
Note and cash
  distributions to
  shareholders
  (unaudited)........     0        0             0      0          0      0         0         0          0             0
Foreign currency
  translation
  adjustment
  (unaudited)........     0        0             0      0          0      0         0         0          0           (22)
                         --       --     ---------     --     ------    ---       ---        --        ---           ---
Balance, March 31,
  1997 (unaudited)...     0       $0     8,000,000     $2     31,328    $46       100        $1        $20           $13
                         ==       ==     =========     ==     ======    ===       ===        ==        ===           ===


                       RETAINED
                       EARNINGS     TOTAL
                       ---------   --------

Balance, December 31,
  1993...............  $  7,282    $  7,359
  Net income before
    pro forma income
    taxes............     2,672       2,672
  Distributions to
    shareholders.....    (2,924)     (2,924)
  Foreign currency
    translation
    adjustment.......         0          (3)
                       --------    --------
Balance, December 31,
  1994...............     7,030       7,104
  Net income before
    pro forma income
    taxes............     4,749       4,749
  Distributions to
    shareholders.....    (5,196)     (5,196)
  Foreign currency
    translation
    adjustment.......         0           0
                       --------    --------
Balance, December 31,
  1995...............     6,583       6,657
  Net income before
    pro forma income
    taxes............     7,609       7,609
  Distributions to
    shareholders.....    (3,424)     (3,424)
  Foreign currency
    translation
    adjustment.......         0          30
                       --------    --------
Balance, December 31,
  1996...............    10,768      10,872
Net income before pro
  forma income taxes
  (unaudited)........     2,320       2,320
Note and cash
  distributions to
  shareholders
  (unaudited)........   (14,655)    (14,655)
Foreign currency
  translation
  adjustment
  (unaudited)........         0         (22)
                       --------    --------
Balance, March 31,
  1997 (unaudited)...  $ (1,567)   $ (1,485)
                       ========    ========

   The accompanying notes are an integral part of these combined statements.

                       MELITA INTERNATIONAL CORPORATION,
                   MELITA EUROPE LIMITED AND INVENTIONS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                            THREE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,           MARCH 31,
                                           -----------------------------    ------------------
                                            1994       1995       1996       1996       1997
                                           -------    -------    -------    -------    -------
                                                                               (UNAUDITED)
                                                             (IN THOUSANDS)
Cash flows from operating activities:
  Pro forma net income...................  $ 1,508    $ 2,955    $ 4,782    $ 1,278    $ 1,425
                                           -------    -------    -------    -------    -------
  Adjustments to reconcile pro forma net
     income to net cash provided by
     operating activities:
     Pro forma income taxes..............    1,164      1,794      2,827        762        895
     Depreciation and amortization.......      768        997      1,141        242        392
     (Gain) loss on sale of property and
       equipment.........................        0        (51)         6          0          0
     Changes in assets and liabilities:
       Accounts receivable...............      130     (1,095)    (2,657)    (2,455)       673
       Inventories.......................     (355)      (990)       585       (221)       524
       Prepaid expenses and other
          assets.........................     (405)       165        172         56       (303)
       Accounts payable..................      154      1,595       (334)      (256)       570
       Accrued liabilities...............      178        161        794         75       (180)
       Deferred revenue..................      996        607        472      1,119        785
       Customer deposits.................      975      1,416      1,417       (176)      (638)
       Other, net........................      (51)       (18)        63         15        (19)
                                           -------    -------    -------    -------    -------
          Total adjustments..............    3,554      4,581      4,486       (839)     2,699
                                           -------    -------    -------    -------    -------
          Net cash provided by operating
            activities...................    5,062      7,536      9,268        439      4,124
                                           -------    -------    -------    -------    -------
Cash flows from investing activities:
  Purchases of property and equipment....     (783)    (1,879)    (1,531)      (267)      (486)
  Proceeds from sale of property and
     equipment...........................        0        132          0          0          0
                                           -------    -------    -------    -------    -------
          Net cash used in investing
            activities...................     (783)    (1,747)    (1,531)      (267)      (486)
                                           -------    -------    -------    -------    -------
Cash flows from financing activities:
  Repayment of capital lease
     obligations.........................      (65)       (40)       (48)       (16)        (4)
  Repayment of note payable to
     shareholder.........................        0          0       (375)         0       (188)
  Distributions to shareholders..........   (2,924)    (5,196)    (3,424)    (1,386)    (1,608)
                                           -------    -------    -------    -------    -------
          Net cash used in financing
            activities...................   (2,989)    (5,236)    (3,847)    (1,402)    (1,800)
                                           -------    -------    -------    -------    -------
Net change in cash and cash
  equivalents............................    1,290        553      3,890     (1,230)     1,838
Cash and cash equivalents, beginning of
  year...................................    4,116      5,406      5,959      5,959      9,849
                                           -------    -------    -------    -------    -------
Cash and cash equivalents, end of year...  $ 5,406    $ 5,959    $ 9,849    $ 4,729    $11,687
                                           =======    =======    =======    =======    =======
Cash paid for interest during the year...  $   265    $   302    $   279    $    71    $    56
                                           =======    =======    =======    =======    =======
Income taxes paid........................  $     0    $    29    $     0    $     0    $    16
                                           =======    =======    =======    =======    =======

   The accompanying notes are an integral part of these combined statements.

                       MELITA INTERNATIONAL CORPORATION,
                   MELITA EUROPE LIMITED AND INVENTIONS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
          FOR THE FISCAL YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                 (INFORMATION AS OF MARCH 31, 1997 AND FOR THE
            THREE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

1.  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Melita International Corporation ("Melita"), Melita Europe Limited ("Melita Europe"), and Inventions, Inc. ("Inventions") (collectively, the "Company") are effectively owned and controlled by related individuals. The Company is a provider of customer contact and call management systems that enable customers to operate efficient call centers. The Company's principal product, PhoneFrame CS, is an integrated system comprised of both hardware and software. Melita offers periodic ongoing maintenance support of its products. The Company also offers fee-based installation, training and consulting services. The Company markets its products worldwide through direct sales forces and through distributors in Europe, Latin America and Asia (Note 7).

     The Company is planning an initial public offering (the "Offering") of its common stock. In connection with the planned Offering, the Company will convert from an S corporation to a C corporation and Melita Europe and Inventions will be combined into Melita (Note 8).

BASIS OF COMBINATION

     The policy of the Company is to present combined financial statements including the accounts of Melita, Melita Europe and Inventions, since all are under common control. All significant intercompany accounts and transactions have been eliminated in combination.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash or cash equivalents.

INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out method) or market. Cost includes raw materials, labor and overhead. Market is defined as replacement cost for work in progress and purchased parts and net realizable value for finished goods.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and are depreciated primarily using an accelerated depreciation method over the following estimated useful lives:

Furniture and fixtures   Five to seven years
Equipment                Three to five years
Leasehold improvements   Remaining life of lease

INCOME TAXES

     Melita and Inventions are organized as S corporations under the Internal Revenue Code and, therefore, are not subject to federal income taxes. The income or loss of Melita and Inventions is included in the shareholders' individual federal and state tax returns, and as such, no provision for income taxes is recorded in the accompanying combined statements of operations. The Company has historically made distributions to cover the shareholders' anticipated tax liability.

                       MELITA INTERNATIONAL CORPORATION,
                   MELITA EUROPE LIMITED AND INVENTIONS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The accompanying combined financial statements reflect a provision for income taxes on a pro forma basis as if the Company were liable for federal and state income taxes as a taxable corporate entity throughout the years presented. The pro forma income tax provision has been computed by applying the Company's anticipated statutory tax rate to pretax income, adjusted for permanent tax differences (Note 3).

FOREIGN CURRENCY TRANSLATION

     The financial statements of Melita Europe are translated into U.S. dollars in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation." Net assets of Melita Europe are translated at the current rates of exchange. Income and expense items are translated at the average exchange rate for the year. The resulting translation adjustments are recorded in shareholders' equity. The Company has recognized foreign exchange gains (losses) of approximately $31,000, $(2,000) and $162,000 in fiscal 1994, 1995 and 1996, respectively, and $0 and $(83,000) for the three months ended March 31, 1996 and 1997, respectively.

REVENUE RECOGNITION

     The Company generates product revenues primarily from its principal product, PhoneFrame CS, an integrated system comprised of both hardware and software. The Company's service revenues are generated from maintenance contracts which include support, parts and labor and software update rights. Service revenues also include fee-based installation, training and consulting services.

     The Company recognizes product revenues upon shipment of the product and when the Company has no significant obligations yet to be satisfied. The Company's sales contracts provide for certain payment terms normally based upon signing the contract, customer receipt of the product, and commencement of operation of the customer's system.

     Revenues from maintenance contracts are recognized ratably over the term of the contractual support period which ranges up to 5 years. If maintenance is included in the original integrated product contract, such amounts are unbundled from the license fee based on the value established by independent sale of such maintenance to customers. Consulting revenues are primarily related to implementation services performed under separate service arrangements related to the installation of the Company's hardware and software products. Revenues from consulting, installation and training services are recognized as the services are performed.

     Deferred revenues primarily relate to products that have not yet been delivered and maintenance services which have been paid by the customers prior to the performance of those services. Deferred revenue amounted to $2,593,000 and $3,065,000 at December 31, 1995 and 1996, respectively, and $3,851,000 at March 31, 1997.

CAPITALIZED SOFTWARE DEVELOPMENT COSTS

     Research and development expenditures are charged to expense as incurred. The system software delivers the functionality and controls the hardware components. Computer software development costs of the system software products are charged to research and development expense until technological feasibility is established, after which remaining software production costs are capitalized in accordance with SFAS No. 86, "Accounting for Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." The Company has defined technological feasibility of its products as the point in time at which the Company has a working model of the related product, which is when the product has achieved "beta" status. Historically, the development costs incurred during the period between the achievement of beta status by a product and the point at which the product is available for general release to customers have not been material. Accordingly,

                       MELITA INTERNATIONAL CORPORATION,
                   MELITA EUROPE LIMITED AND INVENTIONS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

the Company has concluded that the amount of development costs capitalizable under the provisions of SFAS No. 86 was not material to the financial statements for the years ended December 31, 1994, 1995 and 1996 or for the three months ended March 31, 1997. Therefore, the Company has charged all software development costs to expense as incurred for the years ended December 31, 1994, 1995 and 1996 and the three months ended March 31, 1997.

WARRANTY COSTS

     The Company generally warranties its products for 90 days and provides for estimated warranty costs upon shipment of such products. Warranty costs have not been and are not anticipated to be significant.

CONCENTRATIONS OF CREDIT RISK

     Concentrations of credit risk with respect to accounts receivable are limited due to the wide variety of customers and markets for which the Company's services are provided as well as their dispersion across many different geographic areas. As a result, as of December 31, 1995 and 1996, the Company did not consider itself to have any significant concentrations of credit risk. During 1996, the Company's five largest customers accounted for approximately 24.5% of the Company's total revenues. In 1995, the Company's five largest customers accounted for approximately 24.8% of its total revenues. Although the particular customers may change from period to period, the Company expects that large sales to a limited number of customers will continue to account for a significant percentage of its revenues in any particular period for the foreseeable future.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRO FORMA NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE

     Pro forma net income per common and common equivalent share is computed using the weighted average number of shares of common stock and dilutive common stock equivalent shares ("CSEs") from stock options using the treasury stock method. Additionally, the weighted average common and common equivalent shares outstanding reflect the shares issued as a result of the combination of Melita, Melita Europe and Inventions and the effects of the stock recapitalization discussed in Note 8 as if the events occurred at the beginning of the period. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common stock and CSEs issued at prices below the expected public offering price during the 12-month period prior to filing of the registration statement in connection with the Company's planned Offering have been included in the calculation as if they were outstanding for all periods presented prior to the Offering, regardless of whether they are dilutive. Pursuant to Staff Accounting Bulletin 1B.3, pro forma earnings per share gives effect to the issuance by the Company of the number of shares that, at the assumed public offering price, would yield proceeds in the amount necessary to pay the shareholder distribution discussed in Note 8 that is not covered by the earnings for the year.

     Historical net income per share has not been presented in view of the S corporation status in prior periods and the anticipated change in capital structure upon closing of the planned Offering.

                       MELITA INTERNATIONAL CORPORATION,
                   MELITA EUROPE LIMITED AND INVENTIONS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The book values of accounts receivable, accounts payable and other financial instruments approximate their fair values principally because of the short-term maturities of these instruments. The fair value of the Company's long-term debt is estimated based on the current rates offered to the Company for debt of similar terms and maturities. Under this method, the Company's fair value of long-term debt was not significantly different than the stated value at December 31, 1995 and 1996.

ACCRUED LIABILITIES

     Accrued liabilities include the following (in thousands):

                                                            DECEMBER 31,
                                                          ----------------    MARCH 31,
                                                           1995      1996       1997
                                                          ------    ------    ---------
Accrued salaries and wages..............................  $1,666    $2,437     $2,367
Other current liabilities...............................   1,193       807      1,506
Accrued royalties.......................................     293       689         24
Accrued rent............................................     264       277        281
                                                          ------    ------     ------
          Total accrued liabilities.....................  $3,416    $4,210     $4,178
                                                          ======    ======     ======

NEW ACCOUNTING PRONOUNCEMENTS

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company's adoption of SFAS No. 121 in the first quarter of 1996 did not have a significant impact on the Company's combined financial statements.

     The American Institute of Certified Public Accountants has issued an exposure draft to amend the provisions of Statement of Position 91-1, "Software Revenue Recognition." The adoption of the standards in the current version of the exposure draft would not be expected to have a significant impact on the Company's combined financial statements.

RECLASSIFICATIONS

     Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

2.  NOTES PAYABLE TO SHAREHOLDER

     Notes payable to shareholder are as follows (in thousands):

                                                            DECEMBER 31,
                                                          ----------------    MARCH 31,
                                                           1995      1996       1997
                                                          ------    ------    ---------
Note payable to shareholder; due in equal quarterly
  installments of $187,500 beginning July 1, 1996,
  interest payable monthly at the prime rate plus 1%
  (9.25% at December 31, 1996)..........................  $3,000    $2,625     $ 2,437
Notes payable to shareholder; due upon demand, interest
  accrues monthly at the applicable federal rate
  (approximately 5.7% at February 7, 1997) (Note 8).....       0         0      12,900
Less current maturities.................................     375     2,625      15,337
                                                          ------    ------     -------
Note payable to shareholder, net of current
  maturities............................................  $2,625    $    0     $     0
                                                          ======    ======     =======

                       MELITA INTERNATIONAL CORPORATION,
                   MELITA EUROPE LIMITED AND INVENTIONS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Interest paid to shareholder was $251,000, $294,000 and $271,000 for the years ended December 31, 1994, 1995 and 1996, respectively, and $69,000 and $56,000 for the three months ended March 31, 1996 and 1997, respectively.

     The installment note payable to shareholder contains an acceleration provision at the option of the shareholder upon certain changes in capital structure, as defined. As a result of the stock recapitalization discussed in
Note 9, that right became exercisable. The note has therefore been classified as current at December 31, 1996 as a result of the acceleration option.

3.  INCOME TAXES

     In connection with the planned Offering, the Company will convert from an S corporation to a C corporation and, accordingly, will be subject to future federal and state income taxes. Upon conversion to C corporation status, the Company will record deferred taxes for which it will be responsible following termination of S corporation status. The assets below will be reflected on the balance sheet of the Company with a corresponding non-recurring income amount in the statement of operations at the completion of the Offering. The components of the pro forma total deferred tax assets as of December 31, 1996 are as follows (in thousands):

Deferred tax assets:
  Deferred revenue..........................................    $  321
  Other accrued liabilities.................................       198
  Allowance for doubtful accounts...........................       171
  Accrued commissions.......................................       115
  Accrued rent..............................................       105
  Depreciation..............................................        95
  Inventory.................................................        56
                                                                ------
          Total deferred tax assets.........................    $1,061
                                                                ======

     The following summarizes the components of the pro forma income tax provision for the years ended December 31, 1994, 1995 and 1996 (in thousands):

                                                            1994      1995      1996
                                                           ------    ------    ------
Current domestic taxes:
  Federal................................................  $  664    $1,572    $2,775
  State..................................................      78       185       326
Foreign taxes............................................      (9)        2       (75)
Deferred taxes...........................................     431        35      (199)
                                                           ------    ------    ------
                                                           $1,164    $1,794    $2,827
                                                           ======    ======    ======

                       MELITA INTERNATIONAL CORPORATION,
                   MELITA EUROPE LIMITED AND INVENTIONS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     A reconciliation from the federal statutory rate to the pro forma tax provision for the years ended December 31, 1994, 1995 and 1996 is as follows:

                                                             1994      1995      1996
                                                             ----      ----      ----
Statutory federal tax rate.................................  34.0%     34.0%     34.0%
State income taxes, net of federal tax benefit.............   4.0       4.0       4.0
Foreign operations.........................................   4.0      (0.9)     (1.3)
Other......................................................   1.6       0.7       0.5
                                                             ----      ----      ----
                                                             43.6%     37.8%     37.2%
                                                             ====      ====      ====

     The Company's effective tax rate is affected by the income or loss at Melita Europe. Melita Europe incurred a loss in fiscal 1994 and had income in 1995 and 1996. This effect is included above as foreign operations. The Company's net operating loss carryforwards are immaterial at December 31, 1996.

4.  BENEFIT PLAN

     Melita has a profit-sharing plan (the "Plan") for substantially all Melita employees meeting the eligibility requirements as defined in the plan agreement. The Plan provides for annual contributions by Melita at the discretion of the board of directors. The Plan also contains a 401(k) feature which allows participants to contribute up to 15% of their eligible compensation, as defined, and provides for discretionary employer matching contributions. Total contributions by Melita to the Plan were $92,000, $90,000 and $119,000 for fiscal 1994, 1995 and 1996, respectively. The Company expensed $31,000 and $63,000 for the three months ended March 31, 1996 and 1997, respectively, related to this Plan.

5.  COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

     At December 31, 1996, the present value of future minimum capital lease payments and future minimum operating lease payments (including leases with related parties) under noncancelable operating leases were as follows (in thousands):

                                                              CAPITAL    OPERATING
                                                              LEASES      LEASES
                                                              -------    ---------
1997........................................................    $19       $  659
1998........................................................      0          628
1999........................................................      0          624
2000........................................................      0          581
2001........................................................      0          589
Thereafter..................................................      0        2,369
                                                                ---       ------
          Total future minimum lease payments...............     19       $5,450
                                                                          ======
Less amounts representing interest..........................      0
                                                                ---
Present value of future minimum lease payments..............    $19
                                                                ===

     The Company's capital and operating leases are primarily for equipment and rental of facilities. Total rental expense for operating leases was $840,000, $728,000 and $751,000 in fiscal 1994, 1995 and 1996, respectively, and $226,000 and $162,000 for the three months ended March 31, 1996 and 1997, respectively.

     In August 1994, the Company entered into a lease agreement with an unrelated party to lease land and buildings commencing April 1995. The agreement provides for annual rentals of approximately $542,000 to $636,000 per year over a ten-year term. In November 1995, the Company's majority shareholder purchased

                       MELITA INTERNATIONAL CORPORATION,
                   MELITA EUROPE LIMITED AND INVENTIONS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

the land and buildings and now rents them to the Company under the terms of the original lease. Rent expense paid to the shareholder was $60,000 and $543,000 in fiscal 1995 and 1996, respectively, and $181,000 and $136,000 for the three months ended March 31, 1996 and 1997, respectively.

LEGAL PROCEEDINGS

     Many of the Company's installations involve products that are critical to the operations of its clients' businesses. Any failure in a Company product could result in a claim for substantial damages against the Company, regardless of the Company's responsibility for such failure. Although the Company attempts to limit contractually its liability for damages arising from product failures or negligent acts or omissions, there can be no assurance the limitations of liability set forth in its contracts will be enforceable in all instances.

     The Company is subject to legal proceedings and claims which have arisen in the ordinary course of business. In the opinion of management, the amount of potential liability with respect to these actions will not materially affect the financial position or results of operations of the Company.

RELATED-PARTY TRANSACTIONS

     During 1994, the Company incurred and paid $325,000 in research and development fees to a related party (through family relationship). The Company did not incur these fees in 1995 or 1996.

6.  STOCK OPTION PLANS

     During 1992, the Company approved a stock option plan (the "1992 Plan") for key employees for which 640,000 shares of common stock were authorized for use in the plan. During 1995, the number of authorized shares was increased to 1,000,000 shares of common stock. Options under the plan are granted at estimated fair market value as determined by the board of directors and are exercisable 14 months after an initial public offering or ratably over a three-year period beginning seven years from the plan initiation date, but in no case can the exercise period continue beyond 10 years. Options granted vest ratably over a four- or five-year employment period. The Company reserves the right to purchase vested options at the then-estimated fair market value, less the applicable exercise price prior to the date of an initial public offering. During 1994, 1995 and 1996, the Company purchased 22,311, 44,294 and 30,250, respectively, vested but unexercisable options held by terminated employees for $3,570, $2,658 and $39,774, respectively. Cash paid to repurchase options is expensed as incurred.

     On February 6, 1997, the Company approved the 1997 Stock Option Plan (the "1997 Plan") for which 1,350,000 shares of common stock were authorized for issuance less any options issued under the 1992 stock option plan. Options under the 1997 Plan are granted at the estimated fair market value and are exercisable based on the specific terms of the stock option grant, but in no case can extend beyond ten years past the date of grant. The options vest primarily over a four-year period subject to acceleration upon the achievement of certain performance measures. On February 6, 1997, the Company issued options to purchase an aggregate of 125,000 shares of common stock at $5.50 per share under the 1997 Plan. As of March 31, 1997, 20,000 options were exercisable under the 1997 Plan.

                       MELITA INTERNATIONAL CORPORATION,
                   MELITA EUROPE LIMITED AND INVENTIONS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Activity for the 1992 Plan and the 1997 Plan is as follows:

                                                                            OPTION
                                                              OPTIONS        PRICE
                                                              --------    -----------
Options outstanding at December 31, 1993....................   303,848    $2.75-$2.96
  Granted...................................................    36,375           2.91
  Exercised.................................................         0
  Forfeited/repurchased.....................................   (58,098)    2.75- 2.96
                                                             ---------
Outstanding at December 31, 1994............................   282,125     2.75- 2.96
  Granted...................................................   740,525     2.81- 3.00
  Exercised.................................................         0
  Forfeited/repurchased.....................................  (161,200)          2.81
                                                             ---------
Outstanding at December 31, 1995............................   861,450     2.75- 3.00
  Granted...................................................   133,785           4.07
  Exercised.................................................         0
  Forfeited/repurchased.....................................   (57,463)    2.75- 4.07
                                                             ---------
Outstanding at December 31, 1996............................   937,772     2.75- 4.07
  Granted...................................................   168,325           5.50
  Exercised.................................................         0
  Forfeited/repurchased.....................................    (2,000)    2.81- 4.07
                                                             ---------
Outstanding at March 31, 1997............................... 1,104,097
                                                             =========

     At December 31, 1996, options to purchase 62,228 shares were available for future grant and no shares were exercisable due to the stock option plan provision for the exercise date noted above. At March 31, 1997, options to purchase 20,000 shares were excercisable and 245,903 shares were available for grant.

     During 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" which defines a fair value-based method of accounting for an employee stock option plan or similar equity instrument. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting in APB No. 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value-based method of accounting defined in the statement had been applied.

     The Company has elected to account for its stock-based compensation plan under APB No. 25; however, the Company has computed for pro forma disclosure purposes the value of all options granted during 1995 and 1996 using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following weighted average assumptions used for grants in 1995 and 1996:

Risk-free interest rate.....................................   5.4%-7.8%
Expected dividend yield.....................................          0
Expected lives..............................................  4-5 years
Expected volatility.........................................         65%

     The total value of the options granted during the years ended December 31, 1995 and 1996 were computed as approximately $996,000 and $264,000, respectively, which would be amortized over the vesting period of the options. If the Company had accounted for these plans in accordance with SFAS No. 123, the

                       MELITA INTERNATIONAL CORPORATION,
                   MELITA EUROPE LIMITED AND INVENTIONS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Company's reported pro forma net income and pro forma net income per share for the years ended December 31, 1995 and 1996 would have decreased to the following pro forma amounts (in thousands):

                                                               1995     1996
                                                              ------   ------
Pro forma net income:
  As reported in the financial statements...................  $2,955   $4,782
  Pro forma in accordance with SFAS No. 123.................   2,867    4,581
Pro forma net income per common and common equivalent share
  As reported in the financial statements...................      --      .39
  Pro forma in accordance with SFAS No. 123.................      --      .37

7.  SEGMENT AND GEOGRAPHIC INFORMATION

     The Company is a multinational corporation with operations in the United States and the United Kingdom.

     The following represents total revenues, net income and total assets of the following countries representing over 10% of the combined totals for the periods presented (in thousands):

                                                                            THREE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,           MARCH 31,
                                           -----------------------------    ------------------
                                            1994       1995       1996       1996       1997
                                           -------    -------    -------    -------    -------
United States:
  Total revenues.........................  $21,483    $27,356    $37,568    $ 9,361    $13,777
  Net income.............................    3,093      4,624      7,157      2,303      3,069
  Total assets...........................   16,704     19,305     23,799     20,695     26,790
United Kingdom:
  Total revenues.........................  $ 1,309    $ 3,252    $ 4,292    $   415    $   326
  Net (loss) income......................     (421)       125        452       (263)      (749)
  Total assets...........................      931      1,623      3,270      1,638      1,315
Other:
  Total revenues.........................  $ 4,364    $ 4,674    $ 5,680    $ 1,245    $   566

8.  SUBSEQUENT EVENTS

INITIAL PUBLIC OFFERING

     In the second quarter of 1997, the Company is planning an initial public offering of its common stock. There can be no assurance that the Offering will be completed. Prior to the Offering, the Company will pay a cash distribution to shareholders equal to the amount of undistributed S corporation earnings for both Melita and Inventions from September 1, 1988 through the date of the Offering.

COMBINATION

     Concurrent with the Offering, the shareholders of Melita Europe and Inventions will contribute their respective shares in exchange for 3,143,395 shares of Melita. The combination will be treated similar to a pooling of interest and no step-up in basis will be recorded as the entities involved are under common control.

UNAUDITED PRO FORMA INFORMATION

     The accompanying unaudited pro forma combined balance sheet as of March 31, 1997 is based on the Company's historical balance sheet as of March 31, 1997, as adjusted to reflect (i) the combination of Melita,

                       MELITA INTERNATIONAL CORPORATION,
                   MELITA EUROPE LIMITED AND INVENTIONS, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Melita Europe and Inventions through the issuance of 3,143,395 shares of Melita's no par value common stock (post recapitalization and reverse stock split), (ii) the payment of the notes payable to shareholder of $15,337,000 and the accrued interest thereon as discussed below, (iii) the recording of current deferred tax assets of approximately $1,060,000 as a result of the change in corporate filing status upon the consummation of the offering discussed in Note 3, and (iv) the effects on historical retained earnings of the payment of the distribution to shareholders of the undistributed S corporation earnings at March 31, 1997. The pro forma information does not give effect to the proceeds to the Company of the Offering.

     Using a portion of the proceeds of the Offering and other funds, the Company intends to distribute to the pre-offering shareholders all undistributed S corporation earnings from September 1, 1988 to the effective date of the Offering. At December 31, 1996, the undistributed S corporation earnings of the Company were approximately $14,400,000. Subsequent to December 31, 1996, the Company distributed these amounts to the principal shareholders in the form of approximately $1,500,000 in cash and two notes having an aggregate principal amount of approximately $12,900,000. The notes carry an interest rate equal to the applicable federal rate under the Internal Revenue Code, (approximately 5.7% at February 7, 1997). The principal amount of the notes, together with the accrued interest on the notes through the effective date of the Offering (estimated to be approximately $250,000), will be repaid using a portion of the proceeds of the Offering. At March 31, 1997, the additional undistributed S corporation earnings of the Company were estimated to be approximately $2,500,000. The Company expects to accumulate additional earnings from April 1, 1997 to the effective date of the Offering which will also be distributed to the pre-offering shareholders.

9.  STOCK RECAPITALIZATION

     On February 7, 1997, the Company and Inventions recapitalized their authorized, issued, and outstanding common stock by declaring a stock dividend of 99 shares of nonvoting common stock with respect to each outstanding share of voting common stock. In connection with the stock dividend, the Company amended its articles of incorporation to increase its authorized capital stock to 2,000,000,000 shares, consisting of 20,000,000 shares of voting common stock and 1,980,000,000 shares of nonvoting common stock and Inventions amended its articles of incorporation to increase its authorized capital stock to 10,000 shares, consisting of 100 shares of voting common stock and 9,900 shares of nonvoting common stock. Concurrently with the effective date of the Offering, the Company will effect a 100 to 1 reverse stock split to return the number of authorized, issued, and outstanding shares to the original number of shares. Accordingly, the financial statements reflect the capitalization of the Company as if the stock dividend and the reverse stock split occurred at the beginning of each period presented.

     Additionally, upon completion of this Offering, the Company's authorized capital stock will consist of 100,000,000 shares of common stock, no par value per share, and 20,000,000 shares of preferred stock, no par value per share.

3. Inside (second to) back page graphics portray a screen generated by the Company's Magellan product. The screen is labeled "Magellan Application Interpreter." The text appearing above the picture of the screen is as follows:

         "Provides agent with information, not just data....

         Megellan(TM) navigates multiple corporate data sources and presents needed information in a Single System Image View(TM). Solutions from basic "screen pops" to sophisticated customer interaction applications can be created and modified on-the-fly without programming. Magellan(TM) allows applications to be developed and deployed quickly, making agents more efficient by presenting them with the information needed to make timely and informed decisions."


The image of the "Magellan Application Interpreter" screen is enhanced by text that highlights Magellan's features as follows:

             - Employs script windows to bring together text and real-time data from multiple resources.

             -   Customer data may be entered with the click of a mouse.

             -   Customizes on-line help functions.

             -   Displays talk time with the call gauge.

             -   Programmable action buttons for background applications.

             - Buttons may be customized to display specific actions and reactions.

             -   Imports visual elements in graphic boxes.

4.  Inside back page is captioned:

         "Melita's Command Post(TM) graphical desktop lets supervisors monitor call center activity at a glance." Graphics portray a screen generated by the Company's PhoneFrame(R) CS product. The screen is labeled "Production Monitoring." Features of the screen are highlighted by the following text:

         "   -   Call List Display Panel.  Displays status of active calling lists.

             - The Tool Bar. Brings up different productivity views to monitor and control the activity of a call center.

             - Agent Status Legend. User defined legends to choose conditions or calling states.

             - ViewPort Display Area. Real time production monitoring of agent status using customized floor plans.

             - Trunk State Display Panel. Graphically depicts enabled and disabled trunk states."

======================================================

  No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction in which such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.

                          ----------------------------

                               TABLE OF CONTENTS

                          ----------------------------

                                        Page
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    6
Termination of S Corporation Status
  and Related Distributions...........   14
Use of Proceeds.......................   15
Dividend Policy.......................   15
Capitalization........................   16
Dilution..............................   17
Selected Combined Financial Data......   18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   20
Business..............................   27
Management............................   39
Principal Shareholders................   46
Certain Transactions..................   47
Description of Capital Stock..........   49
Shares Eligible for Future Sale.......   53
Underwriting..........................   54
Legal Matters.........................   55
Experts...............................   55
Additional Information................   55
Index to Combined Financial
  Statements..........................  F-1

                          ----------------------------

  Until             , 1997 (25 days after the date of this Prospectus), all
dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.
======================================================
======================================================

                                3,500,000 SHARES

                          MELITA(R) INTERNATIONAL LOGO

                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                             MONTGOMERY SECURITIES

                         ROBERTSON, STEPHENS & COMPANY

                                            , 1997

======================================================

                                    PART II

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


Securities and Exchange Commission registration fee.........  $   10,606
National Association of Securities Dealers, Inc. fee........       4,000
Nasdaq National Market listing fee..........................      54,109
Accountants' fees and expenses..............................     250,000
Legal fees and expenses.....................................     350,000
Blue Sky fees and expenses..................................      10,000
Transfer Agent's fees and expenses..........................      10,000
Printing and engraving expenses.............................     200,000
Miscellaneous...............................................     411,285
                                                              ----------
          Total Expenses....................................  $1,300,000
                                                              ==========



ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     The Company's Amended and Restated Bylaws provide that the Company shall indemnify each of its directors and officers to the extent that he or she is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer, employee or agent of the Company, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding; provided, however, that no indemnification shall be made for (i) any appropriation, in violation of his duties, of any business opportunity of the Company, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) any liability under
Section 14-2-832 of the GBCC, which relates to unlawful payments of dividends and unlawful stock repurchases and redemptions, or (iv) any transaction from which he or she derived an improper personal benefit.

     Section 8 of the Underwriting Agreement filed as Exhibit 1.1 hereto also contains certain provisions pursuant to which certain officers, directors and controlling persons of the Company may be entitled to be indemnified by the Underwriters named therein.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, the Registrant has issued the securities set forth below which were not registered under the Securities Act.

     In connection with the Company's acquisition of all of the outstanding shares of Melita Europe and Inventions by share exchange, upon the effective date of this offering the Company will issue a total of 3,143,395 shares of its Common Stock to the former shareholders of Melita Europe and Inventions. The consideration to be issued by the Company was determined based on a share exchange ratio analysis of the Company, Melita Europe and Inventions by an independent appraiser which established their relative values to be $60,753,982, $4,225,000 and $16,200,000, respectively.

     The Registrant has issued stock options for an aggregate of 1,659,485 shares of its Common Stock under the 1992 Stock Option Plan and the 1997 Stock Option Plan. Options for an aggregate of 1,104,097 shares are currently outstanding at a weighted average exercise price of $3.43 per share.

     No underwriters were engaged in connection with any of the foregoing issuances of securities. The sale and issuance of shares listed above were exempt from registration under the Securities Act by virtue of Sections 3(a), 3(b) and 4(a) of the Securities Act and in reliance on Rule 701 and Regulation D promulgated thereunder.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits. The following is a list of exhibits filed as part of the Registration Statement.


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 1.1      --   Form of Underwriting Agreement.
 2.1+     --   Share Exchange Agreement by and between the Registrant and the shareholders of Melita Europe Limited.
 2.2+     --   Share Exchange Agreement by and between the Registrant and the shareholders of Inventions, Inc.
 3.1+     --   Restated Articles of Incorporation of the Registrant dated
               June 4, 1992, as amended February 7, 1997.
 3.2+     --   Bylaws of the Registrant.
 3.3+     --   Form of Amended and Restated Articles of Incorporation of
               the Registrant, to be effective upon the effectiveness of
               this offering.
 3.4+     --   Form of Amended and Restated Bylaws of the Registrant, to be
               effective upon the effectiveness of this offering.
 4.1+     --   See Exhibits 3.3 and 3.4 for provisions of the Amended and
               Restated Articles of Incorporation and Amended and Restated
               Bylaws of the Registrant defining rights of the holders of
               Common Stock of the Registrant.
 4.2+     --   Specimen Stock Certificate.
 5.1      --   Opinion of Morris, Manning & Martin, L.L.P., Counsel to the
               Registrant, as to the legality of the shares being
               registered.
10.1+     --   Lease Agreement between the Registrant and 5051 Peachtree
               Corners Circle, L.L.C.
10.2+     --   1992 Stock Option Plan effective June 4, 1992, as amended
               March 1, 1997.
10.3+     --   1997 Stock Option Plan effective February 6, 1997.
10.4+     --   Employee Stock Purchase Plan adopted March 1, 1997.
10.5+     --   401(k) Profit Sharing Plan as amended effective January 1,
               1993.
10.6+     --   Employment Agreement between the Registrant and Aleksander
               Szlam dated March 5, 1997.
10.7+     --   Employment Agreement between the Registrant and J. Neil
               Smith dated March 5, 1997.
10.8+     --   Form of Tax Indemnification Agreement between the Registrant and certain shareholders of the Registrant.
10.9+     --   Form of Tax Indemnification Agreement between Inventions,
               Inc. and certain shareholders of Inventions, Inc.
10.10+    --   $3,000,000 Note of the Registrant in favor of Aleksander
               Szlam dated June 19, 1992.
11.1+     --   Statement re: Computation of Per Share Earnings.
21.1+     --   List of Subsidiaries.
23.1      --   Consent of Arthur Andersen LLP.
23.2      --   Consent of BDO Stoy Hayward.
23.3      --   Consent of Morris, Manning & Martin, L.L.P. (included in
               Exhibit 5.1).
24.1+     --   Powers of Attorney (included on signature page).
27.1+     --   Financial Data Schedule. (For SEC use only)
99.1+     --   Report of Independent Public Accountants on Financial
               Statement Schedule.


---------------


+ Previously filed.


     (b) Financial Statement Schedules: Schedule II -- Valuation and Qualifying Accounts.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The Registrant hereby undertakes that:

          (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

          (ii) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 4th day of June, 1997.


                                          Melita International Corporation

                                          By:        /s/ J. NEIL SMITH
                                            ------------------------------------
                                                       J. Neil Smith
                                               President and Chief Operating
                                                           Officer

     Pursuant to the requirements of the Securities Act, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----

                /s/ ALEKSANDER SZLAM                   Chairman of the Board and Chief  June 4, 1997
-----------------------------------------------------    Executive Officer (Principal
                  Aleksander Szlam                       Executive Officer)

                  /s/ J. NEIL SMITH                    Director                         June 4, 1997
-----------------------------------------------------
                    J. Neil Smith

                  /s/ MARK B. ADAMS                    Vice President, Finance and      June 4, 1997
-----------------------------------------------------    Chief Financial Officer
                    Mark B. Adams                        (Principal Financial and
                                                         Accounting Officer)

                                                                     SCHEDULE II

                        MELITA INTERNATIONAL CORPORATION
                   MELITA EUROPE LIMITED AND INVENTIONS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                             CHARGED
                                                BALANCE AT   TO COSTS                   BALANCE
                                                BEGINNING      AND                       AT END
                CLASSIFICATION                   OF YEAR     EXPENSES   DEDUCTIONS(1)   OF YEAR
                --------------                  ----------   --------   -------------   --------
1994
  Allowance for doubtful accounts.............   $200,000    $146,000       116,000     $230,000
  Allowance for inventory obsolescence........     40,000      40,000        64,000       16,000
1995
  Allowance for doubtful accounts.............    230,000     117,000        16,000      331,000
  Allowance for inventory obsolescence........     16,000     130,000            --      146,000
1996
  Allowance for doubtful accounts.............    331,000     260,000       104,000      487,000
  Allowance for inventory obsolescence........    146,000     831,000       492,000      485,000

---------------

(1) Represents amounts written off